Execution Version

[Published CUSIP Number: [________]]

CREDIT AGREEMENT

among

INTRAWEST OPERATIONS GROUP HOLDINGS, LLC,
as Holdings,

INTRAWEST OPERATIONS GROUP, LLC,
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto,

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent and Swing Line Lender,

and

GOLDMAN SACHS BANK USA,
as Issuing Bank

Dated as of December 9, 2013

GOLDMAN SACHS LENDING PARTNERS LLC,
CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC.
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Lead Bookrunners,

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SCHEDULES:

1.1A	Commitments
1.1B	Existing Letters of Credit
1.1C	Mortgaged Properties
1.1D	Pledged Equity
1.1E	Grove Funds
1.1F	Fortress Funds
1.1G	[Reserved]
1.1H	Disqualified Assignees
3.15	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
3.19(b)	Mortgage Filing Jurisdictions
3.22	Immaterial Subsidiaries; Excluded Subsidiaries
4.1(f)	Closing Date Lien Searches
4.1(k)	Closing Date Mortgaged Properties
5.12	Post-Closing Matters
6.2(d)	Existing Indebtedness
6.2(m)	Indebtedness Guarantee Obligations
6.2(u)	Undeveloped Land
6.3(o)	Existing Liens
6.3(w)	Rights of First Refusal and Options
6.5(n)	Dispositions
6.8(f)	Non-Wholly-Owned Subsidiary Contractual Obligations
6.8(i)	Existing Investments
7.1(e)	Non-Cross Defaulted Loans

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C-1	Form of Assignment and Acceptance
C-2	Form of Affiliate Lender Assignment and Acceptance
D-1	Form of Term Loan Note
D-2	Form of Revolving Loan Note
D-3	Form of Swing Line Note
E-1	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-2	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
E-3	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-4	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
F	Form of Solvency Certificate
G-1	Form of Funding Notice
G-2	Form of Conversion/Continuation Notice
G-3	Form of Issuance Notice

Appendix A   Notice Addresses

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CREDIT AGREEMENT, dated as of December 9, 2013 among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company (“Holdings”), Intrawest Operations Group, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as administrative agent (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Administrative Agent”) and as Swing Line Lender (as defined below), and GOLDMAN SACHS BANK USA, as Issuing Bank (as defined below).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, through a series of restructuring steps which have occurred or will occur on the date hereof (the “Restructuring Transactions”), (i) Intrawest Europe Holdings S.à r.l., a Luxembourg société à responsabilité limitée (“IEH”), and Intrawest S.à r.l., a Luxembourg société à responsabilité limitée (“ITW”), will contribute the Capital Stock of Intrawest ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta (“Intrawest ULC”), and Intrawest U.S. Holdings Inc., a Delaware corporation (“US Holdings”), to Intrawest Resorts Holdings, Inc., a Delaware corporation and the direct parent of Holdings (“IRH”), and IRH will contribute the Capital Stock of Intrawest ULC and US Holdings to Holdings, which will contribute such Capital Stock to the Borrower; and (ii) the Third Lien Subordinated Loan Documents, the Fourth Lien Subordinated Loan Documents and the Sponsor Loan Documents (in each case, as defined in the Existing First Lien Credit Agreement referred to below) will be modified to release all Intrawest Group Members as obligors, guarantors and pledgors with respect to the obligations thereunder, or such obligations will be exchanged for equity and cancelled, modified and contributed to Intrawest ULC and US Holdings (the “Subordinated Debt Refinancing”);

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, in an aggregate principal amount not to exceed $620,000,000, consisting of $540,000,000 aggregate principal amount of Initial Term Loans (the “Term Loan Facility”), up to $25,000,000 aggregate principal amount of Revolving Commitments (the “Revolving Facility”) and up to $55,000,000 aggregate principal amount of LC Facility Commitments (the “LC Facility”);

WHEREAS, the proceeds of the Initial Term Loans, together with cash on hand and cash contributed down from Intrawest Cayman L.P., an exempted limited partnership registered under the laws of the Cayman Islands (“New Cayman LP”), will be used (A) to refinance or retire all indebtedness outstanding under (i) that certain First Lien Credit Agreement, dated as of December 4, 2012 (the “Existing First Lien Credit Agreement”), as amended, restated, supplemented or otherwise modified prior to the Closing Date, by and among New Cayman LP, Intrawest Holdings S.à r.l., Wintergames Travel L.P., IEH, US Holdings, Intrawest ULC, Steamboat Acquisition LLC, the lenders from time to time party thereto, Goldman Sachs Lending Partners LLC, as administrative agent and as swing line lender, and Goldman Sachs Bank USA, as issuing bank, and (ii) that certain Second Lien Credit Agreement, dated as of December 4, 2012 (the “Existing Second Lien Credit Agreement,” and together with the Existing First Lien Credit Agreement, the “Existing Credit Facilities”), as amended, restated, supplemented or otherwise modified prior to the Closing Date, by and among New Cayman LP, Intrawest Holdings S.à r.l., Wintergames Travel L.P., IEH, US Holdings, Intrawest ULC, Steamboat Acquisition LLC, the lenders from time to time party thereto, and Goldman Sachs Lending Partners LLC, as administrative agent, and (B) to pay fees, commissions and expenses in connection with the Facilities and the refinancing of the Existing Credit Facilities;

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WHEREAS, amounts available under the Revolving Facility will be used (A) for capital expenditures and permitted acquisitions, investments and restricted payments, (B) to provide for the ongoing working capital requirements of the Borrower and its subsidiaries, (C) for general corporate purposes and (D) for the issuance of (or to provide credit support for) letters of credit; and

WHEREAS, the LC Facility will be used solely for the issuance of (or to provide credit support for) letters of credit.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

Section 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Change”: as defined in Section 9.15.

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary (including an Unrestricted Subsidiary), and (b) any other Property of any other Person.

“Acquisition Consideration”: the aggregate consideration paid by any Intrawest Group Member in exchange for, as part of or in connection with any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise, in each case, other than (x) the proceeds of any Non-Recourse Acquisition Indebtedness and (y) consideration in the form of Capital Stock (other than Disqualified Capital Stock) of Holdings, IRH or any other direct or indirect parent of Holdings, or the proceeds that are received from any issuance of such Capital Stock (other than Disqualified Capital Stock) and contributed to Holdings, to the extent Not Otherwise Applied.

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“Adjusted Eurodollar Rate”: for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by the Administrative Agent to be the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on page LIBOR01 of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by JPMorgan Chase Bank, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate with respect to Initial Term Loans shall at no time be less than 1.0% per annum.

“Administrative Agent”: as defined in the preamble hereto.

“Affected Lender”: as defined in Section 2.19(b).

“Affected Loans”: as defined in Section 2.19(b).

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender”: as defined in Section 9.6(d).

“Affiliated Lender Assignment and Acceptance”: an agreement substantially in the form of Exhibit C-2.

“Affiliated Loan Fund”: any Affiliated Lender that is a bona fide debt fund or an investment vehicle that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business (i) whose managers have fiduciary duties to the investors of such fund independent of their fiduciary duties to the investors in the Fortress/Grove Funds and (ii) which none of the Fortress/Grove Funds nor any other private equity, real estate or alternative investment funds or vehicles that are Affiliates of the Fortress/Grove Funds (and that are not engaged in making, purchasing, holding or investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business), directly or indirectly, possesses the power to direct or cause the direction of the investment policies of such entity.

“Agent”: the Administrative Agent, any Deed of Trust Trustee and any other Person appointed under the Loan Documents to serve in an agent or similar capacity, including any Auction Manager.

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“Aggregate Amounts Due”: as defined in Section 2.18.

“Agreement”: this Credit Agreement.

“Agreement Currency”: as defined in Section 9.17(b).

“Alpine”: Alpine Helicopters Inc.

“ALTA”: American Land Title Association.

“Applicable Creditor”: as defined in Section 9.17(b).

“Applicable Leverage Ratio Level” means with respect to the last day of any Test Period ending on any date set forth below, the Total Secured Debt Leverage Ratio set forth below opposite such date:

Date	Total Secured Debt Leverage Ratio
March 31, 2014	7.75 to 1.00
June 30, 2014	7.75 to 1.00
September 30, 2014	7.50 to 1.00
December 31, 2014	7.50 to 1.00
March 31, 2015	6.75 to 1.00
June 30, 2015	6.75 to 1.00
September 30, 2015	6.75 to 1.00
December 31, 2015	6.75 to 1.00
March 31, 2016	6.25 to 1.00
June 30, 2016	6.25 to 1.00
September 30, 2016	6.25 to 1.00
December 31, 2016	6.25 to 1.00
March 31, 2017	5.50 to 1.00
June 30, 2017	5.50 to 1.00
September 30, 2017	5.50 to 1.00
December 31, 2017	5.25 to 1.00
March 31, 2018	4.50 to 1.00
June 30, 2018 and thereafter	4.50 to 1.00

“Applicable Margin”: (i) with respect to Initial Term Loans, a rate per annum equal to (A) with respect to Base Rate Loans, 3.50%, and (B) with respect to Eurodollar Rate Loans, 4.50%; and (ii) with respect to Revolving Loans (A) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending June 30, 2014, a percentage, per annum, determined by reference to the following table as if the Total Secured Debt Leverage Ratio then in effect were 4.50:1.00; and (B) thereafter, a percentage, per annum, determined by reference to the Total Secured Debt Leverage Ratio, calculated on a Pro Forma Basis, in effect from time to time as set forth below:

Total Secured Debt Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
> 4.50:1.00	4.50%	3.50%
< 4.50:1.00	4.25%	3.25%

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No change in the Applicable Margin for Revolving Loans shall be effective until three Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.2(a) calculating the Total Secured Debt Leverage Ratio. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.2(a), the Applicable Margin for Revolving Loans shall be determined as if the Total Secured Debt Leverage Ratio were in excess of 4.50:1.00. Within one Business Day of receipt of the applicable information under Section 5.2(a), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin for Revolving Loans in effect from such date. In the event that the Compliance Certificate delivered pursuant to Section 5.2(a) is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for Revolving Loans for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a correct certificate required by Section 5.2(a) for such Applicable Period, (y) the Applicable Margin for Revolving Loans shall be determined as if the Total Secured Debt Leverage Ratio were in excess of 4.50:1.00 and (z) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.11 or Section 8. The Applicable Margin for any other Class of Loans shall be as set forth in the applicable Extension Amendment, Refinancing Amendment or Incremental Amendment.

“Applicable Reserve Requirement”: at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

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“Arrangers”: Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as joint lead arrangers and joint lead bookrunners.

“Asset Sale”: any Disposition of Property or series of substantially related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b) (except in reference to Section 6.4(c), unless such Disposition is to the Borrower or any Subsidiary), (c), (d), (e), (g), (h), (i), (j), (k), (m), (o), (p), (q), (r), (s) or (t) of Section 6.5) which yields gross proceeds to any Intrawest Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $250,000.

“Asset Sale Threshold Amount”: as defined in Section 2.15(a).

“Assignee”: as defined in Section 9.6(c).

“Assignment and Acceptance”: an agreement substantially in the form of Exhibit C-1 or, in the case of an assignment to an Affiliated Lender, an Affiliated Lender Assignment and Acceptance.

“Assignor”: as defined in Section 9.6(c).

“Auction”: as defined in Section 9.6(i).

“Auction Manager”: the Administrative Agent or one or more other financial institutions or advisors employed by the Borrower to act as arrangers for any Auction.

“Available Amount”: on any date an amount equal to:

(a) the sum of: (i) the Available ECF Amount on such date, plus (ii) the cumulative proceeds from (A) any capital contribution to Holdings made on or prior to such date (but after the Closing Date) or (B) any issuance of Capital Stock (other than Disqualified Capital Stock) of Holdings made on or prior to such date (but after the Closing Date), plus (iii) the cumulative Net Cash Proceeds received on or prior to such date (but after the Closing Date) in connection with a Disposition of the Capital Stock of any Unrestricted Subsidiary of the Borrower; minus

(b) the aggregate amount of (i) Restricted Payments made prior to such date (but after the Closing Date) pursuant to Section 6.6(i), (ii) Voluntary Prepayments made prior to such date (but after the Closing Date) pursuant to Section 6.9(a)(i) or (iii) Investments made prior to such date (but after the Closing Date) pursuant to Section 6.8(p).

“Available ECF Amount”: on any date an amount equal to the cumulative amount of the ECF Annual Builder Basket Amount determined for each Excess Cash Flow Determination Date concluded on or prior to such date.

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“Base Rate”: for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans; provided, however, that notwithstanding the foregoing, the Base Rate with respect to Initial Term Loans shall at no time be less than 2.0% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based on the Base Rate.

“Benefited Lender”: as defined in Section 9.7(a).

“Blue Mountain”: Blue Mountain Resorts Limited, an Ontario corporation.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto; provided that, “Borrower” shall refer to a Successor Borrower upon consummation of any transaction described in Section 6.4(a)(i)(y).

“Borrower Loan Purchase”: as defined in Section 9.6(i).

“Borrower Loan Purchase Effective Date”: as defined in Section 9.6(i).

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans, and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Agent, any Issuing Bank, any Lender or any Lender Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, the Security Agreement, the Guarantee Agreement, any Letter of Credit including, without limitation, any Existing Letter of Credit listed on Schedule 1.1B hereof, regardless of whether the Borrower is the applicant with respect thereto, or the other Loan Documents, any Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, excluding, in each case, Excluded Swap Obligations.

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“Business Day”: (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Canadian Dollars” and “C$”: dollars in lawful currency of Canada.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person during such period that, in accordance with GAAP, are or should be included in the calculation of “additions to property, plant or equipment” or similar items in the statement of cash flows of such Person.

“Capital Lease”: any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP; provided that if at any time an operating lease (or a lease or other arrangement to use property that would be an operating lease under GAAP as in effect on the Closing Date) is required to be recharacterized as a capital lease as a result of a change in GAAP after the Closing Date (including as a result of the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal), then for all purposes hereof such lease shall continue to be treated as an operating lease and not a Capital Lease.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding debt convertible or exchangeable into such capital stock or equivalent ownership interests.

“Cash Collateralize”: in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral (or, with respect to Letters of Credit outstanding at the time the aggregate Commitments are terminated and all other Obligations are paid in full (other than contingent obligations not yet due and payable), a backstop letter of credit reasonably acceptable to the Issuing Bank) in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

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“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canadian government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of (x) the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000 as of the date of acquisition thereof or (y) Canada having combined capital and surplus of not less than C$2,000,000,000 as of the date of acquisition thereof; (c) commercial paper of an issuer rated (i) in the United States at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”) as of the date of acquisition thereof, (ii) in Canada “A-1 low” or better by S&P or P-2 or better by Moody’s as of the date of acquisition thereof, or (iii) an equivalent thereof by any other nationally recognized rating agency as of the date of acquisition thereof, if both named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s as of the date of acquisition thereof; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest in assets substantially all of which satisfy the requirements of clauses (a) through (f) of this definition. With respect to any Investments made by any Foreign Subsidiary or any Investments made in a country outside of the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses (or reasonably equivalent ratings from comparable foreign rating agencies) and (ii) other short-term investments used by such Foreign Subsidiaries in accordance with normal investment practices for cash management in investments reasonably analogous to the foregoing investments described in clauses (a) through (g) above and in this sentence.

“Change of Control”: the occurrence of any of the following events: (i) the acquisition by any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as in effect on the Closing Date), other than any combination of the Permitted Investors, shall have acquired beneficial ownership of more than 50% of the Capital Stock of IRH having the power, directly or indirectly, to vote or direct the voting of securities having the voting power for the election of directors of IRH (determined on a fully diluted basis); (ii) the board of directors of IRH shall cease to consist of a majority of Continuing Directors; (iii) subject to outstanding Management Equity and the issuance of additional Management Equity, IRH shall cease to own and control, of record and beneficially, directly or indirectly in the aggregate, 100% of each class of outstanding Capital Stock of Holdings (except in the case of a merger of Holdings with and into IRH where IRH is the continuing or surviving entity to the extent permitted under Section 6.4(a)); or (iv) subject to outstanding Management Equity and the issuance of additional Management Equity, Holdings shall cease to own and control, of record and beneficially, directly or indirectly in the aggregate, 100% of each class of outstanding Capital Stock of the Borrower, free and clear of all Liens (except Liens created by the Security Documents, other Liens permitted by Section 6.3(q) and Liens created by mandatory law).

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“Class”: (i) with respect to Lenders, Lenders having Loans or Commitments with respect to a particular Class of Loans or Commitments; (ii) with respect to Loans, each of the following classes of Loans having different terms and conditions: (a) Initial Term Loans, (b) each tranche of Incremental Term Loans, (c) each series of Replacement Term Loans, (d) Revolving Loans (including Swing Line Loans) and (e) Loans made under each series of Replacement Revolver Commitments; and (iii) with respect to Commitments, each of the following classes of Commitments having different terms and conditions: (a) Initial Term Loan Commitments, (b) Commitments with respect to each tranche of Incremental Term Loans, (c) Commitments with respect to each series of Replacement Term Loans, (d) Revolving Commitments, (e) each series of Replacement Revolver Commitments, (f) LC Facility Commitments and (g) each series of Replacement LC Commitments. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. After giving effect to any Extension, the Loans and Commitments, as applicable, so extended shall cease to be a part of the Class they were a part of immediately prior to such Extension and shall be a new Class hereunder.

“Closing Date”: the date on which the Initial Term Loans are made.

“Closing Date Mortgaged Property”: as defined in Section 4.1(k).

“Club Intrawest”: the private resort club that is a non-profit, non-stock company incorporated under the laws of Delaware, which club gives members the right to use resort accommodations in any of the resorts in which Club Intrawest owns property using annual allotments of resort points given to its members.

“Club Intrawest Business”: the portfolio of Club Intrawest receivables due from members relating to the sale of membership points.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: any Revolving Commitment, Replacement Revolving Commitment, LC Facility Commitment, Replacement LC Commitment, Initial Term Loan Commitment, commitments with respect to each tranche of Incremental Term Loans and commitments with respect to each series of Replacement Term Loans, in each case, whether or not subject to an Extension.

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“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit A.

“Consolidated Current Assets”: as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities”: as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

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“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person for such period plus, without duplication and to the extent reflected as a charge in Consolidated Net Income for such period, the sum of (a) provision for taxes based on income, profits or capital gains, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, plus all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Capital Stock, (c) depreciation and amortization expense, (d) [reserved], (e) any extraordinary, unusual or non-recurring losses or non-cash expenses (including, for the avoidance of doubt, losses on sales of assets or investments outside of the ordinary course of business), and non-cash impairments of goodwill, intangibles, fixed assets, land and land held for development, (f) expenses associated with legacy real estate activities, including litigation expenses, in an aggregate amount not to exceed $10,000,000 for any Test Period, plus losses on sales of real property for such period and settlements and judgments relating to such development business for such period, (g) any other non-cash charges (including, for the avoidance of doubt, equity incentive plans to the extent not paid in cash and unrealized foreign exchange losses attributable to currency translation), (h) any charges or expenses associated with administering or selling Property no longer used or useful in the business subject to a Disposition in an aggregate amount not to exceed $1,500,000 for any Test Period, (i) any fees, expenses or charges incurred with respect to the Transactions or any Indebtedness permitted to be incurred hereunder, (j) the amount of any restructuring charges, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project, division or new line of business or other business optimization expenses, including, without limitation, costs associated with improvements to IT and accounting functions, integration and facilities opening costs and costs related to the closure and/or consolidation of facilities and operations including, without limitation, any severance costs and related expenses incurred or accrued with respect to workforce reduction efforts and other terminations of employment, in each case, to the extent management believes such charges, expenses or costs are not representative of the underlying performance of the ongoing operations; provided that (A) the aggregate amount of all Restructuring/Cost Savings Adjustments added back pursuant to this clause (j), when added to the aggregate amount of all Restructuring/Cost Savings Adjustments added back pursuant to clause (b) of the definition of “Pro Forma Basis” for any Test Period, shall not exceed 15% of Consolidated EBITDA of the Intrawest Group Members for such Test Period (calculated prior to giving effect to any Restructuring/Cost Savings Adjustments in such Test Period) and (B) with respect to any Test Period, no adjustments shall be added pursuant to this clause (j) to the extent duplicative of any other Restructuring/Cost Savings Adjustments, (k) any payments under the WPRA Lease that are considered operating expenses under GAAP in an aggregate amount not to exceed $4,000,000 for any Test Period, (l) any fees, expenses or charges related to any equity offering (including any equity offering by IRH), Investment, Acquisition (including Permitted Acquisitions) or Disposition, in each case whether or not successful or consummated, (m) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement (in each case, including with respect to IRH), (n) any net loss from disposed, abandoned or discontinued operations or operations that management is winding down and (o) the amount of any directors’ fees or reimbursements (including fees and reimbursements of directors of IRH), minus, to the extent included in Consolidated Net Income for such period, the sum of (a) interest income on a consolidated basis, except income arising from (1) receivables attributable to the sale to the public of membership, resort points and other interests in Club Intrawest and (2) the direct or indirect sale of such receivables in connection with the financing thereof, (b) any extraordinary, unusual or non-recurring income or gains (including, for the avoidance of doubt, any cash or non-cash income or gains from the sales of assets or investments outside of the ordinary course of business), ), (c) real estate development business income or gains (including, without limitation, gains from litigation settlements relating to such development business) and income or gains on sales of real property for such period (excluding, in each case, revenue from the real estate brokerage business of the Intrawest Group Members), (d) any other non-cash income or gains (including, for the avoidance of doubt, unrealized foreign exchange gains attributable to currency translation), (e) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income and (f) any net income from disposed, abandoned or discontinued operations, all as determined on a consolidated basis.

Consolidated EBITDA for any period shall include, without duplication, the Consolidated EBITDA for such period of each of (i) Blue Mountain, (ii) Chateau M.T. Inc., (iii) MHM, (iv) any other Person designated by management that is accounted for by the equity method of accounting and (v) Alpine, but, in each case, only in an amount equal to the Borrower’s pro rata share thereof based on its direct or indirect percentage ownership interest in such Person. To the extent an ownership change occurs during such period, effect shall be given to such ownership change on a pro forma basis during such period.

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“Consolidated Excess Cash Flow”: with respect to Intrawest Group Members, for any four fiscal quarter period (the “Applicable Period”), an amount (if positive) equal to Consolidated Net Income, plus, without duplication:

(a) non-cash charges, losses and expenses, including non-cash interest expense, depreciation, amortization, impairment charges and other write-offs for the Applicable Period to the extent deducted from Consolidated Net Income for such period (excluding any such non-cash charge, loss or expense to the extent that it represents an accrual or reserve for an expected cash payment obligation within the four fiscal quarter period following the Applicable Period),

(b) any cash proceeds received in an Applicable Period that would have been included in the exclusion in clause (a) above for the four fiscal quarter period immediately preceding the Applicable Period, and

(c) the Consolidated Working Capital Adjustment for the Applicable Period (other than any such amount arising from Acquisitions or Dispositions by any Intrawest Group Member completed during such period or the application of purchase accounting), minus, without duplication and to the extent not deducted in the calculation of Consolidated Net Income for the Applicable Period, the amounts for the Applicable Period of:

(d) prepayments or repayments of Indebtedness for borrowed money, together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith (excluding (i) repayments of revolving loans (other than Revolving Loans or Swing Line Loans) except to the extent the revolving commitments associated therewith are permanently reduced in connection with such repayments, (ii) voluntary prepayments of Term Loans and (iii) any prepayments or repayments funded with Net Cash Proceeds of any borrowing or issuance of Indebtedness for borrowed money, capital contributions to any Intrawest Group Member by any Person that is not an Intrawest Group Member (including from the sale of Capital Stock of IRH contributed to Holdings), or net cash proceeds from sales of Capital Stock of any Intrawest Group Member to any Person that is not an Intrawest Group Member (collectively, “Financing Proceeds”)),

(e) cash payments under Capital Leases (excluding any interest expense portion thereof) or other long-term obligations (including pension obligations), together with the aggregate amount of any premiums, make-whole payments or penalties paid in cash and required to be made in connection with any such prepayment or repayment (excluding prepayments funded with Financing Proceeds);

(f) cash payments in respect of Capital Expenditures, excluding payments funded with Financing Proceeds,

(g) cash income tax expense,

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(h) cash payments in respect of Investments made pursuant to Sections 6.8(k), 6.8(o) or 6.8(r) (less, in each case, any amounts received in respect thereof as a return of capital), excluding payments funded with Financing Proceeds,

(i) non-cash income or gains increasing Consolidated Net Income for the Applicable Period,

(j) after-tax gains attributable to Asset Sales to the extent the proceeds of any such Asset Sale are included in the Asset Sale Threshold Amount; and

(k) any cash actually paid in respect of any non-cash losses or charges recorded in a prior period.

“Consolidated Net Income”: of any Intrawest Group Member(s) for any period, the consolidated net income (or loss) of such Intrawest Group Member(s) for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Intrawest Group Members for any period, there shall be excluded (a) the income (or deficit) of any Person that was not a Subsidiary of an Intrawest Group Member that accrued prior to the date it becomes a Subsidiary of an Intrawest Group Member or is merged into or consolidated with any Intrawest Group Member, (b) the income (or deficit) of any Person (other than a Subsidiary of an Intrawest Group Member) in which any Intrawest Group Member has an ownership interest, except to the extent that any such income is actually received by an Intrawest Group Member in the form of dividends or similar distributions and (c) the undistributed earnings of any non-Wholly-Owned Subsidiary of any Intrawest Group Member (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such non-Wholly-Owned Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such non-Wholly-Owned Subsidiary.

“Consolidated Working Capital”: as at any date of determination, the excess of Consolidated Current Assets of Holdings and its Subsidiaries over Consolidated Current Liabilities of Holdings and its Subsidiaries.

“Consolidated Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Construction Related Indebtedness”: Indebtedness incurred to finance construction of improvements with respect to specific real estate and which is secured by such real estate.

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“Continuing Directors”: with respect to IRH, the directors of IRH on the Closing Date, and each other director of Holdings, if such other director’s nomination for election to the board of directors of IRH is recommended by or approved by a vote of at least a majority of the then Continuing Directors of IRH or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of IRH. No “independent director” (as described in Section 303A.02(b) of the New York Stock Exchange Listing Company Manual) of Holdings as of the Closing Date shall be counted in determining “Continuing Directors.”

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound (but not including such agreements, instruments or other undertakings relating to Indebtedness of such Person).

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Conversion/Continuation Date”: the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit G-2.

“Credit Agreement Refinancing Indebtedness”: (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the Extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any Loans or Commitments hereunder or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Credit Agreement Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a weighted average life to maturity equal to or greater, than the Refinanced Credit Agreement Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Credit Agreement Debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Credit Agreement Debt being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date in effect at the time of incurrence of such Indebtedness) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (iv) such Refinanced Credit Agreement Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained or, if such Refinanced Credit Agreement Debt consists of notes, irrevocable notice of redemption shall have been delivered with respect thereto and such redemption shall occur within 45 days.

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“Credit Date”: the date of a Credit Extension.

“Credit Extension”: the making of a Loan or the issuing of a Letter of Credit.

“Cure Amount”: as defined in Section 7.3(a).

“Cure Right”: as defined in Section 7.3(a).

“Debtor Relief Laws”: the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed of Trust Trustee”: a Person acting as the trustee under any Mortgage.

“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the applicable Issuing Bank, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the applicable Issuing Bank or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, the Borrower or the applicable Issuing Bank, to confirm in writing to the Administrative Agent, the Borrower or the applicable Issuing Bank that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Borrower and the applicable Issuing Bank), or (d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

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“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by a Responsible Officer) of non-cash consideration received by an Intrawest Group Member in connection with a Disposition that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, exchange or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Assignee”: any Person listed on Schedule 1.1H or any of such Person’s Affiliates that share a common name, which Schedule may be updated from time to time by the Borrower to add or remove competitors.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, merger, consolidation, amalgamation, liquidation or asset sale (collectively, a “Fundamental Change”) so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the satisfaction of the Termination Conditions), (ii) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part (except as a result of a Fundamental Change so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the satisfaction of the Termination Conditions), (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness (other than Indebtedness permitted pursuant to Section 6.2(p)) or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect.

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“Dollar Equivalent”: on any date, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount in Dollars as determined by the Administrative Agent or the Issuing Bank, as applicable, on such date on the basis of the Exchange Rate for the purchase of Dollars with such Canadian Dollars on such date.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary organized under the Laws of the United States of America, any state thereof or the District of Columbia.

“ECF Annual Builder Basket”: an amount, measured as of any Excess Cash Determination Date, commencing with November 30, 2014, equal to the lesser of (i)(A) 100% minus the ECF Percentage, multiplied by (B) Consolidated Excess Cash Flow for the most recently ended four-fiscal quarter period of Holdings ending on September 30 and (ii) Excess Cash.

“ECF Percentage”: a percentage equal to (i) initially, 50%, (ii) if at any time the Total Secured Debt Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 4.50:1.00, then (unless clause (iii) is applicable), 25%, and (iii) if at any time the Total Secured Debt Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 3.75:1.00, then 0%.

“Eligible Collateral Property”: as defined in Section 5.10(e).

“Environment”: ambient air, indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediments and natural resources such as wetlands, flora and fauna.

“Environmental Claim”: any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with the presence, Release of, or exposure to, any Hazardous Materials; or (iii) in connection with any actual or alleged damage, injury, threat, or harm to health, safety, or the Environment.

“Environmental Laws”: any and all Laws regulating, relating to or imposing liability or standards of conduct concerning protection or regulation of the Environment, human health or employee health and safety, as has been, is now, or may at any time hereafter be, in effect and including, without limitation, the common law insofar as it relates to any of the foregoing.

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“Environmental Permits”: any and all Permits required under, or issued pursuant to, any Environmental Law and including, without limitation, the common law insofar as it relates to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“Eurodollar Rate Loan”: a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default”: any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash”: on any Excess Cash Determination Date, the amount of Total Cash on such date in excess of $40,000,000 (or such lower amount as the Borrower may determine from time to time).

“Excess Cash Determination Date”: November 30 of each year, commencing with November 30, 2014.

“Excess Cash Flow Application Date”: the date that is 90 days after the applicable Excess Cash Determination Date.

“Excess Cash Flow Prepayment Amount”: an amount, measured as of any Excess Cash Determination Date, commencing with November 30, 2014, equal to the lesser of (i) the ECF Percentage multiplied by Consolidated Excess Cash Flow for the most recently ended four fiscal quarter period of Holdings ending on September 30, and (ii) Excess Cash.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate”: on any Business Day, in connection with an amount denominated in Canadian Dollars, the spot selling rate of exchange at which Canadian Dollars may be exchanged into any other currency, as set forth at approximately 11:00 A.M. (New York City time) on such Business Day on the Reuters World Currency Page for Canadian Dollars. In the event that such rate does not appear on any Reuters World Currency Page at such time, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the spot selling rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Canadian Dollars are then being conducted, at or about 11:00 A.M. (New York City time) on such Business Day at which Canadian Dollars may be exchanged into any other currency; provided that if at the time of any such determination, for any reason, no such spot selling rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate in good faith to determine such spot selling rate, and such determination shall be presumed correct absent manifest error.

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“Excluded Information”: information regarding the Term Loans or the applicable Loan Parties hereunder that is not known to a Lender participating in an assignment to an Affiliated Lender pursuant to Section 9.6(d) or in a Borrower Loan Purchase made pursuant to Section 9.6(i) that may be material to a decision by such Lender to participate in such Borrower Loan Purchase, assignment to such Affiliated Lender or such assignment by an Affiliated Lender, as applicable.

“Excluded Subsidiary”: each Subsidiary as of the Closing Date that is listed on Part II of Schedule 3.22 and each other Subsidiary subject to any Contractual Obligation existing as of the Closing Date (or, with respect to any Person which becomes a Subsidiary after the Closing Date, existing at the time such Person becomes a Subsidiary) or Law restricting or limiting the ability of such Subsidiary from guaranteeing any portion of the Obligations.

“Excluded Swap Obligations”: with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Existing Credit Facilities”: as defined in the recitals hereto.

“Existing First Lien Credit Agreement”: as defined in the recitals hereto.

“Existing Letters of Credit”: the Letters of Credit identified on Schedule 1.1B hereto.

“Existing Second Lien Credit Agreement”: as defined in the recitals hereto.

“Extended Maturity Date”: as defined in Section 2.25(a).

“Extension”: as defined in Section 2.25(a).

“Extension Amendment”: as defined in Section 2.25(e).

“Extension Offer”: as defined in Section 2.25(a).

“Facility”: the Term Loan Facility, the Revolving Facility, the LC Facility or any other given Class of Loans or Commitments.

“FATCA”: as defined in Section 2.21(a).

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“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant Event of Default”: as defined in Section 7.1(c).

“Foreign Employee Benefit Plan”: any employee benefit plan as defined in section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Intrawest Group Members, but which is not covered by ERISA pursuant to ERISA section 4(b)(4).

“Foreign Subsidiary”: any Subsidiary other than a Domestic Subsidiary.

“Fortress Funds”: each of the entities listed on Schedule 1.1F hereto.

“Fortress/Grove Funds”: a reference to the Fortress Funds and/or the Grove Funds, individually or collectively, and their Control Investment Affiliates.

“Fronting Exposure”: (a) with respect to any Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by the Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) otherwise with respect to any Letters of Credit, the maximum aggregate amount (or, if applicable, the Dollar Equivalent) which is, or at any time thereafter may become, available for drawing under such Letters of Credit.

“Funding Notice”: a notice substantially in the form of Exhibit G-1.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Goldman Sachs”: as defined in the preamble hereto.

“Governmental Authority”: any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Granting Lender”: as defined in Section 9.6(g).

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“Grantors”: the collective reference to Holdings, the Borrower and the Subsidiary Guarantors, together with any other Person that grants a Lien on any of its Property to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Grove Funds”: collectively, the private equity funds managed by Grove International Partners set forth on Schedule 1.1E.

“Guarantee Agreements”: collectively, (i) the Guarantee Agreement, dated as of Closing Date, made by each of the signatories thereto, in favor of the Administrative Agent for the benefit of the Secured Parties and governed by the Laws of the State of New York, and (ii) any such other guarantee made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, indemnification obligations incurred in the ordinary course of business or obligations in respect of indemnification, purchase price adjustments and earnouts incurred in connection with Permitted Acquisitions and Dispositions permitted under Section 6.5. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which arise under or in connection with the Guarantee Agreement or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, excluding, in each case, Excluded Swap Obligations.

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“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors, together with any other Subsidiary of Holdings or the Borrower or any direct or indirect parent of Holdings added as a Guarantor at the election of the Borrower or pursuant to Section 5.10.

“Hazardous Materials”: any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law; or (ii) can form the basis of any liability under any Environmental Law, including, without limitation, any Environmental Law relating to petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls (“PCBs”) and toxic mold.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Helicopter Business”: the assets of Alpine, Alpine Aerotech Ltd. and Canadian Mountain Holidays Inc., any Subsidiary thereof, any Intrawest Group Member that is the transferee of such assets, or any successor to any of the foregoing, and, if not owned, controlled or managed by any of the foregoing Persons, the aircraft and related assets used in the business of any of the foregoing Persons.

“Holdings”: as defined in the preamble hereto; provided that “Holdings” shall refer to a Successor Holdings upon the consummation of any transaction described in Section 6.4(a)(iv)(y).

“Immaterial Subsidiary”: any Subsidiary of Holdings (other than the Borrower) that is not a Subsidiary Guarantor or an Excluded Subsidiary and, as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.1, has consolidated assets with a book value of $5,000,000 or less. The Immaterial Subsidiaries as of the Closing Date are listed on Part I of Schedule 3.22.

“Increased-Cost Lender”: as defined in Section 2.24.

“Incremental Amendment”: as defined in Section 2.27(c).

“Incremental Amount”: at any time, the sum of (i) $100,000,000, plus (ii) an amount of additional Incremental Term Loans or Incremental Equivalent Debt such that, after giving effect to the incurrence of such Incremental Term Loans or Incremental Equivalent Debt pursuant to this clause (ii), the Intrawest Group Members shall be in Pro Forma Compliance with a Total Secured Debt Leverage Ratio (treating any unsecured Indebtedness incurred under Section 2.27(a) as secured Indebtedness for purposes of calculating the Total Secured Debt Leverage Ratio) of not more than 4.50:1.00.

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“Incremental Equivalent Debt”: one or more series of senior unsecured notes or senior secured first lien notes or senior secured junior lien notes, in each case issued in a public offering or pursuant to Rule 144A of the Securities Act of 1933 or any other private placement or any other exempt transaction, pursuant to an indenture, credit agreement or otherwise; provided that (i) such Incremental Equivalent Debt shall not be issued or guaranteed by any Person other than a Loan Party or a Person who becomes a Loan Party contemporaneously with the issuance of such Incremental Equivalent Debt, (ii) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by a Lien on any asset of the Intrawest Group Members other than any asset constituting Collateral, (iii) if such Incremental Equivalent Debt is secured, the security documents relating to such Incremental Equivalent Debt shall be in substantially the same form as the equivalent Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) if such Incremental Equivalent Debt is secured, then such Incremental Equivalent shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, and (v) the documentation with respect to such Incremental Equivalent Debt that is secured pari passu with the Obligations shall provide that such Incremental Equivalent Debt shall share ratably in any prepayments of the Term Loans unless the lenders providing such Incremental Equivalent Debt elect lesser payments.

“Incremental Term Loans”: as defined in Section 2.27(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) accounts payable and accrued expenses incurred in the ordinary course of such Person’s business, (ii) purchase price adjustment, earn-outs, holdbacks and contingent payment obligations to which the seller of such Property or services may become entitled; provided that, to the extent such payment is fixed and determinable and not otherwise contingent, the amount is paid within 90 days after the date such payment becomes fixed and determinable and not otherwise contingent and (iii) obligations incurred under ERISA or deferred employee or director compensation and accruals for employee expenses or obligations (including workers’ compensation and retiree medical care)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person; provided that, the obligations described in clauses (a) through (g) shall only constitute “Indebtedness” of a Person if and to the extent such obligations would constitute indebtedness or a liability on a balance sheet of such Person (or related footnotes) in accordance with GAAP, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7.1(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

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“Indemnified Liabilities”: as defined in Section 9.5(a).

“Indemnitee”: as defined in Section 9.5(a).

“Information”: as defined in Section 9.14.

“Initial Term Loan”: a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Initial Term Loan Commitment”: the commitment of a Lender to make or otherwise fund a Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Schedule 1.1A or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $540,000,000.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such “plan” is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Installment”: as defined in Section 2.13.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, proprietary technology, proprietary know-how and proprietary processes, and all rights to sue at law or in equity for any infringement or other violation thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Debt Subordination Agreement”: that certain Intercompany Debt Subordination Agreement, dated as of the date hereof, among the Loan Parties, the Intrawest Group Members party thereto that are not Loan Parties and the Administrative Agent.

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“Interest Payment Date”: with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period”: in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six-months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of Term Loans shall extend beyond the Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Determination Date”: with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Intrawest Group Members”: Holdings, the Borrower and each Subsidiary of the Borrower; provided that if any direct or indirect parent of Holdings has been added as a Guarantor at the request of the Borrower, “Intrawest Group Members” shall include such direct or indirect parent of Holdings.

“Intrawest ULC”: as defined in the recitals hereto.

“Investments”: as to any Person, (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and other than advances in the ordinary course of business that would be recorded as accounts receivable of such Person in accordance with GAAP) or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment outstanding at any time shall be the amount actually invested, reduced by any dividend, distribution, return of capital or repayment received by such Person in respect of the Investment, but otherwise without adjustment for subsequent increases or decreases in the value of, or write-ups, write-downs or write-offs with respect to, such Investment.

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“IRH”: as defined in the recitals hereto.

“Issuance Notice”: an Issuance Notice substantially in the form of Exhibit G-3.

“Issuing Bank”: (a) Goldman Sachs Bank USA and (b) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.4(h) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.4(i)), each in its capacity as an issuer of Letters of Credit hereunder; it being understood that the Issuing Bank shall only be obligated to issue standby Letters of Credit and shall not be obligated to issue any commercial Letters of Credit hereunder.

“Judgment Currency”: as defined in Section 9.17(b).

“Latest Maturity Date”: at any date of determination, the latest Maturity Date applicable to any Class of Loans or Commitments hereunder at such time.

“Law”: any law, constitution, statute, treaty, regulation, by-law, rule, ordinance, order, injunction, award, decree or determination of any Governmental Authority.

“LC Facility”: as defined in the recitals hereto.

“LC Facility Commitment”: the commitment of a Lender to acquire participations in LC Facility Letters of Credit hereunder and “LC Facility Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s LC Facility Commitment, if any, is set forth on Schedule 1.1A, the applicable Refinancing Amendment or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the LC Facility Commitments as of the Closing Date is $55,000,000.

“LC Facility Commitment Period”: the period from the Closing Date to but excluding the LC Facility Commitment Termination Date.

“LC Facility Commitment Termination Date”: the earliest to occur of (i) the Maturity Date with respect to the LC Facility (or, with respect to any Replacement LC Commitments, the Maturity Date with respect to such Replacement LC Commitments, or with respect to any Extension of the LC Facility or any Replacement LC Commitments, the Extended Maturity Date with respect thereto), (ii) the date the LC Facility Commitments are permanently reduced to zero pursuant to Section 2.14(b), and (iii) the date of the termination of the LC Facility Commitments pursuant to Section 7.1.

“LC Facility Exposure”: with respect to any Lender as of any date of determination, (i) prior to the termination of the LC Facility Commitments, that Lender’s LC Facility Commitment; and (ii) after the termination of the LC Facility Commitments, the sum of (a) in the case of Issuing Bank, the aggregate LC Facility Letter of Credit Usage in respect of all LC Facility Letters of Credit issued by that Issuing Bank (net of any participations by Lenders in such LC Facility Letters of Credit), and (b) the aggregate amount of all participations by that Lender in any outstanding LC Facility Letters of Credit or any unreimbursed drawing under any LC Facility Letter of Credit.

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“LC Facility Letter of Credit”: a standby letter of credit issued or to be issued by Issuing Bank pursuant to the LC Facility or any Replacement LC Commitments. The Existing Letters of Credit will be deemed to be LC Facility Letters of Credit as of the Closing Date regardless of whether the Borrower is the applicant with respect thereto.

“LC Facility Letter of Credit Usage”: as at any date of determination, the sum of (i) the maximum aggregate amount (or, if applicable, the Dollar Equivalent) which is, or at any time thereafter may become, available for drawing under all LC Facility Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under LC Facility Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.

“Lender Counterparty”: each Lender, the Administrative Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is Administrative Agent or a Lender (or an Affiliate of the Administrative Agent or a Lender) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be (or whose Affiliate ceases to be) Administrative Agent or a Lender, as the case may be); provided, at the time of entering into a Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Lenders”: as defined in the preamble hereto.

“Letter of Credit”: an LC Facility Letter of Credit or a Revolving Facility Letter of Credit.

“Lien”: any mortgage, pledge, hypothec, hypothecation, assignment, deposit arrangement, right of retention, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional or installment sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan”: an Initial Term Loan, an Incremental Term Loan, a Replacement Term Loan, a Revolving Loan, a loan made under any series of Replacement Revolver Commitments and a Swing Line Loan, in each case, whether or not subject to an Extension.

“Loan Documents”: this Agreement, each Extension Amendment, each Refinancing Amendment, each Incremental Amendment, the Security Documents, the Guarantee Agreements, the Intercompany Debt Subordination Agreement, each intercreditor agreement with respect to any Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness, and the Notes.

“Loan Parties”: the collective reference to Holdings, the Borrower and each Subsidiary Guarantor; provided that if any direct or indirect parent of Holdings has been added as a Grantor at the request of the Borrower, “Loan Parties” shall include such direct or indirect parent of Holdings.

“MHM”: Mammoth Hospitality Management, L.L.C.

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“Management Equity”: profits interests, restricted Capital Stock or options to acquire Capital Stock of New Cayman LP, IRH, Holdings, the Borrower or any Subsidiary issued to directors, management or employees of IRH, Holdings, the Borrower and its Subsidiaries (including Unrestricted Subsidiaries), which profits interests, Capital Stock or options may be convertible into, or exchangeable or exercisable for, Capital Stock of or options to acquire Capital Stock of New Cayman LP, IRH, Holdings, the Borrower or any Subsidiary.

“Market Capitalization”: an amount equal to (i) the total number of issued and outstanding shares of common stock of IRH on the date of declaration of the relevant Restricted Payment times (ii) the arithmetic mean of the closing prices per share of such common stock for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect”: any circumstances or conditions affecting the business, assets, property or financial condition of the Intrawest Group Members, taken as a whole, that would have a material adverse effect on (a) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under this Agreement or any other Loan Document or (b) the rights or remedies of the Secured Parties under this Agreement or any other Loan Document.

“Material Environmental Amount”: an amount or amounts payable by the Intrawest Group Members, individually or in the aggregate in excess of $30,000,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Hazardous Material or any condition relating to the Environment; and compensatory damages (including, without limitation, damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Maturity Date”: (a) with respect to the Initial Term Loans, the seventh anniversary of the Closing Date, (b) with respect to the Revolving Facility and the LC Facility, the fifth anniversary of the Closing Date, and (c) with respect to any other Facility, the maturity date for such Facility specified in the applicable Extension Amendment, Refinancing Amendment or Incremental Amendment, and (d) with respect to each Facility, the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided that, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the immediately succeeding Business Day.

“Minimum Collateral Amount”: at any time, with respect to Cash Collateral consisting of cash, deposit account balances or a backstop letter of credit, an amount equal to 103% of the Fronting Exposure of each applicable Issuing Bank with respect to the applicable Letters of Credit issued and outstanding at such time.

“Minimum Extension Condition”: as defined in Section 2.25(d).

“Mortgaged Properties”: the real properties listed on Schedule 1.1C and, subject to Section 5.10(b), the real properties acquired by any Loan Party after the Closing Date, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

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“Mortgages”: each of the mortgages or deeds of trust, including, without limitation, assignments of leases and rents, whether in the same or a separate agreement, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent or a Deed of Trust Trustee, as the case may be, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent or a Deed of Trust Trustee, as the case may be, taking into consideration the law of the jurisdiction in which such mortgage or deed of trust is to be recorded, registered or filed, to the extent applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any Commonly Controlled Entity has an obligation to make contributions or has any actual or contingent liability.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents actually received by any Intrawest Group Member (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when such cash or Cash Equivalents is received) of such Asset Sale or Recovery Event, net of (1) attorneys’ fees, accountants’ fees and investment banking fees paid to third parties that are not Intrawest Group Members, (2) amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) or otherwise subject to mandatory prepayment as a result of such Asset Sale or Recovery Event, and all accrued interest, premiums and fees incurred and payable in connection with the repayment of such Indebtedness, (3) other customary fees paid to third parties that are not Intrawest Group Members, (4) expenses actually incurred in connection therewith, including any and all costs incurred and payable in connection with the repair and/or restoration of any property in connection with any Recovery Event with respect to such property and (5) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and the amount of any reserves established to fund indemnification payments (fixed or contingent) or other contingent liabilities (including purchase price adjustments, payments made in connection with non-compete agreements, retained liabilities (such as pension and other post-employment benefit liabilities and liabilities related to environmental matters)) reasonably estimated to be payable as a result thereof; and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds actually received from such issuance or incurrence, net of any reasonable acquisition or construction costs, attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith. Notwithstanding the foregoing, the amount of Net Cash Proceeds from any Asset Sale or Recovery Event, issuance or sale of debt securities or the incurrence of loans received by any Intrawest Group Member that is not a Wholly-Owned Subsidiary shall be deemed to equal the amount received by the non-Wholly-Owned Subsidiary multiplied by the pro rata amount of Capital Stock of such non-Wholly-Owned Subsidiary beneficially owned by the Intrawest Group Members; provided that, in the event that any Contractual Obligation of such non-Wholly-Owned Subsidiary or Requirement of Law prohibits a distribution of such Net Cash Proceeds, such Net Cash Proceeds shall be deemed to have been received by an Intrawest Group Member upon the earlier of (x) the date of the actual receipt of such Net Cash Proceeds by the Borrower or a Wholly-Owned Subsidiary holding an ownership interest in such non-Wholly-Owned Subsidiary and (y) the date such Net Cash Proceeds are first permitted to be distributed by such non-Wholly-Owned Subsidiary to the Borrower or a Wholly-Owned Subsidiary holding an ownership interest in such non-Wholly-Owned Subsidiary.

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“Netted Tax Amount”: as defined in Section 2.15(h).

“New Cayman LP”: as defined in the recitals hereto.

“Non-Consenting Lender”: as defined in Section 2.24.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes”: as defined in Section 2.21(a).

“Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.

“Non-Public Information”: material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Intrawest Group Members or their securities.

“Non-Recourse Acquisition Indebtedness” means Indebtedness of any Subsidiary of Holdings, other than the Borrower or a Subsidiary Guarantor, incurred in connection with an Acquisition; provided that such Indebtedness (x) is, by its terms, recourse only to the assets or business acquired in such Acquisition (including any acquired Capital Stock) and is non-recourse to all other assets and Capital Stock of Holdings and its other Subsidiaries and (y) is neither guaranteed by, nor would otherwise become the obligation of, Holdings or any of its other Subsidiaries.

“Non-Recourse Subsidiary Borrower”: a special purpose entity whose only assets are the assets securing Indebtedness incurred in accordance with Section 6.2(f).

“Note”: a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice”: a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Notice of Intent to Cure”: as defined in Section 5.2(a).

“Not Otherwise Applied”: with reference to any Available Amount that is proposed to be applied to a particular use or transaction, that such proceeds were not previously applied in determining the permissibility of a prior transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt or availability of such proceeds (including any application of the proceeds of equity issued in connection with the exercise of a Cure Right pursuant to Section 7.3).

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“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“OFAC”: as defined in Section 3.23(b).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (excluding, in each case, amounts imposed on an assignment, a grant of a participation or other transfer of an interest in any Loan or Loan Document, other than an assignment made pursuant to Section 2.24).

“Pari Passu Lien Obligations”: all Obligations other than the Priority Lien Obligations.

“Participant”: as defined in Section 9.6(b).

“Participant Register”: as defined in Section 9.6(b).

“PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which the Borrower may have liability, including any liability by reason of the Borrower’s (i) being jointly and severally liable for liabilities of any Commonly Controlled Entity in connection with such Pension Plan, (ii) having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or (iii) being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permit”: any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, registration, notification, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or bylaw, rule or regulation of, by or from any Governmental Authority.

“Permitted Acquisition”: any acquisition, directly or indirectly, by any Intrawest Group Member, whether by purchase, merger or otherwise, of no less than 50% of the assets of, the Capital Stock of, or a business line or unit or a division of, any Person; provided,

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(i) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares or other similar shares required pursuant to applicable Law) acquired in connection with such acquisition shall be owned, directly or indirectly, by the Borrower or a Subsidiary thereof, and the Borrower shall have taken, or caused to be taken, within the time periods and subject to the limitations specified therein, each of the actions set forth in Section 5.10; provided that the aggregate Acquisition Consideration paid in connection with all acquisitions of Persons that do not become Loan Parties or, in the case of a purchase or acquisition of assets other than Capital Stock, not owned by Loan Parties, shall not exceed 10% of Total Assets as determined immediately prior to such acquisition; provided further that, in connection with all acquisitions of Persons that do not become Loan Parties or, in the case of a purchase or acquisition of assets other than Capital Stock, not owned by Loan Parties, the proceeds of Non-Recourse Acquisition Indebtedness shall not constitute more than 50% of the aggregate consideration paid in respect of any single acquisition (or series of related transactions in connection therewith); and

(ii) at the time of, and immediately following, the execution and delivery by the applicable Intrawest Group Members of the definitive documentation relating to such acquisition, no Event of Default shall exist, and after giving effect to such acquisition, either (A) the Intrawest Group Members shall be in Pro Forma Compliance with a Total Secured Debt Leverage Ratio of not more than 5.50:1.00 as of the last day of the Test Period most recently ended for which financial statements are required to have been delivered pursuant to Section 5.1 or (B) the Total Secured Debt Leverage Ratio for the Intrawest Group Members measured on a Pro Forma Basis as of the last day of the Test Period most recently ended for which financial statements are required to have been delivered pursuant to Section 5.1 is not increased as a result of such acquisition.

“Permitted First Priority Refinancing Debt”: any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans”: any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower in the form of one or more tranches of Loans under this Agreement; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (iii) such Indebtedness does not mature (other than in connection with customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date then in effect or have a shorter weighted average life to maturity than the Refinanced Credit Agreement Debt at the time such Indebtedness is incurred or issued.

“Permitted First Priority Refinancing Notes”: any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than the Subsidiary Guarantors, (iii) such Indebtedness does not mature (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date then in effect or have a shorter weighted average life to maturity than the Refinanced Credit Agreement Debt at the time such Indebtedness is incurred or issued, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (v) the collateral agent or other representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

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“Permitted Investors”: the collective reference to Fortress Investment Group LLC and its Control Investment Affiliates; provided that the definition of “Permitted Investors” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

“Permitted Second Priority Refinancing Debt”: Credit Agreement Refinancing Indebtedness constituting secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than the Subsidiary Guarantors, (iv) such Indebtedness does not mature (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date then in effect or have a shorter weighted average life to maturity than the Refinanced Credit Agreement Debt at the time such Indebtedness is incurred or issued, (v) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (vi) the collateral agent or other representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt”: Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (iii) such Indebtedness does not mature (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date then in effect or have a shorter weighted average life to maturity than the Refinanced Credit Agreement Debt at the time such Indebtedness is incurred or issued.

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“Person”: an individual, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Platform”: as defined in Section 5.2.

“Pledge Agreements”: collectively, (i) the Pledge Agreement, dated as of the Closing Date, made by certain Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties and governed by the Laws of the State of New York and (ii) any such other pledge agreement made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Equity”: with respect to each Grantor, the shares of Capital Stock of any other Person in which such Grantor has granted a security interest to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreements, including the shares of Capital Stock of each issuer listed opposite such Grantor’s name on Schedule 1.1D, together with any other shares, stock or partnership unit certificates, options or rights of any nature whatsoever in respect of such Capital Stock that may be issued or granted to, or held by, such Grantor while this Agreement is in effect.

“Post-Closing Actions”: as defined in Section 5.12.

“Prime Rate”: the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans in Dollars posted by at least 70% of the nation’s ten (10) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office”: for each of the Administrative Agent, the Swing Line Lender and the Issuing Bank, such Person’s “Principal Office” as set forth in Section 9.2, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Priority Lien Obligations” means all Obligations owing to any Lender in its capacity as a Revolving Lender, to the Swing Line Lender acting in such capacity or to any Issuing Bank in its capacity as the issuer of any Revolving Facility Letter of Credit.

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“Pro Forma Compliance” or “Pro Forma Basis”: for purposes of determining compliance with the financial covenant contained in Section 6.1 or for purposes of calculating the Total Debt Leverage Ratio or the Total Secured Debt Leverage Ratio as of any date, compliance with the provisions of Section 6.1 or calculation of such financial ratio for the Test Period most recently ended for which financial statements have been delivered pursuant to Section 5.1, determined on a pro forma basis by giving pro forma effect to (A)(1) the Transactions, (2) all Permitted Acquisitions, (3) all Investments and Capital Expenditures and (4) all Dispositions of any material assets outside of the ordinary course of business (and in each case, the incurrence or repayment of any Indebtedness in connection therewith) that have occurred during the Test Period most recently ended (or, if such calculation is being made for the purpose of determining whether (i) any proposed acquisition will constitute (or will be permitted as) a Permitted Acquisition, (ii) any Indebtedness or Liens may be incurred or (iii) any Disposition or Restricted Payment made, (x) during the applicable Test Period or (y) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made) or (B) actions taken, committed to be taken or expected in good faith to be taken no later than 18 months after the end of such Test Period, in each case, as if they occurred on the first day of such Test Period. Whenever pro forma effect is to be given to any such transaction or such action, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include expected cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from such transactions or actions (without duplication of actual cost savings, operating expense reductions and synergies), as though such cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such Test Period, to the extent (a) such cost savings, operating expense reductions and synergies would be permitted to be reflected in pro forma financial information complying with Regulation S-X under the Securities Act of 1933, as interpreted by the staff of the SEC, and as certified by a Responsible Officer of the Borrower or (b) the Borrower in good faith believes that such cost savings, operating expense reductions and synergies are reasonably identifiable, factually supportable and will be realized within 18 months after the end of such Test Period and all steps necessary for the realization of such cost savings, operating expense reductions and synergies have been taken as certified by a Responsible Officer of the Borrower; provided that (A) the aggregate amount of Restructuring/Cost Savings Adjustments added to Consolidated EBITDA pursuant to the foregoing clause (b), when added to the Restructuring/Cost Savings Adjustments made pursuant to clause (j) of the definition of Consolidated EBITDA for any Test Period, shall not exceed 15% of Consolidated EBITDA of the Intrawest Group Members for such Test Period (calculated prior to giving effect to any Restructuring/Cost Savings Adjustments in such Test Period) and (B) no amounts shall be added back as a pro forma adjustment hereunder to the extent duplicative of any amounts that are otherwise added back in calculating Consolidated EBITDA.

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“Pro Rata Share”: (i) with respect to all payments, computations and other matters relating to the Initial Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Revolving Facility Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; (iii) with respect to all payments, computations and other matters relating to the LC Facility Commitment of any Lender or any LC Facility Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the LC Facility Exposure of that Lender by (b) the aggregate LC Facility Exposure of all Lenders; and (iv) with respect to all payments, computations and other matters relating to the Commitments or Loans of any Lender under any other Class, the percentage obtained by dividing (a) the aggregate Commitments and, if applicable and without duplication, Loans of such Lender under such Class by (b) the aggregate Commitments and, if applicable and without duplication, Loans of all Lenders under such Class; provided that, if the Commitments under such Class have been terminated, then the Pro Rata Share of each Lender under such Class shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure, the Revolving Exposure, the LC Facility Exposure and the aggregate Commitments and, if applicable and without duplication, Loans under each other Class of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure, the aggregate Revolving Exposure, the aggregate LC Facility Exposure and the aggregate Commitments and, if applicable and without duplication, Loans under each other Class of all Lenders.

“Property”: any right or interest in or to property of any kind whatsoever, whether real or immovable, personal or moveable or mixed and whether tangible or intangible, corporeal or incorporeal, including, without limitation, Capital Stock.

“Public Lenders”: Lenders that do not wish to receive Non-Public Information with respect to the Intrawest Group Members or their securities.

“Recovery Event”: the actual receipt of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Intrawest Group Member.

“Refinanced Credit Agreement Debt”: as defined in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced LC Commitments”: as defined in Section 2.28(c).

“Refinanced Revolving Commitments”: as defined in Section 2.28(a).

“Refinanced Term Loans”: as defined in Section 2.28(b).

“Refinancing Amendment”: as defined in Section 2.28(d).

“Refinancing Indebtedness”: with respect to any Indebtedness (the “Original Indebtedness”), modifications, refinancing, refundings, renewals or extensions of such Original Indebtedness, or Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund such Original Indebtedness; provided that:

(i) the principal amount (or accreted value, if applicable) plus unfunded commitments of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) plus unfunded commitments of the Original Indebtedness (plus any related fees and expenses and other amounts paid, unpaid accrued interest and premium thereon);

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(ii) the average life to maturity of such Refinancing Indebtedness is greater than or equal to (and the maturity of such Refinancing Indebtedness is no earlier than) that of the Original Indebtedness;

(iii) the Refinancing Indebtedness shall not have different obligors than the obligors under the Loans (unless such obligors are obligors under the Original Indebtedness, or if the obligors under the Original Indebtedness are Non-Guarantor Subsidiaries, obligors under the Original Indebtedness and other Non-Guarantor Subsidiaries) or greater guarantees or security than the guarantees and security provided in respect of the Obligations (unless such guarantees and security are the same as provided in respect of the Original Indebtedness, or if the guarantees and security under the Original Indebtedness are provided by Non-Guarantor Subsidiaries, additional guarantees and security provided by such Non-Guarantor Subsidiaries or additional Non-Guarantor Subsidiaries);

(iv) if the Original Indebtedness is subordinated in right of payment to the Obligations, such Refinancing Indebtedness shall be subordinated in right of payment on terms at least as favorable to the Lenders as those contained in the documentation governing the Original Indebtedness; and

(v) to the extent the Liens securing such Original Indebtedness are subordinated to the Liens securing the Obligations, the Liens, if any, securing such Refinancing Indebtedness are subordinated to the Liens securing the Obligations pursuant to intercreditor arrangements reasonably acceptable to the Administrative Agent.

“Refunded Swing Line Loans”: as defined in Section 2.3(b)(iv).

“Refused Proceeds”: as defined in Section 2.16(c).

“Register”: as defined in Section 2.8(b).

“Registered Equivalent Notes”: with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act of 1933 or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Date”: with respect to any drawing under a Letter of Credit, the fifth Business Day following the date on which such drawing is honored by the Issuing Bank (so long as the Borrower receives notice by 10:00 a.m. (New York City time) on the date such drawing is honored, and otherwise, the sixth Business Day following receipt of such notice.

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“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release”: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or through any structure or facility.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement LC Commitments”: as defined in Section 2.28(c).

“Replacement Lender”: as defined in Section 2.24.

“Replacement Revolving Commitments”: as defined in Section 2.28(a).

“Replacement Secured Financing”: as defined in Section 6.2(u).

“Replacement Term Loans”: as defined in Section 2.28(b).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA is waived.

“Repricing Transaction”: as defined in Section 2.14(c).

“Required Class Lenders”: with respect to any Class, one or more Lenders having or holding more than 50% of the aggregate unused Commitments and, if applicable and without duplication, Loans of such Lenders under such Class; provided that, if the unused Commitments under such Class have been terminated, then such determination shall be made based on the unused Commitments of the Lenders of such Class immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms thereof; provided further that the unused Commitments and, if applicable and without duplication, Loans of any Defaulting Lender shall be disregarded in making such determination.

“Required LC Facility Lenders”: one or more Lenders having or holding more than 50% of the aggregate LC Facility Exposure of all Lenders; provided that the amount of LC Facility Exposure shall be determined with respect to any Defaulting Lender by disregarding the LC Facility Exposure of such Defaulting Lender.

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“Required Lenders”: one or more Lenders having or holding more than 50% of the aggregate unused Commitments and, if applicable and without duplication, Loans of all Lenders; provided that, if the unused Commitments under any Class have been terminated, then such determination shall be made based on the unused Commitments of the Lenders of such Class immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms thereof; provided further that the unused Commitments and, if applicable and without duplication, Loans of any Defaulting Lender shall be disregarded in making such determination.

“Required Prepayment Date”: as defined in Section 2.16(c).

“Required Revolving Lenders”: one or more Lenders having or holding more than 50% of the aggregate Revolving Exposure of all Lenders; provided that the amount of the Revolving Exposure shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure of such Defaulting Lender.

“Requirements of Law”: as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: with respect to Holdings or the Borrower, the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer, controller, secretary or assistant secretary, board member or manager of Holdings or the Borrower; provided, with respect to financial matters, the Responsible Officer shall be the chief financial officer, treasurer, controller or similar senior officer of Holdings or the Borrower, if any.

“Restricted Payments”: as defined in Section 6.6.

“Restructuring/Cost Savings Adjustments”: with respect to any Test Period, the adjustments and/or addbacks to Consolidated EBITDA for such Test Period pursuant to clause (j) of the definition of “Consolidated EBITDA” for such Test Period and clause (b) of the definition of “Pro Forma Basis” for such Test Period.

“Restructuring Transactions”: as defined in the recitals hereto.

“Revaluation Date”: each of the following with respect to any Letter of Credit denominated in Canadian Dollars: (i) the first Business Day of each calendar month, (ii) each date of issuance, extension or renewal of such Letter of Credit, (iii) each date of any amendment of such Letter of Credit that has the effect of increasing the amount available for drawing thereunder, (iv) each date of any drawing under such Letter of Credit honored by the Issuing Bank and (v) such additional dates as the Administrative Agent shall reasonably determine.

“Revolving Commitment”: the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Revolving Facility Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 1.1A, the applicable Refinancing Amendment or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $25,000,000.

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“Revolving Commitment Period”: the period from the Business Day following the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date”: the earliest to occur of (i) the fifth anniversary of the Closing Date (or, with respect to any Replacement Revolving Commitments, the Maturity Date with respect to such Replacement Revolving Commitments, or with respect to any Extension of the Revolving Facility or any Replacement Revolving Commitments, the Extended Maturity Date with respect thereto), (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.14(b), and (iii) the date of the termination of the Revolving Commitments pursuant to Section 7.1.

“Revolving Exposure”: with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Revolving Facility Letter of Credit Usage in respect of all Revolving Facility Letters of Credit issued by that Issuing Bank (net of any participations by Lenders in such Revolving Facility Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Revolving Facility Letters of Credit or any unreimbursed drawing under any Revolving Facility Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Facility”: as defined in the recitals hereto.

“Revolving Facility Letter of Credit”: a standby letter of credit issued or to be issued by Issuing Bank pursuant to the Revolving Facility.

“Revolving Facility Letter of Credit Usage”: as at any date of determination, the sum of (i) the maximum aggregate amount (or, if applicable, the Dollar Equivalent) which is, or at any time thereafter may become, available for drawing under all Revolving Facility Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Revolving Facility Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan”: a Loan made by a Lender to the Borrower pursuant to Section 2.2(a).

“Revolving Loan Note”: a promissory note in the form of Exhibit D-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

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“S&P”: Standard & Poor’s Ratings Services.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: a collective reference to the Administrative Agent, the Deed of Trust Trustees, the Lenders, the Lender Counterparties and the Issuing Banks.

“Security Agreement”: the Security Agreement, dated as of the Closing Date, made by certain Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Security Documents”: the collective reference to (i) the Pledge Agreements, (ii) the Security Agreement, (iii) the Mortgages and (iv) all other security documents now or hereafter delivered to the Administrative Agent or any Deed of Trust Trustee granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvent”: as of any date of determination, with respect to the Intrawest Group Members viewed for all purposes of this definition on a consolidated basis, that (a) the sum of the debt (including contingent liabilities) of the Intrawest Group Members does not exceed the present fair saleable value of the present assets of the Intrawest Group Members; (b) the capital of the Intrawest Group Members is not unreasonably small in relation to their business as contemplated on such date or with respect to any transaction contemplated to be undertaken after such date; and (c) the Intrawest Group Members have not incurred, and do not intend to incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC”: as defined in Section 9.6(g).

“Subordinated Debt Refinancing”: as defined in the recitals hereto.

“Subsidiary”: as to any Person: (a) any corporation of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned (i) by such Person, (ii) by such Person and one or more subsidiaries of such Person, or (iii) by one or more subsidiaries of such Person; or (b) any trust, partnership, joint venture or other Person as to which such Person, or one or more subsidiaries of such Person, owns more than 50% of the voting ownership, equity or similar interest of such trust, partnership, joint venture or other Person, as the case may be. Each reference herein or in any other Loan Document to a “Subsidiary” shall be deemed to exclude Unrestricted Subsidiaries unless expressly noted otherwise.

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“Subsidiary Guarantor”: each Subsidiary of the Borrower providing a guarantee of the Obligations pursuant to a Guarantee Agreement.

“Successor Borrower”: as defined in Section 6.4(a).

“Successor Holdings”: as defined in Section 6.4(a).

“Swap Obligations”: as defined in “Excluded Swap Obligations”.

“Swing Line Lender”: Goldman Sachs in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan”: a Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.3.

“Swing Line Note”: a promissory note in the form of Exhibit D-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit”: the lesser of (i) $10,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Term Loan”: any Initial Term Loan, any Incremental Term Loan, any Replacement Term Loan or any Extension of any of the foregoing.

“Term Loan Exposure”: with respect to any Lender, as of any date of determination, the outstanding principal amount of the Initial Term Loans of such Lender; provided, at any time prior to the making of the Initial Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Facility”: as defined in the recitals hereto.

“Term Loan Note”: a promissory note in the form of Exhibit D-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender”: as defined in Section 2.24.

“Termination Conditions”: collectively, (a) the payment in full in cash of the Obligations (other than (i) Unasserted Contingent Obligations and (ii) Obligations owing to Lender Counterparties under any Hedge Agreement), (b) the termination of the Commitments and (c) the cancellation or expiration of all Letters of Credit under this Agreement (other than Letters of Credit which have been Cash Collateralized in accordance with this Agreement).

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters (taken as one accounting period) of the Intrawest Group Members most recently ended for which financial statements have been or are required to be delivered pursuant to Section 5.1 on or before the relevant date of determination.

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“Total Assets”: on any date of determination, the total assets of the Intrawest Group Members determined on a consolidated basis in accordance with GAAP as shown on the most recent consolidated balance sheet of Holdings and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b).

“Total Cash”: on any date of determination, the aggregate amount of cash and Cash Equivalents of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Debt”: at any date, without duplication, the aggregate principal amount of all Indebtedness of the type specified in clauses (a), (c), (e) and (h) (solely with respect to Guarantee Obligations in respect of obligations of the kind referred to in clauses (a), (c) and (e) of the definition of “Indebtedness”) of the definition thereof, determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of Holdings and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b), excluding (i) the Dollar Equivalent of the maximum aggregate stated amount of all Letters of Credit then outstanding except to the extent of unreimbursed drawings thereunder and (ii) bank guarantees and similar instruments and revolving credit lines (including the Revolving Facility), to the extent undrawn.

“Total Debt Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) (i) Total Debt as of such date minus (ii) the aggregate amount of Unrestricted Cash in excess of $40,000,000 included on the consolidated balance sheet of Holdings and its Subsidiaries as of such date, to (b) Consolidated EBITDA of the Intrawest Group Members for such period.

“Total Secured Debt”: at any date, without duplication, the aggregate principal amount of Total Debt which is secured by a Lien, determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of Holdings and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b), (x) including without limitation, any secured Indebtedness incurred in connection with construction or land development or acquisitions and Capital Lease Obligations, and (y) excluding any Indebtedness secured by Liens that are subordinated to the Liens securing the Obligations.

“Total Secured Debt Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) (i) Total Secured Debt as of such date minus (ii) the aggregate amount of Unrestricted Cash in excess of $40,000,000 included on the consolidated balance sheet of Holdings and its Subsidiaries as of such date, to (b) Consolidated EBITDA of the Intrawest Group Members for such period.

“Total Utilization of Revolving Commitments”: as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Revolving Facility Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Revolving Facility Letter of Credit Usage.

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“Transactions”: (i) the refinancing of the Existing Credit Facilities, (ii) the payment of fees, commissions and expenses in connection with the Facilities and the refinancing of the Existing Credit Facilities and (iii) the Restructuring Transactions.

“Transferee”: as defined in Section 9.14.

“True-Up Amount”: as defined in Section 2.15(d).

“Type of Loan”: (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“Unasserted Contingent Obligations”: at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).

“Unrestricted Cash”: means Total Cash on the consolidated balance sheet of Holdings and its Subsidiaries to the extent that the use of such Total Cash for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and such Total Cash is free and clear of all Liens (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Liens permitted under Section 6.3(t)).

“Unrestricted Subsidiary”: any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.16.

“Unutilized LC Facility Commitments”: as defined in Section 2.12(b).

“Unutilized LC Facility Excess Amount”: as defined in Section 2.12(b).

“US Aviation Business”: Eagle Helicopters, Inc., Heli-Jet Corporation, Alpine Helicopter Management Inc., any Subsidiary thereof, any Intrawest Group Member that is the transferee of the assets of such Persons, or any successor to any of the foregoing.

“US Holdings”: as defined in the recitals hereto.

“Waivable Mandatory Prepayment”: as defined in Section 2.16(c).

“Weighted Average Yield”: with respect to any Indebtedness, on any date of determination, the weighted average yield to maturity based on the interest rate applicable to such Indebtedness on such date and giving effect to interest rate margins, interest rate floors, upfront or similar fees and original issue discount payable with respect to such Indebtedness.

“Wholly-Owned Subsidiary”: as to any Intrawest Group Member, any other Person all of the Capital Stock of which (other than Management Equity or directors’ qualifying shares or other similar shares required pursuant to applicable Law) is owned by the Intrawest Group Members directly and/or through other Wholly-Owned Subsidiaries.

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“Winter Park Facility”: the Credit Agreement, dated as of December 23, 2002, between WPRA and Wells Fargo Bank, National Association and all Loan Documents (as defined therein).

“WPRA”: Winter Park Recreational Association, a Colorado nonprofit corporation.

“WPRA Lease”: that certain Lease and Operating Agreement, effective as of December 23, 2002, by and between Intrawest/Winter Park Operations Corporation, a Delaware corporation, and WPRA.

1.2 Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the Borrower and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, and (ii) so long as IRH (x) owns no material assets other than the Capital Stock of Holdings and (y) has no material liabilities, in each case other than intercompany assets and liabilities to or from Holdings, the Borrower or any of its Subsidiaries that are eliminated in consolidation, accounting terms relating to Holdings shall be determined by reference to the corresponding accounting terms relating to IRH; provided that if the Borrower notifies the Administrative Agent to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth herein shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

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(f) As used herein and in the other Loan Documents, references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

(g) A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.

(h) A reference to the Issuing Bank, unless otherwise specified, shall be deemed to refer to the applicable Issuing Bank or applicable Issuing Banks with respect to the Letter of Credit or Letters of Credit issued by such Issuing Bank or Issuing Banks.

1.3 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” and in the definition of “Maturity Date”) or performance shall extend to the immediately succeeding Business Day.

1.4 Currency Equivalents Generally. (a) For purposes of determining compliance with Sections 6.2, 6.3 and 6.8 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determination of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the Exchange Rate in effect on the Business Day immediately preceding the date of such transaction (subject to the following proviso) or determination and shall not be affected by subsequent fluctuations in exchange rates; provided that for purposes of determining the Total Debt Leverage Ratio or Total Secured Debt Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the financial statements corresponding to the Test Period with respect to the applicable date of determination.

(c) Any determinations as to the Dollar Equivalent of Letters of Credit denominated in Canadian Dollars (whether for purposes of calculating the amount of Obligations outstanding in respect of Letters of Credit or fees payable in respect of Letters of Credit or the amount required to be paid to the Issuing Bank in respect of a drawing on a Letter of Credit or otherwise), the amount of fees or other amounts owing in respect of Letters of Credit denominated in Canadian Dollars and the amount of unreimbursed drawings owing to the Issuing Bank, in each case, shall be made by the Administrative Agent and such determination shall be conclusive absent manifest error.

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Section 2. LOANS AND LETTERS OF CREDIT

2.1 Initial Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, an Initial Term Loan to the Borrower in an amount equal to such Lender’s Initial Term Loan Commitment. The Borrower may make only one borrowing under the Initial Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13, 2.14(a) and 2.15, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Maturity Date with respect thereto. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date.

(b) Borrowing Mechanics for Initial Term Loans.

(i) The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than (x) one Business Day prior to the Closing Date with respect to Base Rate Loans and (y) three days prior to the Closing Date with respect to Eurodollar Rate Loans (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Initial Term Loan available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Initial Term Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Initial Term Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

2.2 Revolving Loans.

(a) Revolving Commitments. During the period from the Business Day following the Closing Date to but not including the Revolving Commitment Termination Date for such Class, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans of any Class to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment for such Class; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment of any Class shall expire on the Revolving Commitment Termination Date for such Class and all Revolving Loans for such Class and all other amounts owed hereunder with respect to the Revolving Loans for such Class and the Revolving Commitments for such Class shall be paid in full no later than such date.

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(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Subject to Section 4.2(b), whenever the Borrower desires that Lenders make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than 2:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, if such Credit Date is the Closing Date, such Funding Notice may be delivered within such period shorter than three Business Days as may be agreed by the Administrative Agent with respect to Eurodollar Rate Loans. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 2:00 p.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Notice from the Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower.

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2.3 Swing Line Loans.

(a) Swing Line Loans Commitments. During the period from the Business Day following the Closing Date to but not including the Revolving Commitment Termination Date, subject to the terms and conditions hereof, the Swing Line Lender agrees to make Swing Line Loans to the Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. The Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Subject to Section 4.2(b), whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice no later than 1:00 p.m. (New York City time) on the proposed Credit Date.

(iii) Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of any Swing Line Loan made by the Swing Line Lender available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.14, the Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swing Line Lender. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.18.

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(v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

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2.4 Issuance of Revolving Facility Letters of Credit and Purchase of Participations Therein.

(a) Revolving Facility Letters of Credit. During the period that is at least ten (10) Business Days prior to the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Revolving Facility Letters of Credit for the account of the Borrower; provided, (i) each Revolving Facility Letter of Credit shall be denominated in Dollars or Canadian Dollars; (ii) the stated amount of each Revolving Facility Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; and (iv) in no event shall any standby Revolving Facility Letter of Credit have an expiration date later than the earlier of (1) ten Business Days prior to the Revolving Commitment Termination Date (unless such Revolving Facility Letter of Credit is Cash Collateralized in an amount equal to the Minimum Collateral Amount with respect to such Revolving Facility Letter of Credit) and (2) the date which is one year from the date of issuance of such standby Revolving Facility Letter of Credit. Subject to the foregoing, the Issuing Bank may agree that a standby Revolving Facility Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not be required to extend any such Revolving Facility Letter of Credit if it has received written notice from the Administrative Agent or any Loan Party that an Event of Default has occurred and is continuing at least seven days prior to the time the Issuing Bank must elect to allow such extension; provided further, if any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Revolving Facility Letter of Credit unless either (i) such Defaulting Lender’s participation in such Revolving Facility Letter of Credit can be reallocated among the Non-Defaulting Lenders in accordance with their Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) as provided in Section 2.23(a)(iii) or (ii) the Borrower Cash Collateralizes the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to the Minimum Collateral Amount as provided in Section 2.23(d) or the Issuing Bank has otherwise entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in such Revolving Facility Letter of Credit of the Defaulting Lender.

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(b) Notice of Issuance. Subject to Section 4.2(b), whenever the Borrower desires the issuance or amendment (to either increase the amount available for drawings under any Revolving Facilty Letter of Credit or to extend the maturity date thereof) of a Revolving Facility Letter of Credit, the Borrower shall deliver to the Administrative Agent and the Issuing Bank an Issuance Notice no later than 2:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Such Issuance Notice shall be accompanied by any documentary or other evidence of the proposed beneficiary’s identity as may reasonably be requested by the Issuing Bank in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations. Upon satisfaction or waiver of the conditions set forth in Section 4.2, the Issuing Bank shall issue the requested Revolving Facility Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures. Upon the issuance or cancellation of any Revolving Facility Letter of Credit or amendment or modification to a Revolving Facility Letter of Credit, the Issuing Bank shall promptly provide written or telephonic notice to the Administrative Agent, and the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such issuance, amendment, modification or cancellation of a Revolving Facility Letter of Credit and the amount of such Lender’s respective participation in such Revolving Facility Letter of Credit pursuant to Section 2.4(e). Notwithstanding anything herein to the contrary, an Issuing Bank shall be under no obligation to issue, extend or amend any Revolving Facility Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator by its terms shall purport to enjoin or restrain such Issuing Bank from issuing the Revolving Facility Letter of Credit, or any Law applicable to the applicable Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Revolving Facility Letter of Credit in particular.

(c) Responsibility of the Issuing Bank with Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Revolving Facility Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to accept the documents delivered under such Revolving Facility Letter of Credit which appear on their face to be in accordance with the terms and conditions of such Revolving Facility Letter of Credit without responsibility for further investigation regardless of any notice or information to the contrary. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Revolving Facility Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Revolving Facility Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Revolving Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Revolving Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Revolving Facility Letter of Credit to comply fully with any conditions required in order to draw upon such Revolving Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Revolving Facility Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Revolving Facility Letter of Credit of the proceeds of any drawing under such Revolving Facility Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Revolving Facility Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence, bad faith or willful misconduct of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

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(d) Reimbursement by the Borrower of Amounts Drawn or Paid Under Revolving Facility Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Revolving Facility Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Reimbursement Date in an amount in Dollars, in the case of a Revolving Facility Letter of Credit denominated in Dollars, or Canadian Dollars (or at the option of the Issuing Bank or the Borrower, the Dollar Equivalent thereof in Dollars), in the case of a Revolving Facility Letter of Credit denominated in Canadian Dollars, and in same day funds equal to the amount of such honored drawing. In the case of any such reimbursement in Dollars of a drawing under a Revolving Facility Letter of Credit denominated in Canadian Dollars, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Anything contained herein to the contrary notwithstanding, unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 2:00 p.m. (New York City time) on the fourth Business Day (or, in the case of a Revolving Facility Letter of Credit denominated in Canadian Dollars, the third Business Day) following the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, (i) the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

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(e) Lenders’ Purchase of Participations in Revolving Facility Letters of Credit. Immediately upon the issuance of each Revolving Facility Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase (regardless of whether the conditions set forth in Section 4.2 have been satisfied), from the Issuing Bank a participation in such Revolving Facility Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.4(d), the Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the Dollar Equivalent of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall pay to the Administrative Agent, for the account of the Issuing Bank, an amount in Dollars equal to the Dollar Equivalent of its respective participation and in same day funds, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to the Administrative Agent, for the account of the Issuing Bank, on such Business Day the amount of such Lender’s participation in such Revolving Facility Letter of Credit as provided in this Section 2.4(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.4(e) in the event that the payment with respect to a Revolving Facility Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by the Issuing Bank under a Revolving Facility Letter of Credit, such Issuing Bank shall distribute to the Administrative Agent, for distribution to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing, such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix A or at such other address as such Lender may request.

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(f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Revolving Facility Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Revolving Facility Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Revolving Facility Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Revolving Facility Letter of Credit was procured); (iii) any draft or other document presented under any Revolving Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Revolving Facility Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Revolving Facility Letter of Credit; (v) any amendment or waiver of or any consent to departure from all or any of the provisions of the Loan Documents or Letter of Credit; (vi) any other act or omission to act or delay of any kind by the Administrative Agent, any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.4(f), constitute a legal or equitable discharge of the Borrower’s obligations hereunder (other than payment or performance in full); (vii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (viii) any breach hereof or any other Loan Document by any party thereto; (ix) any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to the Borrower or any Subsidiary or in the market for Canadian Dollars generally; (x) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (xi) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Revolving Facility Letter of Credit shall not have constituted gross negligence, bad faith or willful misconduct of the Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g) Indemnification. Without duplication of any obligation of the Borrower under Section 9.5, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Revolving Facility Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence, bad faith or willful misconduct of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Revolving Facility Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Revolving Facility Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

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(h) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders (or Affiliates thereof) to act as an Issuing Bank under the terms of this Agreement (and such designation shall be effective with respect to Revolving Facility Letters of Credit and LC Facility Letters of Credit, unless otherwise agreed by the Borrower and such Lender). From and after the effective date of such designation, any Lender designated as an Issuing Bank pursuant to this Section 2.4(h) shall have the rights and obligations of an Issuing Bank under this Agreement. Any Lender that becomes an Issuing Bank shall not cease to be an Issuing Bank hereunder if it later ceases to be a Lender hereunder.

(i) Resignation and Replacement of Issuing Bank. An Issuing Bank may resign as Issuing Bank upon 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that such resignation shall be effective only upon the effective date of the replacement of such Issuing Bank with a successor Issuing Bank in accordance with the provisions of this Section 2.4(i); provided further that such resignation shall become effective notwithstanding the failure to appoint a successor Issuing Bank if an Event of Default has occurred and is continuing (and such resignation shall be effective with respect to the Revolving Facility and the LC Facility, unless otherwise agreed by the Borrower and such Lender). An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateral. If any Event of Default shall occur and be continuing, within five Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to the Revolving Facility Letters of Credit in an amount not less than the Minimum Collateral Amount; provided that the obligation to so Cash Collateralize the Revolving Facility Letters of Credit will become effective immediately, without demand or notice of any kind, upon the occurrence of any Event of Default described in clauses (i) or (ii) of Section 7.1(f).

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(i) Grant of Security Interest. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Obligations in respect of the Revolving Facility Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that such Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.4(j) in respect of Revolving Facility Letters of Credit shall first be applied to reimburse the Issuing Bank for unreimbursed drawings in respect of such Revolving Facility Letters of Credit, second be held for the satisfaction of the Obligations in respect of the Revolving Facility Letters of Credit, and third if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Revolving Facility Letters of Credit representing greater than 50% of the Dollar Equivalent of the aggregate undrawn amount of all outstanding Revolving Facility Letters of Credit), be applied to satisfy the Obligations.

(iii) Termination of Requirement. Without limiting the requirement to Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to any Defaulting Lender pursuant to Section 2.23(d), Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure with respect to Revolving Facility Letters of Credit shall no longer be required to be held as Cash Collateral pursuant to this Section 2.4(j) and such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the date that (i) such Fronting Exposure with respect to Revolving Facility Letters of Credit has been eliminated, (ii) the Administrative Agent and the Issuing Bank have determined that there exists excess Cash Collateral or (iii) all Events of Default have been cured or waived.

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2.5 Issuance of LC Facility Letters of Credit and Purchase of Participations Therein.

(a) LC Facility Letters of Credit. During the period that is at least ten (10) Business Days prior to the LC Facility Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue LC Facility Letters of Credit for the account of the Borrower; provided, (i) each LC Facility Letter of Credit shall be denominated in Dollars or Canadian Dollars; (ii) the stated amount of each LC Facility Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the LC Facility Letter of Credit Usage exceed the LC Facility Commitments then in effect; and (iv) in no event shall any standby LC Facility Letter of Credit have an expiration date later than the earlier of (1) ten Business Days prior to the LC Facility Commitment Termination Date (unless such LC Facility Letter of Credit is Cash Collateralized in an amount equal to the Minimum Collateral Amount with respect to such LC Facility Letter of Credit) and (2) the date which is one year from the date of issuance of such standby LC Facility Letter of Credit. Subject to the foregoing, the Issuing Bank may agree that a standby LC Facility Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not be required to extend any such LC Facility Letter of Credit if it has received written notice from the Administrative Agent or any Loan Party that an Event of Default has occurred and is continuing at least seven days prior to the time the Issuing Bank must elect to allow such extension; provided further, if any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any LC Facility Letter of Credit unless either (i) such Defaulting Lender’s participation in such LC Facility Letter of Credit can be reallocated among the Non-Defaulting Lenders in accordance with their Pro Rata Shares (calculated without regard to such Defaulting Lender’s LC Facility Commitment) as provided in Section 2.23(a)(iii) or (ii) the Borrower Cash Collateralizes the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to the Minimum Collateral Amount as provided in Section 2.23(d) or the Issuing Bank has otherwise entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in such LC Facility Letter of Credit of the Defaulting Lender.

(b) Notice of Issuance. Subject to Section 4.2(b), whenever the Borrower desires the issuance or amendment (to either increase the amount available for drawings under any LC Facility Letter of Credit or to extend the maturity date thereof) of an LC Facility Letter of Credit, the Borrower shall deliver to the Administrative Agent and the Issuing Bank an Issuance Notice no later than 2:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Such Issuance Notice shall be accompanied by any documentary or other evidence of the proposed beneficiary’s identity as may reasonably be requested by the Issuing Bank in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations. Upon satisfaction or waiver of the conditions set forth in Section 4.2, the Issuing Bank shall issue the requested LC Facility Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures. Upon the issuance or cancellation of any LC Facility Letter of Credit or amendment or modification to an LC Facility Letter of Credit, the Issuing Bank shall promptly notify Upon the issuance or cancellation of any Revolving Facility Letter of Credit or amendment or modification to a Revolving Facility Letter of Credit, the Issuing Bank shall promptly provide written or telephonic notice to the Administrative Agent, and the Administrative Agent shall promptly notify each Lender with a LC Facility Commitment of such issuance, amendment, modification or cancellation of a LC Facility Letter of Credit and the amount of such Lender’s respective participation in such LC Facility Letter of Credit pursuant to Section 2.5(e), each Lender with an LC Facility Commitment of such issuance, which notice shall be accompanied by a copy of such LC Facility Letter of Credit or amendment or modification to an LC Facility Letter of Credit and the amount of such Lender’s respective participation in such LC Facility Letter of Credit pursuant to Section 2.5(e). Notwithstanding anything herein to the contrary, an Issuing Bank shall be under no obligation to issue, extend or amend any LC Facility Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator by its terms shall purport to enjoin or restrain such Issuing Bank from issuing the LC Facility Letter of Credit, or any Law applicable to the applicable Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the LC Facility Letter of Credit in particular

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(c) Responsibility of the Issuing Bank with Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any LC Facility Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to accept the documents delivered under such LC Facility Letter of Credit which appear on their face to be in accordance with the terms and conditions of such LC Facility Letter of Credit without responsibility for further investigation regardless of any notice or information to the contrary. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the LC Facility Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such LC Facility Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such LC Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such LC Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such LC Facility Letter of Credit to comply fully with any conditions required in order to draw upon such LC Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such LC Facility Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such LC Facility Letter of Credit of the proceeds of any drawing under such LC Facility Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the LC Facility Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.5(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

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(d) Reimbursement by the Borrower of Amounts Drawn or Paid Under LC Facility Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under an LC Facility Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Reimbursement Date in an amount in Dollars, in the case of LC Facility Letters of Credit denominated in Dollars, or Canadian Dollars (or at the option of the Issuing Bank or the Borrower, the Dollar Equivalent thereof in Dollars), in the case of LC Facility Letters of Credit denominated in Canadian Dollars, and in same day funds equal to the amount of such honored drawing. In the case of any such reimbursement in Dollars of a drawing under a LC Facility Letter of Credit denominated in Canadian Dollars, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.

(e) Lenders’ Purchase of Participations in LC Facility Letters of Credit. Immediately upon the issuance of each LC Facility Letter of Credit, each Lender having an LC Facility Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase (regardless of whether the conditions set forth in Section 4.2 have been satisfied), from the Issuing Bank a participation in such LC Facility Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the LC Facility Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.5(d), the Issuing Bank shall promptly notify each Lender with an LC Facility Commitment of the Dollar Equivalent of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the LC Facility Commitments. Each Lender with an LC Facility Commitment shall pay to the Administrative Agent, for the account of the Issuing Bank, an amount in Dollars equal to the Dollar Equivalent of its respective participation and in same day funds, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender with an LC Facility Commitment fails to make available to the Administrative Agent, for the account of the Issuing Bank, on such Business Day the amount of such Lender’s participation in such LC Facility Letter of Credit as provided in this Section 2.5(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.5(e) shall be deemed to prejudice the right of any Lender with an LC Facility Commitment to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.5(e) in the event that the payment with respect to a LC Facility Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.5(e) for all or any portion of any drawing honored by the Issuing Bank under an LC Facility Letter of Credit, such Issuing Bank shall distribute to the Administrative Agent, for distribution to each Lender which has paid all amounts payable by it under this Section 2.5(e) with respect to such honored drawing, such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix A or at such other address as such Lender may request.

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(f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the LC Facility Letters of Credit issued by it and the obligations of Lenders under Section 2.5(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any LC Facility Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any LC Facility Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any LC Facility Letter of Credit was procured); (iii) any draft or other document presented under any LC Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any LC Facility Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such LC Facility Letter of Credit; (v) any amendment or waiver of or any consent to departure from all or any of the provisions of the Loan Documents or Letter of Credit; (vi) any other act or omission to act or delay of any kind by the Administrative Agent, any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.5(f), constitute a legal or equitable discharge of the Borrower’s obligations hereunder (other than payment or performance in full); (vii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (viii) any breach hereof or any other Loan Document by any party thereto; (ix) any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to the Borrower or any Subsidiary or in the market for Canadian Dollars generally; (x) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (xi) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable LC Facility Letter of Credit shall not have constituted gross negligence, bad faith or willful misconduct of the Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g) Indemnification. Without duplication of any obligation of the Borrower under Section 9.5, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any LC Facility Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence, bad faith or willful misconduct of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any LC Facility Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such LC Facility Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

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(h) Cash Collateral. If any Event of Default shall occur and be continuing, within five Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to the LC Facility Letters of Credit in an amount not less than the Minimum Collateral Amount; provided that the obligation to so Cash Collateralize the LC Facility Letters of Credit will become effective immediately, without demand or notice of any kind, upon the occurrence of any Event of Default described in clauses (i) or (ii) of Section 7.1(f).

(i) Grant of Security Interest. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Obligations in respect of the LC Facility Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that such Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.5(h) in respect of LC Facility Letters of Credit shall first be applied to reimburse the Issuing Bank for unreimbursed drawings in respect of such LC Facility Letters of Credit, second, be held for the satisfaction of the Obligations in respect of the LC Facility Letters of Credit, and third, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding LC Facility Letters of Credit representing greater than 50% of the Dollar Equivalent of the aggregate undrawn amount of all outstanding LC Facility Letters of Credit), be applied to satisfy the Obligations.

(iii) Termination of Requirement. Without limiting the requirement to Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to any Defaulting Lender pursuant to Section 2.23(d), Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure with respect to LC Facility Letters of Credit shall no longer be required to be held as Cash Collateral pursuant to this Section 2.5(h) and such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the date that (i) such Fronting Exposure with respect to LC Facility Letters of Credit has been eliminated, (ii) the Administrative Agent and the Issuing Bank have determined that there exists excess Cash Collateral or (iii) all Events of Default have been cured or waived.

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2.6 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.6(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.7 Use of Proceeds. The proceeds of the Initial Term Loans and the Revolving Loans, if any, made on the Closing Date shall be applied by the Borrower to fund the uses specified in the recitals hereto. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by the Borrower for capital expenditures and permitted acquisitions, investments and restricted payments, to provide for the ongoing working capital requirements of the Borrower and its Subsidiaries, for general corporate purposes and for the issuance of (or to provide credit support for) Letters of Credit. The proceeds of each other Class of Loans made after the Closing Date shall be used for the purposes specified in the applicable Refinancing Amendment or Incremental Amendment.

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2.8 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Borrower Obligations to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Commitments and Loans or (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Commitments and Loans except upon the occurrence and during the continuance of an Event of Default)) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.8.

(c) Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an Assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

2.9 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of each Class of Loans other than Swing Line Loans:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin with respect to such Class; or

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(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin with respect to such Class; and

(ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as a Base Rate Loan only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to Section 2.9(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

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(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) The Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to, for the period from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower, (x) in the case of Revolving Facility Letters of Credit, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans and (y) in the case of LC Facility Letters of Credit, the rate of interest otherwise payable hereunder with respect to Initial Term Loans that are Base Rate Loans; provided, however, that upon notice to the Borrower from the Administrative Agent at the direction of the Required Lenders, the rate of interest for the period from the applicable Reimbursement Date to but excluding the date such amount is reimbursed by or on behalf of the Borrower shall be 2% per annum in excess of (x) in the case of Revolving Facility Letters of Credit, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans and (y) in the case of LC Facility Letters of Credit, the rate of interest otherwise payable hereunder with respect to Term Loans that are Base Rate Loans.

(g) Interest payable pursuant to Section 2.9(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on the applicable Reimbursement Date, and thereafter, on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.9(f), the Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.4(e) or 2.5(e), as applicable, with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which the Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

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2.10 Conversion/Continuation.

(a) Subject to Section 2.19 and so long as the Administrative Agent, at the direction of the Required Lenders, has not delivered a notice to the Borrower after a Default or Event of Default shall have occurred and then be continuing withdrawing such option, the Borrower shall have the option:

(i) to convert at any time all or any part of any Loan of any Class (other than any Swing Line Loan) equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.19 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Subject to Section 4.2(b), the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.11 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(f), the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any overdue fees or other amounts owed hereunder shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any overdue fees or other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.11 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

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2.12 Fees.

(a) The Borrower agrees to pay to Lenders having Revolving Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Revolving Facility Letter of Credit Usage, times (2) 0.375% per annum; and

(ii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Revolving Facility Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.12(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) The Borrower agrees to pay to Lenders having LC Facility Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (A) the LC Facility Commitments and (B) the aggregate principal amount of the LC Facility Letter of Credit Usage (the difference between (A) and (B), the “Unutilized LC Facility Commitments”), times (2) 0.375% per annum; provided that, at any time the Unutilized LC Facility Commitments are greater than an amount equal to 15% of the aggregate LC Facility Commitments then in effect (such portion in excess of 15% of the aggregate LC Facility Commitments, the “Unutilized LC Facility Excess Amount”), in lieu of the foregoing, the Borrower shall pay commitment fees equal to (x) (1) 15% of the average of the daily amount of aggregate LC Facility Commitments in effect times (2) 0.375% per annum plus (y) (1) the Unutilized LC Facility Excess Amount times (2) the Applicable Margin for Term Loans that are Eurodollar Rate Loans; and

(ii) letter of credit fees equal to (1) the Applicable Margin for Term Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such LC Facility Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.12(b) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(c) The Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to .250%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

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(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(d) All fees referred to in Section 2.12(a), 2.12(b) and 2.12(c)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period or LC Facility Commitment Period, as applicable, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date (with respect to Revolving Facility Letters of Credit) and on the LC Facility Commitment Termination Date (with respect to LC Facility Letters of Credit).

(e) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender party to this Agreement as a Lender on the Closing Date, or with respect to the Initial Term Loans, to such Lender out of the proceeds of the Initial Term Loan made by such Lender on the Closing Date, as fee compensation for the funding of such Lender’s Initial Term Loan and funded and unfunded Revolving Commitments and LC Facility Commitments, a closing fee in an amount equal to (i) 1.0% of the stated principal amount of such Lender’s Initial Term Loan plus (ii) 1.0% of such Lender’s funded and unfunded Revolving Commitments (which shall include the face amount of any issued and undrawn Revolving Facility Letters of Credit) plus (iii) 4.0% of such Lender’s funded and unfunded LC Facility Commitments (which shall include the face amount of any issued and undrawn LC Facility Letters of Credit), in each case, payable to such Lender from the proceeds of its Term Loan as and when funded on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(f) In addition to any of the foregoing fees, the Borrower agrees to pay to the Arrangers and the Administrative Agent such other fees in the amounts and at the times separately agreed upon.

2.13 Scheduled Payments. The principal amounts of the Initial Term Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on the four quarterly scheduled Interest Payment Dates applicable to Term Loans, commencing:

Amortization Date	Initial Term Loan Installments
March 31, 2014	$1,350,000.00
June 30, 2014	$1,350,000.00
September 30, 2014	$1,350,000.00
December 31, 2014	$1,350,000.00
March 31, 2015	$1,350,000.00
June 30, 2015	$1,350,000.00

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Amortization Date	Initial Term Loan Installments
September 30, 2015	$1,350,000.00
December 31, 2015	$1,350,000.00
March 31, 2016	$1,350,000.00
June 30, 2016	$1,350,000.00
September 30, 2016	$1,350,000.00
December 31, 2016	$1,350,000.00
March 31, 2017	$1,350,000.00
June 30, 2017	$1,350,000.00
September 30, 2017	$1,350,000.00
December 31, 2017	$1,350,000.00
March 31, 2018	$1,350,000.00
June 30, 2018	$1,350,000.00
September 30, 2018	$1,350,000.00
December 31, 2018	$1,350,000.00
March 31, 2019	$1,350,000.00
June 30, 2019	$1,350,000.00
September 30, 2019	$1,350,000.00
December 31, 2019	$1,350,000.00
March 31, 2020	$1,350,000.00
June 30, 2020	$1,350,000.00
September 30, 2020	$1,350,000.00
Maturity Date for Initial Term Loans	Remainder

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Term Loans in accordance with Sections 2.14, 2.15 and 2.16, as applicable; and (y) the Initial Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date with respect thereto. With respect to any Replacement Term Loans, Incremental Term Loans or Term Loans subject to an Extension, such Loans shall be repaid by the Borrower in the amounts and on the dates set forth in the Refinancing Amendment, Incremental Amendment or Extension Amendment, as applicable.

2.14 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments of Loans.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, the Borrower may prepay any such Loans of any Class on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount;

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(2) with respect to Eurodollar Rate Loans, the Borrower may prepay any such Loans of any Class on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(3) with respect to Swing Line Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made:

(1) upon written or telephonic notice on the date of prepayment, in the case of Base Rate Loans;

(2) upon not less than two Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to the Administrative Agent or the Swing Line Lender, as the case may be, by 3:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each applicable Lender) or the Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets or the closing of a merger or acquisition transaction, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness. Any such voluntary prepayment shall be applied as specified in Section 2.16(a).

(b) Voluntary Commitment Reductions.

(i) The Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to the Administrative Agent (which original written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (1) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction or (2) the LC Facility Commitments in an amount up to the amount by which the LC Facility Commitments exceed the LC Facility Letter of Credit Usage at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments or the LC Facility Commitments shall in each case be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

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(ii) The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments or the LC Facility Commitments, as applicable, shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitment or LC Facility Commitment, as applicable, of each Lender proportionately to its Pro Rata Share thereof; provided that a notice of termination or partial reduction of the Revolving Commitments or the LC Facility Commitments may state that such notice is conditional upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets or the closing of a merger or acquisition transaction, in which case such notice of termination or partial reduction may be revoked or exteneded by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness.

(iii) Notwithstanding anything to the contrary herein, the Borrower shall not, on or prior to the first anniversary of the Closing Date, reduce, terminate or amend the LC Facility Commitments in whole or in part pursuant to a Repricing Transaction unless such Repricing Transaction is consummated concurrently with a Repricing Transaction in respect of the Initial Term Loans and otherwise complies with clause (c) of this Section 2.14.

(c) Repricing Transaction. In the event that, on or prior to the first anniversary of the Closing Date, all or any portion of the Initial Term Loans or LC Facility Commitments (i) are voluntarily prepaid or terminated or mandatorily prepaid pursuant to Section 2.15(c)(i) substantially concurrently with the incurrence of any long term Indebtedness or commitments in respect of any long term Indebtedness having a Weighted Average Yield that is less than the Weighted Average Yield of the Initial Term Loans (or portion thereof) or LC Facility Commitments (or portion thereof) so prepaid or terminated (other than any long term Indebtedness incurred in connection with any transaction that would, if consummated, constitute a Change of Control) or (ii) repriced or effectively refinanced through any waiver, consent or amendment to this Agreement the result of which would be the lowering of the Weighted Average Yield of the Initial Term Loans or LC Facility Commitments (or portion thereof) so repriced or refinanced (other than any lowering in connection with any transaction that would, if consummated, constitute a “Change of Control”) (a “Repricing Transaction”), such prepayment, repricing, termination or refinancing will be made at 101.0% of the principal amount of the Initial Term Loans and LC Facility Commitments so prepaid, repriced, terminated or refinanced. If all or any portion of the Initial Term Loans or LC Facility Commitments held by any Lender are prepaid or terminated, as applicable, pursuant to Section 2.24 as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such prepayment will be made at 101.0% of the principal amount of the Initial Term Loans so prepaid or LC Facility Commitments so terminated, as applicable. It is expressly agreed that, notwithstanding anything to the contrary herein, no premium, penalty or call protection under this Section 2.14(c) shall be due in connection with a mandatory prepayment of the Loans of any Class required pursuant to Section 2.15 other than a mandatory prepayment required pursuant to Section 2.15(c)(i) as described above.

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2.15 Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. Subject to Section 2.15(g), no later than the tenth Business Day following the date of receipt by any Intrawest Group Member of any Net Cash Proceeds from any Asset Sale, the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to such Net Cash Proceeds; provided, so long as no Event of Default under Section 7.1(a) or (f) shall have occurred and be continuing at the time such Net Cash Proceeds from Asset Sales are received, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to reinvest such Net Cash Proceeds within 365 days of receipt thereof in assets useful in the business of the Borrower and its Subsidiaries (or to use such Net Cash Proceeds to replace assets Disposed of in such Asset Sale) or to enter into a binding commitment to acquire such assets within 365 days of receipt thereof so long as such assets are actually acquired within 545 days of receipt of such Net Cash Proceeds; provided further, that any Net Cash Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.15(a) at the end of such reinvestment period; provided further, that no such Net Cash Proceeds received in connection with any Asset Sale and not reinvested pursuant to the first or second proviso above shall be required to be used to prepay the Term Loans until the aggregate amount of all such Net Cash Proceeds received and not reinvested during the term of this Agreement shall exceed $25,000,000 (the “Asset Sale Threshold Amount”) (and thereafter, only Net Cash Proceeds received and not reinvested in excess of such Asset Sale Threshold Amount shall be required to be used to prepay the Term Loans as set forth in Section 2.16(b)).

(b) Recovery Events. Subject to Section 2.15(g), no later than the tenth Business Day following the date of receipt by any Intrawest Group Member of any Net Cash Proceeds from any Recovery Event, the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to such Net Cash Proceeds; provided, so long as no Event of Default under Section 7.1(a) or (f) shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to reinvest such Net Cash Proceeds within 365 days of receipt thereof in assets useful in the business of the Borrower and its Subsidiaries (or to use such Net Cash Proceeds to replace assets damaged or destroyed in connection with the property or casualty insurance claim or condemnation proceeding that is the basis for such Recovery Event) or to enter into a binding commitment to acquire such assets within 365 days of receipt thereof so long as such assets are actually acquired within 545 days of receipt of such Net Cash Proceeds; provided further, that any Net Cash Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.15(b) at the end of such reinvestment period.

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(c) Issuance of Debt.

(i) Subject to Section 2.15(g) and clause (ii) of this Section 2.15(c), no later than the tenth Business Day following the date of receipt by any Intrawest Group Member of any Net Cash Proceeds from the incurrence by any Intrawest Group Member of any Indebtedness (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.2 (other than any Credit Agreement Refinancing Indebtedness with respect to any of the Term Loans)), the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(ii) Subject to Section 2.15(g), no later than the tenth Business Day following the date of receipt by any Intrawest Group Member of any Net Cash Proceeds from the incurrence of any Replacement Secured Financing pursuant to Section 6.2(u), the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to such Net Cash Proceeds; provided, so long as no Event of Default under Section 7.1(a) or (f) shall have occurred and be continuing at the time such Net Cash Proceeds from the incurrence of any Replacement Secured Financing are received, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to reinvest such Net Cash Proceeds within 180 days of receipt thereof in assets useful in the business of the Borrower and its Subsidiaries or to enter into a binding commitment to acquire such assets within 180 days of receipt thereof so long as such assets are actually acquired within 270 days of receipt of such Net Cash Proceeds; provided further, that any Net Cash Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.15(c)(ii) at the end of such reinvestment period; .

(d) Consolidated Excess Cash Flow. If, as of any Excess Cash Determination Date (commencing with November 30, 2014), the Excess Cash Flow Prepayment Amount exceeds $0, then on or before the next succeeding Excess Cash Flow Application Date, the Borrower shall prepay the Term Loans as set forth in Section 2.16(b) in an amount equal to (i) 100% of the Excess Cash Flow Prepayment Amount, minus (ii) the sum of (A) voluntary prepayments of Term Loans, except to the extent funded with Net Cash Proceeds of any borrowing or issuance of Indebtedness for borrowed money, and amounts paid by the Borrower in connection with any Borrower Loan Purchase and (B) repayments of Revolving Loans or Swing Line Loans but only to the extent the Revolving Commitments are permanently reduced in connection with such repayments, in each case made during the most recently ended four fiscal quarter period of Holdings ending on September 30; provided that, if the audited financial statements delivered pursuant to Section 5.1(a) for the fiscal year of Holdings during which such Excess Cash Determination Date occurs manifestly demonstrate that the Excess Cash Flow Prepayment Amount as of the most recent Excess Cash Determination Date would have been an amount in excess of the Excess Cash Flow Prepayment Amount actually applied to prepay the Loans if the Excess Cash Flow Prepayment Amount had been calculated based on the information set forth in such financial statements for the applicable period (the “True-Up Amount”), the Borrower shall, no later than thirty days after delivery of such audited financial statements, prepay the Term Loans in an aggregate amount equal to such True-Up Amount.

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(e) Revolving Loans, Swing Line Loans and Letters of Credit.

(i) Subject to clause (ii) below, the Borrower shall from time to time (x) prepay first, the Swing Line Loans, and second, the Revolving Loans and/or (y) Cash Collateralize the Revolving Facility Letters of Credit to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(ii) If the Administrative Agent notifies the Borrower at any time that the Total Utilization of Revolving Commitments exceeds 103% of the Revolving Commitments then in effect solely as a result of fluctuations in the Dollar Equivalent of Revolving Facility Letters of Credit denominated in Canadian Dollars as determined by the Administrative Agent on any Revaluation Date, the Borrower shall repay Loans and/or Cash Collateralize Revolving Facility Letters of Credit within five Business Days after the date of such notification to the extent necessary to cause the Total Utilization of Revolving Commitments to no longer exceed the Revolving Commitments then in effect (and the Borrower shall not be required to make such repayment or Cash Collateralization to the extent the Total Utilization of Revolving Commitments no longer exceeds the Revolving Commitments then in effect as a result of fluctuations in currency values). If the Borrower is required to provide Cash Collateral under this clause (e)(ii), such amount shall be returned to the Borrower within five Business Days after the date that the Total Utilization of Revolving Commitments no longer exceeds the Revolving Commitments then in effect as a result of fluctuations in currency values, except to the extent applied to reimburse the Issuing Bank for drawings for which it has not been reimbursed.

(iii) Grant of Security Interest. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral delivered pursuant to Section 2.15(e)(i) or 2.15(e)(ii) as security for the Obligations in respect of the Revolving Facility Letters of Credit, to be applied pursuant to clause (iv) below. If at any time the Administrative Agent determines that such Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the amount required to be delivered pursuant to Section 2.15(e)(i) or 2.15(e)(ii), as applicable, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(iv) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under Section 2.15(e)(i) or 2.15(e)(ii) in respect of Revolving Facility Letters of Credit shall first be applied to reimburse the Issuing Bank for unreimbursed drawings in respect of such Revolving Facility Letters of Credit, second, be held for the satisfaction of the Obligations in respect of the Revolving Facility Letters of Credit, and third, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Revolving Facility Letters of Credit representing greater than 50% of the Dollar Equivalent of the aggregate undrawn amount of all outstanding Revolving Facility Letters of Credit), be applied to satisfy the Obligations.

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(v) Termination of Requirement. Without limiting the requirement to Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to any Defaulting Lender pursuant to Section 2.23(d), Cash Collateral (or the appropriate portion thereof) provided as sort forth in Section 2.15(e)(i) or 2.15(e)(ii) with respect to Revolving Facility Letters of Credit shall no longer be required to be held as Cash Collateral pursuant to Section 2.15(e)(i) or 2.15(e)(ii) and such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower (i) as set forth above in Section 2.15(e)(ii) or (ii) within three Business Days after the date that (A) the condition described above in Section 2.15(e)(i) is no longer applicable (subject to Section 2.15(e)(ii)) or (B) the Administrative Agent and the Issuing Bank have determined that there exists excess Cash Collateral.

(vi) Subject to clause (vii) below, the Borrower shall from time to time Cash Collateralize the LC Facility Letters of Credit to the extent necessary so that the LC Facility Letter of Credit Usage shall not at any time exceed the LC Facility Commitments then in effect.

(vii) If the Administrative Agent notifies the Borrower at any time that the LC Facility Letter of Credit Usage exceeds 103% of the LC Facility Commitments then in effect solely as a result of fluctuations in the Dollar Equivalent of LC Facility Letters of Credit denominated in Canadian Dollars as determined by the Administrative Agent on any Revaluation Date, the Borrower shall Cash Collateralize the Obligations with respect to LC Facility Letters of Credit within five Business Days after the date of such notification to the extent necessary to cause the LC Facility Letter of Credit Usage to no longer exceed the LC Facility Commitments then in effect (and the Borrower shall not be required to make such Cash Collateralization to the extent the LC Facility Letter of Credit Usage no longer exceeds the LC Facility Commitments then in effect as a result of fluctuations in currency values). If the Borrower is required to provide Cash Collateral under this clause (e)(vii), such amount shall be returned to the Borrower within five Business Days after the date that the LC Facility Letter of Credit Usage no longer exceeds the LC Facility Commitments then in effect as a result of fluctuations in currency values, except to the extent applied to reimburse the Issuing Bank for drawings for which it has not been reimbursed.

(viii) Grant of Security Interest. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral delivered pursuant to Section 2.15(e)(vi) or 2.15(e)(vii) as security for the Obligations in respect of the Revolving Facility Letters of Credit, to be applied pursuant to clause (ix) below. If at any time the Administrative Agent determines that such Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the amount required to be delivered pursuant to Section 2.15(e)(vi) or 2.15(e)(vii), as applicable, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

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(ix) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under Section 2.15(e)(vi) or 2.15(e)(vii) in respect of LC Facility Letters of Credit shall first be applied to reimburse the Issuing Bank for unreimbursed drawings in respect of such LC Facility Letters of Credit, second, be held for the satisfaction of the Obligations in respect of the LC Facility Letters of Credit, and third, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding LC Facility Letters of Credit representing greater than 50% of the Dollar Equivalent of the aggregate undrawn amount of all outstanding LC Facility Letters of Credit), be applied to satisfy the Obligations.

(x) Termination of Requirement. Without limiting the requirement to Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to any Defaulting Lender pursuant to Section 2.23(d), Cash Collateral (or the appropriate portion thereof) provided as sort forth in Section 2.15(e)(vi) or 2.15(e)(vii) with respect to LC Facility Letters of Credit shall no longer be required to be held as Cash Collateral pursuant to Section 2.15(e)(vi) or 2.15(e)(vii) and such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower (i) as set forth above in Section 2.15(e)(vii) or (ii) within three Business Days after the date that (A) the condition described above in Section 2.15(e)(vi) is no longer satisfied (subject to Section 2.15(e)(vii)) or (B) the Administrative Agent and the Issuing Bank have determined that there exists excess Cash Collateral.

(f) Prepayment Certificate. Concurrently with any prepayment of the Term Loans pursuant to Sections 2.15(a) through 2.15(d), the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the calculation of the amount of the applicable Net Cash Proceeds or Excess Cash Flow Prepayment Amount, as the case may be. In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the derivation of such excess.

(g) Pro Rata Sharing of Term Loan Prepayments. If at any time that any mandatory prepayment of the Term Loans is required pursuant to this Section 2.15 (other than with the proceeds of any Credit Agreement Refinancing Indebtedness), the Borrower is required to offer to purchase or prepay any Replacement Term Loans, Permitted First Priority Refinancing Debt, Incremental Term Loans or Incremental Equivalent Debt pursuant to the documentation governing such indebtedness with such Net Cash Proceeds or Excess Cash Flow Prepayment Amount, and such Indebtedness is secured on a pari passu basis with the Term Loan Facility, then the Borrower may apply such Net Cash Proceeds or Excess Cash Flow Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and other such Loans at such time); provided that (A) the portion of such Net Cash Proceeds allocated to such other Loans shall not exceed the amount of such Net Cash Proceeds required to be allocated to the prepayment of such other Loans pursuant to the terms of the documentation governing such other Loans, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the prepayment of the Term Loans in accordance with the terms hereof, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.15 shall be reduced accordingly, and (B) to the extent the holders of such other Loans decline to have such Loans repurchased or prepaid, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

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(h) Foreign Dispositions/Excess Cash Flow. Notwithstanding any other provision of this Section 2.15, (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (a “Foreign Disposition”) or Excess Cash Flow Prepayment Amount attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow Prepayment Amount so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.15 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow Prepayment Amount that, in each case, would otherwise be required to be used to make a prepayment pursuant to this Section 2.15, is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow Prepayment Amount will be promptly (and in any event not later than 10 Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.15 and (ii) to the extent that the Borrower has determined in good faith that repatriation to the United States of any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary or Excess Cash Flow Prepayment Amount attributable to Foreign Subsidiaries would have material adverse tax cost consequences (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow Prepayment Amount, such Net Cash Proceeds or Excess Cash Flow Prepayment Amount so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (ii), on or before the date on which any such Net Cash Proceeds or any such Excess Cash Flow Prepayment Amount would have been required to be applied to prepayments pursuant to this Section 2.15, the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow Prepayment Amount to such reinvestments or prepayments, as applicable, as if such Net Cash Proceeds or Excess Cash Flow Prepayment Amount had been received by the Borrower rather than such Foreign Subsidiary, less the amount (the “Netted Tax Amount”) of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow Prepayment Amount had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow Prepayment Amount that would be calculated if received by such Foreign Subsidiary); provided that, to the extent that the repatriation of any Net Cash Proceeds or Excess Cash Flow Prepayment Amount from such Foreign Subsidiary would no longer have an adverse tax consequence, such Foreign Subsidiary shall promptly repatriate (and in any event not later than 10 Business Days after such repatriation) an amount equal to the Netted Tax Amount to the Borrower, which amount shall be applied by the Borrower to prepayment of the Term Loans in accordance with this Section 2.15.

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2.16 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.14(a) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided, in the event the Borrower fails to specify the Loans (or Class thereof) to which any such prepayment shall be applied, such prepayment shall be applied as follows:

(i) first, to repay outstanding Swing Line Loans to the full extent thereof;

(ii) second, to repay outstanding Revolving Loans pro rata among Classes of Revolving Loans to the full extent thereof; and

(iii) third, to prepay the Term Loans pro rata among Classes or Term Loans in direct order of maturity of the scheduled remaining Installments of principal of the Term Loans within each Class.

(b) Application of Mandatory Prepayments. Any amount required to be used to prepay the Term Loans pursuant to Sections 2.15(a) through 2.15(d) shall be applied to the Class of Term Loans specified by the Borrower in the applicable notice of prepayment in direct order of maturity of the scheduled remaining Installments of principal of such Class of Term Loans.

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option to refuse its Pro Rata Share of such Waivable Mandatory Prepayment (such refused amount of all such Lenders, the “Refused Proceeds”) by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall (i) pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, less the Refused Proceeds, which such remaining amount shall be applied to prepay the Term Loans of those Lenders that have elected not to exercise such option (which prepayment shall be applied to the scheduled Installments of principal of the Term Loans in accordance with Section 2.16(b)), and (ii) retain any Refused Proceeds or use such Refused Proceeds for any other purpose permitted hereunder.

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(d) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.19(c).

2.17 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars or Canadian Dollars, as applicable, in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 3:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due related thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

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(f) The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) (unless a later time is otherwise specified herein with respect to such payment) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.11, if applicable, from the date such amount was due and payable until the date such amount is paid in full.

2.18 Ratable Sharing. The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, or by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.18 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

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2.19 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that the Required Lenders shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised by the Required Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.19(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.19(b) shall affect the obligation of any Lender other than an Affected lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

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(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts in reasonable detail), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.19 and under Section 2.20 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.19 and under Section 2.20.

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2.20 Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.21 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.20(a)) shall reasonably determine (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) to any additional tax (other than taxes excluded from Section 2.21 pursuant to clauses (i) through (vii) of Section 2.21(a) and Non-Excluded Taxes and Other Taxes covered by Section 2.21) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”); or (iii) imposes any other condition (other than with respect to a tax matter) on or affecting such Lender (or its applicable lending office) or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender by a material amount of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) by a material amount with respect thereto; then, in any such case, the Borrower shall pay to such Lender, within thirty (30) days of receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.20(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, no Lender may demand compensation pursuant to this Section 2.20(a) unless it is then the general policy of such Lender to pursue similar compensation in similar circumstances under comparable provisions of other credit agreements.

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(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.20(b)) shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender by a material amount as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender with regard to capital adequacy), then from time to time, within thirty (30) days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.20(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.20 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented. Notwithstanding the foregoing, no Lender may demand compensation pursuant to this Section 2.20(b) unless it is then the general policy of such Lender to pursue similar compensation in similar circumstances under comparable provisions of other credit agreements.

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2.21 Taxes. (a) All payments made by or on behalf of any Loan Party to the Administrative Agent, the Arrangers or any Lender or other Secured Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income, net profit, branch profits, and franchise taxes (imposed in lieu of the foregoing) imposed on the Administrative Agent, the Arrangers or any Lender as a result of (x) the Administrative Agent, the Arrangers or any Lender being organized under the laws of, or having its principal office located in, the jurisdiction of the Governmental Authority imposing such tax, or (y) a present or former connection between the Administrative Agent, the Arrangers or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection that would not have arisen but for and solely as a result of the Administrative Agent’s, the Arrangers’ or such Lender’s (as applicable) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); (ii) taxes attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section; (iii) other withholding taxes imposed by the United States, except to the extent they would not have been imposed but for and solely as a result of a change in applicable Law occurring (x) after the date that such Person became a party to this Agreement, or (y) with respect to an assignment, acquisition, designation of a new applicable lending office or the appointment of another agent for purposes of receiving payments hereunder or other transfer, after the effective date thereof, except to the extent that any predecessor to such Person’s assigned interest was entitled to such amounts (or in the case of a designation of a new applicable lending office, to the extent such Person was entitled to such amounts with respect to its prior applicable lending office); (iv) United States backup withholding taxes under Section 3406 of the Code; (v) taxes that would not have been imposed but for a failure by the Administrative Agent, the Arrangers or a Lender (or any financial institution through which any payment is made to such Lender) to comply with the applicable requirements of Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any agreement entered into pursuant to Section 1471(b) of the Code, or any applicable Treasury regulations promulgated thereunder or official interpretations thereof (such Code provisions, regulations and interpretations, collectively, “FATCA”); and (vi) taxes that are attributable solely to a Lender’s, the Administrative Agent’s or the Arrangers’ (as applicable) gross negligence or willful misconduct. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings and all liabilities (including penalties, interest and additions to tax) with respect thereto (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from or are otherwise imposed on any amounts payable to the Administrative Agent, the Arrangers or any Lender hereunder, the amounts so payable by or on behalf of any Loan Party to the Administrative Agent, the Arranger or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Arrangers or such Lender (after payment of all Non-Excluded Taxes and Other Taxes and deductions and withholdings applicable to additional amounts payable under this Section 2.21) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b) In addition, the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

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(c) Whenever any Non-Excluded Taxes or Other Taxes are payable or remittable by a Loan Party, as promptly as possible thereafter the Loan Party shall send to the Administrative Agent, the Arrangers or relevant Lender, as the case may be, a certified copy of an original official receipt received by the Loan Party or other reasonably satisfactory evidence showing payment thereof. The Loan Parties shall indemnify the Administrative Agent, the Arrangers or the relevant Lender for the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed on amounts payable under this Section 2.21) paid by such Administrative Agent, the Arrangers or relevant Lender, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date the Administrative Agent, the Arrangers or any relevant Lender, as the case may be, makes written demand therefore (which demand shall set forth in reasonable detail the nature and amount of Non-Excluded Taxes and Other Taxes for which indemnification is being sought). If the Administrative Agent, the Arrangers or a Lender determines, in its sole discretion, that it has received a refund of any taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.21(c), it shall pay such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.21(c) with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Arrangers or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Administrative Agent, the Arrangers or such Lender, agrees to repay the amount paid over to the Loan Party (plus interest attributable to the period during which the Loan Party held such funds and any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Arrangers or such Lender in the event the Administrative Agent, the Arrangers or such Lender, as the case may be, is required to repay such refund to such Governmental Authority. This Section 2.21(c) shall not be construed to require the Administrative Agent, the Arrangers or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. The agreements in this Section 2.21 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Each Lender, to the extent such Lender is not a “U.S. person” (as such term is defined in Section 7701(a)(30) of the Code), including, to the extent applicable, the Arrangers and the Administrative Agent (and any Transferee) shall deliver to the Borrower and the Administrative Agent (and, in the case of a Participant, to the Lender from which the related participation shall have been purchased) whichever of the following is applicable:

(i) duly completed copies of IRS Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party and which provides for an exemption from or reduction in United States federal withholding tax,

(ii) duly completed copies of IRS Form W-8ECI (or any successor form),

(iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate in substantially the form of Exhibit E-1, to the effect that such Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (4) was not engaged in a conduct of a trade or business within the United States to which the interest payment is effectively connected, and (B) duly completed copies of IRS Form W-8BEN;

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(iv) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or participating Lender granting a typical participation), a complete and executed IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit E-2, E-3, or E-4, as applicable, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Lender is a partnership (and not a participating Lender) and one or more partners of such Lender are claiming the portfolio interest exemption, such Lender shall provide a certificate, in substantially the form of Exhibit E-2 or E-4, as applicable, on behalf of such beneficial owner(s) in lieu of requiring each beneficial owner to provide its own certificate; provided, further, that a Person that may be treated as an “exempt recipient” (within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii) (without regard to the third sentence thereof) shall not be required to deliver an IRS Form W-9, except to the extent necessary to avoid U.S. withholding taxes under Treasury Regulations Section 1.1441-1; or

(v) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax on payments under this Agreement and the other Loan Documents duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

To the extent a Lender is a “U.S. person” (as defined in Section 7701(a)(30) of the Code), such Lender shall deliver to the Borrower and the Administrative Agent (and, in the case of a Participant, to the Lender from which the related participation shall have been purchased) duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender and the Arrangers shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Person and at such other times as may be reasonably requested by the Borrower or the Administrative Agent. Each Lender and the Arrangers shall promptly notify the Administrative Agent and the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender, the Arrangers and the Administrative Agent shall not be required to deliver any form pursuant to this paragraph that such Lender or the Administrative Agent is not legally able to deliver.

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(e) A Lender (and to the extent applicable, the Administrative Agent and the Arrangers) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent and the Arrangers), upon the reasonable request of the Borrower, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender (and to the extent applicable, the Administrative Agent) is legally entitled to complete, execute and deliver such documentation and in such Lender’s (and to the extent applicable, the Administrative Agent’s) reasonable judgment such completion, execution or submission would not subject such Lender (or to the extent applicable, the Administrative Agent) to any material unreimbursed cost or expense or materially prejudice the legal position of such Lender (or to the extent applicable, the Administrative Agent). In addition, each Lender and the Arrangers shall deliver such requested documentation promptly upon the obsolescence or invalidity of any document previously delivered by such Person and at such other times as may be reasonably requested by the Borrower or the Administrative Agent. Each Lender and the Arrangers shall promptly notify the Administrative Agent and the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower. Notwithstanding anything to the contrary in this Section (e), the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) If a payment made to the Arrangers or any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if the Arrangers or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Arrangers or such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that the Arrangers or such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purpose of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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2.22 Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.22) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.19, 2.20 or 2.21, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.19, 2.20 or 2.21 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.22 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.22 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The Borrower shall not be required to make any payments to any Lender under Section 2.19, 2.20 or 2.21 for any costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such costs or reductions and of such Lender’s intention to claim compensation therefor; provided that if the event giving rise to such costs or reductions is given retroactive effect, then the 180-day period referred to above shall be extended to include the period of retroactive effect therefor.

2.23 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23(d); fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.23(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(ii) Certain Fees.

(1) No Defaulting Lender shall be entitled to receive any fee pursuant to Sections 2.12(a) or 2.12(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Sections 2.12(a)(ii) and 2.12(b)(ii) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.23(d).

(2) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (1) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment and (z) such reallocation does not cause the aggregate LC Facility Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s LC Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

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(iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.23(d).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Line Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.23(a)(iii), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.23(d).

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(d) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that such Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Without limiting the requirement to Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to any Defaulting Lender pursuant to Section 2.23(d), Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.23, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(iv) Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

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2.24 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.19, 2.20 or 2.21, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.23(b) within five Business Days after the Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.1 (other than with respect to clause (ix) of Section 9.1) or in connection with any Extension, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required (or, in the case of an Extension, whose consent is required in order to extend the maturity date of all Loans or Commitments of such Class) shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments and LC Facility Commitments, if any, in full to one or more Persons permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 9.6 (each a “Replacement Lender”) and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, (1) on the date of such assignment, such Terminated Lender shall have received payment from the Replacement Lender or the Borrower in an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.12; (2) in the case of any such assignment resulting from a claim for compensation under Section 2.19(c), 2.20 or 2.21, such assignment will result in a material reduction in such compensation and on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.19(c), 2.20 or 2.21; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, the Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or Cash Collateralized in an amount equal to the Minimum Collateral Amount with respect to such Letter of Credit or the Issuing Bank has otherwise entered into arrangements satisfactory to it and the Borrower with respect to such Letter of Credit. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments and LC Facility Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6; provided that each party hereto agrees that an assignment required pursuant to this Section 2.24 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.

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2.25 Extensions of Loans.

(a) The Borrower may from time to time, pursuant to the provisions of this Section 2.25, agree with one or more Lenders holding Loans or Commitments of any Class to extend the maturity date (the original maturity date in respect of any such Class, an “Original Maturity Date”) and otherwise modify the economic terms of any such Class or any portion thereof (including, without limitation, by changing the interest rate or fees payable and/or modifying the amortization schedule or call premium in respect of any Loans of such Class or any portion thereof) (each such modification, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.25, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans and Commitments of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 10 days (or such shorter period as the Administrative Agent may agree) prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans and/or Commitments of each such Class (each, an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension Offer. After giving effect to any Extension, the Loans or Commitments, as applicable, so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension (the “Original Class”) and shall be a new Class hereunder (the portion of such Original Class that is extended, the “Extended Class,” and the portion of such Original Class that is not extended, the “Non-Extended Class”).

(b) Each Extension shall be subject to the following:

(i) except as to interest rate margins, interest rate floors, fees, original issue discount, call protection, scheduled amortization, voluntary and mandatory prepayments and final maturity date (which shall, subject to clause (ii) below, be determined by the Borrower and set forth in the relevant Extension Offer), the Loans or Commitments, as applicable, of any Lender extended pursuant to any Extension shall have the same terms as the Loans or Commitments, as applicable, subject to the related Extension Offer, except to the extent necessary to provide for covenants and other terms applicable to any period after the Maturity Date of such Class in effect immediately prior to such Extension (other than that applicable to the Commitments or Loans subject to such Extension);

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(ii) the Extended Maturity Date of any Loans or Commitments, as applicable, of a Class being extended pursuant to an Extension shall be later than the Maturity Date of such Class, and the weighted average life to maturity of any Loans or Commitments, as applicable, of a Class being extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of such Class;

(iii) the Loans or Commitments being extended pursuant to an Extension may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Amendment;

(iv) if the aggregate principal amount of Loans or Commitments, as applicable, of a Class in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans or Commitments, as the case may be, of such Class offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Loans or Commitments, as applicable, of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;

(vi) any applicable Minimum Extension Condition (as defined below) shall be satisfied; and

(vii) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a Credit Date being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Responsible Officer of the Borrower.

(c) The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that Lenders of the applicable Class holding a minimum amount of the Loans (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer but in no event less than $5,000,000 unless another amount is agreed to by the Administrative Agent) accept such Extension Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.18 and Section 9.1 will not apply to Extensions of any Loans or Commitments, as applicable, pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.25, including to any payment of interest or fees in respect of any Loans or Commitments, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans or Commitments, as applicable, of any other Class, in each case as is set forth in the relevant Extension Offer.

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(d) On the Original Maturity Date, with respect to each Lender’s Loans or Commitments under any Non-Extended Class, immediately upon the repayment of all amounts owing to such Lender in respect of such Non-Extended Class and the termination of such Lender’s Commitments, if any, thereunder (the “Terminated Loans/Commitments”), at the Borrower’s election (upon prior written notice to the Administrative Agent), such Terminated Loans/Commitments may be deemed to be reallocated, in whole or in part, to one or more Persons who agree to provide Loans or Commitments (“Replacement Loans/Commitments”) hereunder having the same terms and conditions as the Extended class and who are permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 9.6, and at all times thereafter, such Replacement Loans/Commitments shall be deemed to be Loans and/or Commitments, as applicable, of the Extended Class; provided that, for the avoidance of doubt, in no event shall the aggregate principal amount of such Replacement Loans/Commitments exceed the aggregate principal amount of Terminated Loans/Commitments with respect to the related Non-Extended Class.

(e) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order establish new Classes of Loans or Commitments, as applicable, created pursuant to an Extension (including any Replacement Loans/Commitments established on any Original Maturity Date pursuant to clause (d) above), in each case on terms consistent with this Section 2.25. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.25 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, the appropriate Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage (or any other Security Document that the Administrative Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(f) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.25.

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2.26 [Reserved].

2.27 Incremental Facility.

(a) Incremental Term Loans. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), to request one or more (i) additional tranches of term loans of the same Class as any existing Class of term loans hereunder or a new Class of term loans (“Incremental Term Loans”) or (ii) incurrences of Incremental Equivalent Debt, in an aggregate principal amount for all such Incremental Term Loans and incurrences of Incremental Equivalent Debt of up to the Incremental Amount.

(b) Terms and Conditions. The following terms and conditions shall apply to any Incremental Term Loans or Incremental Equivalent Debt: (i) as of the date of incurrence of such Incremental Term Loans or Incremental Equivalent Debt, no event shall have occurred and be continuing or would result from such incurrence that would constitute an Event of Default, (ii) as of the date of incurrence of such Incremental Term Loans or Incremental Equivalent Debt, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided further that, if such Incremental Term Loans or Incremental Equivalent Debt is being incurred in connection with a Permitted Acquisition, if agreed by the lenders or holders, as the case may be, providing such Incremental Term Loans or holders of such Incremental Equivalent Debt, the representations and warranties for which accuracy as of the date of incurrence of such Incremental Term Loans or Incremental Equivalent Debt is required may be limited to a subset of representations and warranties to be agreed by the Borrower and such additional lenders and the reference to “Material Adverse Effect” in such representations and warranties shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition in the main transaction agreement governing such Permitted Acquisition, (iii) the final maturity date of any Incremental Term Loans or Incremental Equivalent Debt shall not be earlier than the Latest Maturity Date then in effect with respect to the Term Loans, and the weighted average life to maturity of such Incremental Term Loans or Incremental Equivalent Debt shall be no shorter than the weighted average life to maturity of the Term Loans (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans), (iv) in the case of Incremental Term Loans and Incremental Equivalent Debt that is secured on a pari passu basis to the Term Loans, the Weighted Average Yield (excluding any customary arrangement or similar fees in connection therewith that are not paid to all of the participant lenders) to the participating lenders in respect of any Incremental Term Loans or Incremental Equivalent Debt (other than Incremental Equivalent Debt that is unsecured) shall not exceed the Weighted Average Yield for the existing Term Loans by more than 50 basis points; provided that if the Weighted Average Yield in respect of such Incremental Term Loans or Incremental Equivalent Debt does so exceed the Weighted Average Yield applicable to the existing Term Loans, the Applicable Margin with respect to the existing Term Loans shall be increased so that the Weighted Average Yield in respect of such Incremental Term Loans or Incremental Equivalent Debt is no more than 50 basis points higher than the Weighted Average Yield for the existing Term Loans, and (v) the Incremental Term Loans shall be on the same terms as the existing Term Loans, except with respect to changes to maturity, amortization, call protection, mandatory and voluntary prepayments, interest rate floors, Applicable Margin, original issue discount and upfront or other fees permitted by clauses (iii) and (iv) above. Incremental Term Loans and Incremental Equivalent Debt that ranks pari passu in right of security with the Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Incremental Amendment.

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(c) Participation and Documentation. Incremental Term Loans and Incremental Equivalent Debt may be provided by any existing Lender (provided that no existing Lender shall have any obligation to provide any portion of any Incremental Term Loans or Incremental Equivalent Debt) or by any other Person; provided that, in the case of Incremental Term Loans, such other Person is permitted to become a Lender hereunder pursuant to and in accordance with the provisions of Section 9.6. Incremental Term Loans shall be made pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender or other Person agreeing to provide such Incremental Term Loans and the Administrative Agent. Such Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents (including any intercreditor agreement then in effect) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.

2.28 Refinancing Facilities.

(a) This Agreement may be amended with the written consent of the Administrative Agent, the Swing Line Lender, the Issuing Bank, Holdings, the Borrower and the Lenders providing the Replacement Revolving Commitments (as defined below) to permit the refinancing of all or any portion of the outstanding Revolving Commitments (the “Refinanced Revolving Commitments”) with replacement revolving commitments (the “Replacement Revolving Commitments”) hereunder; provided that (i) the aggregate principal amount of such Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments (plus any related fees and expenses and other amounts paid, unpaid accrued interest and premium thereon), (ii) such Replacement Revolving Commitments shall have a maturity date that is not prior the maturity date of the Refinanced Revolving Commitments, (iii) the Applicable Margin (or similar interest rate spread applicable to such Replacement Revolving Commitments), interest rate floors, upfront fees, original issue discount, call protection and commitment or similar fees with respect to such Replacement Revolving Commitments shall be as agreed by the Borrower and the Lenders providing such Replacement Revolving Commitments; (iv) such Replacement Revolving Commitments shall rank pari passu in right of payment and of security with the Revolving Loans and Revolving Commitments hereunder, (v) all other terms applicable to such Replacement Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Commitments, than those applicable to such Refinanced Revolving Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Revolving Commitments in effect immediately prior to such refinancing (other than that applicable to such Refinanced Revolving Commitments) and (vi) the proceeds of such Replacement Revolving Commitments shall be applied, substantially concurrently with the incurrence thereof, to the reduction of Refinanced Revolving Commitments (and repayment of Revolving Loans outstanding thereunder) pursuant to Section 2.14.

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(b) This Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or any portion of the outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan (“Replacement Term Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus any related fees and expenses and other amounts paid, unpaid accrued interest and premium thereon), except pursuant to an Incremental Term Loan consummated in accordance with Section 2.27, (ii) the Applicable Margin (or similar interest rate spread applicable to such Replacement Term Loans), interest rate floors, upfront fees, original issue discount, call protection, scheduled amortization and voluntary and mandatory prepayments with respect to such Replacement Term Loans shall be as agreed by the Borrower and the Lenders providing such Replacement Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and will have a maturity date that is not prior to the maturity date of the Refinanced Term Loans, (iv) such Replacement Term Loans shall rank pari passu in right of payment and of security with the Term Loans hereunder, (v) if applicable, the Borrower shall have paid the prepayment premium pursuant to Section 2.14(c) in respect of the Refinanced Term Loans, (vi) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing (other than that applicable to such Refinanced Term Loans) and (vii ) the proceeds of such Replacement Term Loans shall be applied, substantially concurrently with the incurrence thereof, to the reduction of Refinanced Term Loans pursuant to Section 2.14. Replacement Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of any Term Loans hereunder, as specified in the applicable Refinancing Amendment.

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(c) This Agreement may be amended with the written consent of the Administrative Agent, the Issuing Bank, Holdings, the Borrower and the Lenders providing the Replacement LC Commitments (as defined below) to permit the refinancing of all or any portion of the outstanding LC Facility Commitments (the “Refinanced LC Commitments”) with replacement letter of credit facility commitments (the “Replacement LC Commitments”) hereunder; provided that (i) the aggregate principal amount of such Replacement LC Commitments shall not exceed the aggregate principal amount of such Refinanced LC Commitments (plus any related fees and expenses and other amounts paid, unpaid accrued interest and premium thereon), (ii) such Replacement LC Commitments shall have a maturity date that is not prior the maturity date of the Refinanced LC Commitments, (iii) the letter of credit, fronting and commitment fees and interest rate floors, upfront fees, original issue discount and call protection with respect to such Replacement LC Commitments (or similar payments applicable to the issuance of letters of credit under such Replacement LC Commitments) shall be as agreed by the Borrower and the Lenders providing such Replacement LC Commitments; (iv) obligations under such Replacement LC Commitments shall rank pari passu in right of payment and of security with the obligations under the LC Facility Commitments hereunder, (v) all other terms applicable to such Replacement LC Commitments shall be substantially identical to, or less favorable to the Lenders providing such Replacement LC Commitments, than those applicable to such Refinanced LC Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the LC Facility Commitments in effect immediately prior to such refinancing (other than that applicable to such Refinanced LC Commitments) and (vi) the proceeds of such Replacement LC Commitments shall be applied, substantially concurrently with the incurrence thereof, to the reduction of Refinanced LC Commitments (and replacement or Cash Collateralization of outstanding letters of credit thereunder) pursuant to Section 2.14.

(d) Each of the parties hereto hereby agrees that, upon the effectiveness of any amendment to this Agreement pursuant to clause (a), (b) or (c) above or in connection with any Credit Agreement Refinancing Indebtedness (a “Refinancing Amendment”), this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Revolving Commitments, Replacement Term Loans, Replacement LC Commitments or Credit Agreement Refinancing Indebtedness incurred pursuant thereto. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents solely as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Maturity Date with respect to the Revolving Facility or the LC Facility shall be reallocated from Lenders holding Revolving Commitments or LC Facility Commitments, as applicable, to Lenders holding Replacement Revolving Commitments or Replacement LC Commitments, as applicable, in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments or LC Facility Commitments, as applicable, be deemed to be participation interests in respect of such Revolving Commitments or LC Facility Commitments, as applicable, and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

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(e) No Refinancing Amendment shall become effective unless, on the proposed effective date of such Refinancing Amendment, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(f) This Section 2.28 shall supersede any provisions in Sections 2.18 or 9.1 to the contrary.

Section 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent, the Issuing Bank and each Lender that:

3.1 Financial Condition. The audited consolidated balance sheet of New Cayman LP and its consolidated Subsidiaries as at June 30, 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, copies of which have heretofore been furnished to the Administrative Agent for delivery to each Lender, present fairly in all material respects the consolidated financial condition of New Cayman LP as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of New Cayman LP and its consolidated Subsidiaries as at September 30, 2013, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal quarter ended on such date, copies of which have heretofore been furnished to the Administrative Agent for delivery to each Lender, present fairly in all material respects the consolidated financial condition of New Cayman LP as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal quarter period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

3.2 No Change. Since June 30, 2013, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

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3.3 Corporate Existence; Compliance with Law. Each Intrawest Group Member (a) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, (b) has the organizational power and authority to own and operate its Property, to lease the Property it leases as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction (if applicable) where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clause (a) with respect to any Intrawest Group Member other than the Loan Parties and in the cases of clauses (b), (c) and (d) above, to the extent that failure of the same could not reasonably be expected to have a Material Adverse Effect.

3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the requisite corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder or the execution, delivery or performance of this Agreement or any of the other Loan Documents, except (i) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) those consents, authorizations, filings and notices, the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and (iii) the filings or other actions referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any Requirement of Law (except this shall not apply to tax, employee benefit or environmental matters, which are covered exclusively by Sections 3.10, 3.13 and 3.17, respectively) or any Contractual Obligation of any Intrawest Group Member, other than any violation that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and Liens permitted by Section 6.3).

3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of their respective Subsidiaries or against any of their respective properties or revenues, or with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, that could reasonably be expected to have a Material Adverse Effect.

3.7 No Default. No Default or Event of Default has occurred and is continuing.

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3.8 Ownership of Property; Liens. Each of the Intrawest Group Members has title in fee simple or good and valid title, as the case may be, to, or a valid leasehold interest in, or easements or other limited property interests in, all its real or immoveable property necessary in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, or valid license of or other right to use, all its other Property necessary for the conduct of its business as currently conducted, in each case except where the failure to have such title, interest, license or right could not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 6.3.

3.9 Intellectual Property. Each of the Intrawest Group Members owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent such failure could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, except to the extent that any such claim could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and the Borrower, the use of Intellectual Property by the Intrawest Group Members does not infringe on the Intellectual Property rights of any Person in any material respect, except for such infringements which could not reasonably be expected to have a Material Adverse Effect.

3.10 Taxes. Each of the Intrawest Group Members has filed or caused to be filed all federal and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns (other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Intrawest Group Member or (ii) where the failure to make such filing, payment, deduction, withholding, collection or remittance could not reasonably be expected to have a Material Adverse Effect); and no tax Lien has been filed (except to the extent permitted by Section 6.3 hereof), and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulation U.

3.12 Labor Matters. There are no strikes or other labor disputes against any Intrawest Group Member pending or, to the knowledge of Holdings or the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. All payments due from the Intrawest Group Members on account of employee health and welfare insurance that could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Intrawest Group Member.

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3.13 ERISA. Except with respect to the Winter Park Recreational Association Pension Plan, as of the date hereof, there are and there have been no Pension Plans or Multiemployer Plans. With respect to the Winter Park Recreational Association Pension Plan, neither a Reportable Event nor any failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made and the Winter Park Recreational Association Pension Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code. No termination of the Winter Park Recreational Association Pension Plan has occurred, and no Lien in favor of the PBGC or the Winter Park Recreational Association Pension Plan has arisen, during such five-year period. The present value of all accrued benefits under the Winter Park Recreational Association Pension Plan (based on those assumptions used to fund the Winter Park Recreational Association Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of the Winter Park Recreational Association Pension Plan allocable to such accrued benefits by a material amount. None of the Borrower or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA.

3.14 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.15 Subsidiaries. (a)  The Subsidiaries (including Unrestricted Subsidiaries) listed on Schedule 3.15 constitute all the Subsidiaries (including Unrestricted Subsidiaries) of Holdings and the Borrower as of the Closing Date. Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of incorporation or organization of each Subsidiary (including each Unrestricted Subsidiary) and, as to each Subsidiary (including each Unrestricted Subsidiary), the percentage of each class of Capital Stock owned by the applicable Intrawest Group Member.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments granted to any Person other than Holdings, the Borrower or any Subisidary of the Borrower (other than Management Equity and directors’ qualifying shares or other similar shares required pursuant to applicable Law) of any nature relating to any Capital Stock of Holdings or the Borrower or any Capital Stock of any Subsidiary owned directly or indirectly by the Borrower; provided that, with respect to any non-Wholly-Owned Subsidiary, its Capital Stock may be subject to customary rights of first refusal, tag-along, drag-along and other similar rights.

3.16 Use of Proceeds. The proceeds of the Loans shall be used for the purposes set forth in Section 2.7.

3.17 Environmental Matters. Other than exceptions to any of the following that could not reasonably be expected to result in a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are in compliance with all of their Environmental Permits; (iv) have taken reasonable steps to ensure each of their Environmental Permits will be timely maintained, renewed and complied with, any additional Environmental Permits that may be required of any of them will be timely maintained, obtained and complied with, and compliance with any Environmental Law that is or is reasonably expected to become applicable to any of them will be timely attained and maintained; and (v) have no knowledge of any facts or circumstances upon which any such Environmental Permits could reasonably be expected to be adversely amended or revoked.

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(b) Hazardous Materials are not present at, on, under, in, or emanating from any property now or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, at any other location (including, without limitation, any location to which Hazardous Materials have been sent for reuse or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened. To the knowledge of the Borrower or any of its Subsidiaries, there are no facts or circumstances that could reasonably be expected to give rise to any such proceeding.

(d) None of the Borrower or any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar Environmental Law, or with respect to any Hazardous Materials and, to the knowledge of the Borrower and its Subsidiaries, there are no facts or circumstances which could reasonably be expected to give rise to any such request or notification.

(e) None of the Borrower or any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) None of the Borrower or any of its Subsidiaries has assumed or retained, by contract, conduct or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Materials.

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3.18 Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

3.19 Security Documents. (a) Each of the Security Documents is effective to create in favor of the Administrative Agent or the Deed of Trust Trustee, as the case may be, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. (i) In the case of any Pledged Equity as described in the Security Documents which is in certificated form, when any stock, membership or partnership unit certificates representing such Pledged Equity are delivered to, and in the possession of, the Administrative Agent, and (ii) in the case of the other Collateral described in the Security Documents, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the security interest created in favor of the Administrative Agent for the benefit of the Secured Parties in such Pledged Equity and other Collateral shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity and other Collateral and the proceeds thereof, in which a security interest may be perfected by delivery to the Administrative Agent or by filing a financing statement in the United States, as security for the Obligations (as defined in the Security Documents), in each case prior and superior in right to any other Person (other than Persons holdings Liens or other encumbrances or rights that are permitted by this Agreement to be incurred pursuant to Section 6.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent or the Deed of Trust Trustee, as the case may be, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed or published in the offices specified on Schedule 3.19(b) (in the case of the Mortgages to be executed and delivered on or prior to the Closing Date) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 5.10(b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable party to the Mortgage in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by this Agreement).

3.20 Solvency. As of the Closing Date and after giving effect to the Transactions, the Intrawest Group Members, on a consolidated basis, are Solvent.

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3.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any real property that is the subject of such Mortgage as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

3.22 Immaterial Subsidiaries; Non-Guarantor Subsidiary. Each Immaterial Subsidiary of Holdings as of the Closing Date is set forth on Part I of Schedule 3.22. Each Excluded Subsidiary as of the Closing Date is set forth on Part II of Schedule 3.22. In the aggregate, the Immaterial Subsidiaries that are not Subsidiary Guarantors have consolidated assets with a book value of less than $15,000,000 in the aggregate as of September 30, 2013.

3.23 PATRIOT Act and OFAC.

(a) To the extent applicable, each Intrawest Group Member (including any Unrestricted Subsidiary) is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(b) No Intrawest Group Member (including any Unrestricted Subsidiary) nor, to the knowledge of any Loan Party, any director, officer, agent, employee or Affiliate of any Intrawest Group member, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 4. CONDITIONS PRECEDENT

4.1 Conditions to Effectiveness. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer or signatory of Holdings and the Borrower, (ii) the Pledge Agreements, in each case executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto, (iii) the Guarantee Agreements, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto, (iv) the Security Agreement, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto, (v) the Intercompany Debt Subordination Agreement, executed and delivered by a duly authorized officer or signatory of each Intrawest Group Member party thereto, and (vi) a short form Trademark Security Agreement, in substantially the form of Annex II to the Security Agreement, executed by a duly authorized officer of each Loan Party that is a party thereto.

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(b) Termination of Existing Indebtedness; Restructuring Transactions. The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the existing Indebtedness of the Loan Parties under the Existing Credit Facilities shall have been (or when repaid with the proceeds of the Loans made on the Closing Date, will be) paid in full (other than any letters of credit issued pursuant to the Existing Credit Facilities, for which substitute payment assurances acceptable to the issuer thereof have been made or which shall be Existing Letters of Credit hereunder), (ii) all commitments to lend or make other extensions of credit under the Existing Credit Facilities shall be simultaneously terminated and the Liens and security interests granted in connection therewith shall have been terminated or released concurrently and (iii) the Restructuring Transactions (including, without limitation, the Subordinated Debt Refinancing) shall have been consummated prior to or substantially contemporaneously with the making of the extensions of credit on the Closing Date;

(c) Financial Statements. The Lenders shall have received the financial statements described in Section 3.1.

(d) Fees and Expenses. The Borrower shall have paid (or the initial Lenders and/or the Administrative Agent shall withhold from the proceeds of the Term Loans on the Closing Date), all fees due and payable as of the Closing Date pursuant to Sections 2.12(e) and 2.12(f) to the Administrative Agent (for distribution, as appropriate, to the Lenders), and all expenses required to be paid pursuant to Section 9.5 for which reasonably detailed invoices have been presented at least three Business Days prior to the Closing Date shall have been paid to the Administrative Agent.

(e) Solvency Certificate. The Lenders shall have received a solvency certificate, substantially in the form of Exhibit F, executed by a Responsible Officer of Holdings.

(f) Lien Searches. The Administrative Agent shall have received the results of recent Uniform Commercial Code, tax and judgment lien searches (or the foreign equivalent thereof) in each relevant jurisdiction reasonably requested by the Administrative Agent with respect to each of the entities set forth on Schedule 4.1(f); and such searches shall reveal no Liens on any of the Collateral except for Liens permitted by Section 6.3 or Liens to be discharged on or prior to the Closing Date.

(g) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments.

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(h) Legal Opinions. The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders, legal opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Holdings, the Borrower and its Subsidiaries and (ii) local counsel in each jurisdiction in which any Loan Party is required to grant a Mortgage with respect to Closing Date Mortgaged Property, in each case dated the date hereof and addressed to the Administrative Agent, the Issuing Bank and the Lenders.

(i) Pledged Equity; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates, if any, representing the shares or membership or partnership units of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized representative or officer of the pledgor thereof and (ii) any Pledged Notes (as defined in the Security Agreement), duly endorsed in blank, in each case, as required by the Security Documents to be delivered to the Administrative Agent on the Closing Date.

(j) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required as of the Closing Date by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent or the Deed of Trust Trustee, as the case may be, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation, or arrangements reasonably satisfactory to the Administrative Agent for such filing, registration, recordation and/or filing shall have been made.

(k) Mortgages. The Administrative Agent shall have received a Mortgage covering each parcel of real or immoveable property specified on Schedule 4.1(k) (the “Closing Date Mortgaged Properties”), executed and delivered by a duly authorized officer or representative of the relevant Loan Party, and:

(i) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the “Title Insurance Company”) shall have received with respect to Closing Date Mortgaged Properties, copies of existing surveys or express maps, plans and certificates of location (if any) for such Closing Date Mortgaged Properties.

(ii) The Administrative Agent shall have received in respect of each Closing Date Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount equal to the value of the applicable Closing Date Mortgaged Property or such other amount that is reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Closing Date Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent or the Deed of Trust Trustee for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy – Form 2006 (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request; and (G) be issued by title companies satisfactory to the Administrative Agent, it being acknowledged that First American Title Insurance Company is a satisfactory title company. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

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(iii) If required by applicable law and requested by the Administrative Agent, the Administrative Agent shall have received a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date.

(iv) The Administrative Agent shall have received FEMA life-of-loan flood determinations for each of the Closing Date Mortgaged Properties.

(v) If reasonably requested by the Administrative Agent, the Administrative Agent shall have received a copy of all recorded documents (to the extent available in the land records office) referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (i) above and a copy of all other material documents in the possession of the applicable Intrawest Group Member affecting the Closing Date Mortgaged Properties.

(l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.5.

(m) PATRIOT Act. The Lenders shall have received, at least three Business Days prior to the Closing Date, to the extent requested sufficiently in advance thereof, all documentation and other information with respect to the Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(n) Funds Flow. The Administrative Agent shall have received a funds flow for the transactions contemplated to occur on the Closing Date.

4.2 Conditions to Each Credit Extension.

(a) The obligation of each Lender to make any Loan, or the Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 9.1, of the following conditions precedent:

(i) the Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

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(ii) after (i) making any Revolving Loan or issuing any Revolving Facility Letter of Credit requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, and (ii) issuing any LC Facility Letter of Credit requested on such Credit Date, the LC Facility Letter of Credit Usage shall not exceed the LC Facility Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided further that the condition set forth in this clause (iii) shall be limited in connection with the incurrence of Incremental Term Loans as specified in Section 2.27(b)(ii); and

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

(b) Notices. Any Notice shall be executed by a Responsible Officer in a writing delivered to the Administrative Agent. In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if the Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

Section 5. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Termination Conditions have not be satisfied, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender and take the following actions:

(a) within 120 days after the end of each fiscal year of Holdings (or, for each fiscal year ended after an initial public offering by IRH, within the time periods specified pursuant to Section 13(a) or 15(d) of the Exchange Act, as such time periods may be extended in accordance with Rule 12b-25 of the Exchange Act (but in any event, no later than 120 days after the end of such fiscal year)), a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, by KPMG LLP or any other independent certified public accountants of nationally recognized standing;

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(b) not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Holdings (or, for each fiscal quarter ended after an initial public offering by IRH, within the time periods specified pursuant to Section 13(a) or 15(d) of the Exchange Act, as such time periods may be extended in accordance with Rule 12b-25 of the Exchange Act (but in any event, no later than 60 days after the end of each such fiscal quarter)), the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c) promptly, but in any event not later than 10 days, after receipt by any Loan Party, the unaudited consolidated balance sheet of Blue Mountain and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of operations for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year;

(d) promptly, but in any event not later than 10 days, after receipt by any Loan Party, the unaudited consolidated balance sheet of Chateau M.T. Inc. and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of operations for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year; and

(e) promptly, but in any event not later than 10 days, after receipt by any Loan Party, the unaudited consolidated balance sheet of MHM and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of operations for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year.

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Financial statements and other information required to be delivered pursuant to this Section 5.1, Section 5.2 or Section 5.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which IRH or Holdings posts such information, or provides a link thereto, on the website of IRH or Holdings; (ii) on which such information is posted on behalf of IRH or Holdings on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or third-party website or whether sponsored by the Administrative Agent); or (iii) to the extent such financial statements are set forth in IRH’s Form 10-K or 10-Q, as applicable, filed with the SEC, on which date such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents. Notwithstanding anything herein to the contrary, so long as IRH (x) owns no material assets other than the Capital Stock of Holdings and (y) has no material liabilities, in each case other than intercompany assets and liabilities to or from Holdings, the Borrower or any of its Subsidiaries that are eliminated in consolidation, financial statements and other information with respect to IRH and its consolidated Subsidiaries instead of Holdings and its consolidated Subsidiaries shall satisfy the requirements set forth in this Section 5.1 and Section 5.2.

5.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (d), to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a Compliance Certificate of the Borrower (the first such Compliance Certificate to be delivered for the fiscal quarter ending March 31, 2014) (A) containing all information, calculations and supporting schedules necessary for determining compliance by Holdings, the Borrower and their respective Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and if such Compliance Certificate demonstrates an Event of Default in respect of any covenant set forth in Section 6.1, the Borrower may deliver within ten Business Days of the delivery of such Compliance Certificate notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 7.3, and (B) which shall set forth the names of all Immaterial Subsidiaries (if any) and certify that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that, in the aggregate, all such Immaterial Subsidiaries had consolidated assets with a book value of less than $15,000,000 on the last day of such fiscal quarter or such fiscal year, as the case may be, (ii) a summary management consolidated EBITDA presentation by business segment consistent with the EBITDA presentation provided to Lenders during the primary syndication of the Facilities, and (iii) with respect to the financial statements delivered pursuant to Section 5.1(a), to the extent not previously disclosed to the Administrative Agent, a listing of any material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date);

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(b) no later than 60 days after the end of each fiscal year of Holdings, a consolidated budget for the following fiscal year (including a consolidated statement of projected results of operations of Holdings and its consolidated Subsidiaries as of the end of the following fiscal year presented on a quarterly basis);

(c) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of Holdings and its consolidated Subsidiaries, in each case, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

(d) promptly upon their becoming publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by IRH with the SEC or sent or made available generally by IRH to its security holders acting in such capacity;

(e) promptly, such additional financial information as the Administrative Agent on behalf of any Lender may from time to time reasonably request; and

(f) within fifteen (15) Business Days of each Excess Cash Determination Date, a certificate of a Responsible Officer of Holdings certifying a calculation of Excess Cash and Consolidated Excess Cash Flow as of such Excess Cash Determination Date, accompanied by supporting information in reasonable detail.

The Borrower hereby acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has not clearly and conspicuously marked “PUBLIC” shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this paragraph contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries and their securities (“Private Side Information”). Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected to receive Private Side Information in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to communications that are not made through the “Public” portion of the Platform and that may contain Non-Public Information.

5.3 Payment of Taxes. Pay, discharge or otherwise satisfy all taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be or (ii) the failure could not reasonably be expected to have a Material Adverse Effect.

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5.4 Conduct of Business and Maintenance of Existence; Compliance with Law. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Sections 6.4 or 6.5 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law (except this shall not apply to tax, environmental or employee benefit matters, which in this respect are covered exclusively in Sections 5.3, 5.8 and 5.9, respectively), except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Keep all real and tangible Property and systems used, useful, or necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses) as are customarily carried under similar circumstances by such other Persons.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries which are full, true and correct, in all material respects, in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities, (b) upon the request of the Administrative Agent or the Required Lenders, participate in a meeting or conference call with the Administrative Agent and the Lenders once during each fiscal year at such time as may be agreed to by the Borrower and the Administrative Agent and (c) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired (but, the Administrative Agent may not have more than one visit per any twelve month period except during an Event of Default)), upon reasonable advance notice to the Borrower, and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and their respective Subsidiaries with officers and employees of Holdings, the Borrower and their respective Subsidiaries and with their independent certified public accountants (and the Borrower will be given the opportunity to participate in any such discussions with such independent certified accountants). Any such inspection shall be at the Administrative Agent’s sole cost and expense unless an Event of Default has occurred and is continuing at the time of such inspection, in which event the Borrower shall reimburse the Administrative Agent for its reasonable, actual out-of-pocket costs and expenses. Notwithstanding anything to the contrary in this Section 5.6, none of Holdings, the Borrower and their respective Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

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5.7 Notices. Promptly after obtaining knowledge of the same, give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) [Reserved];

(c) any litigation or proceeding affecting Holdings, the Borrower or any of its Subsidiaries, or with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, that could reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after any Borrower knows of same: (i) the occurrence of any Reportable Event with respect to any Pension Plan that is currently sponsored or maintained by or to which any Borrower or Commonly Controlled Entity is obligated to make contributions, a failure to make any required contribution to a Pension Plan, the creation of any Lien in favor of the PBGC or a Pension Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or a Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan;

(e) as soon as possible and in any event within 30 days of obtaining knowledge thereof any development, event, or condition that could reasonably be expected to result in the payment by the Borrowers and their respective Subsidiaries of a Material Environmental Amount; and

(f) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary has taken or proposes to take with respect thereto.

5.8 Environmental Laws. (a)  Except in each case to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all material Environmental Permits.

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(b) Except in each case to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions required by any Governmental Authority under Environmental Laws, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9 Plan Compliance. Establish, maintain and operate any and all Pension Plans, Multiemployer Plans and Foreign Employee Benefit Plans (other than government-sponsored plans) in compliance in all material respects with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plans to the extent the Borrower or any Commonly Controlled Entity has the authority to establish, maintain and operate such plans.

5.10 Additional Collateral, etc.  (a)  [Reserved].

(b) Subject to Sections 5.10(d) and (e), with respect to any fee interest or absolute right of ownership in any real or immoveable property having a fair market value (together with improvements thereof) of at least $5,000,000 (as determined in good faith by a Responsible Officer) acquired after the Closing Date by any Loan Party (in each case, other than any such real property subject to any Contractual Obligation that includes negative pledge clauses permitted by Section 6.13, any Lien permitted pursuant to Section 6.3(j), 6.3(p), 6.3(r), 6.3(s) or 6.3(ee) or any Requirement of Law that prohibits or restricts compliance with the terms and conditions of this Section 5.10) (which, for the purposes of this paragraph, shall include any owned real property of any Loan Party that ceases to be subject to the foregoing restrictions), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent or the Deed of Trust Trustee, as the case may be, for the benefit of the Secured Parties, covering such real or immoveable property (to the extent such property is not already subject to a first priority Lien pursuant to a Security Document), (ii) if reasonably requested by the Administrative Agent or the Deed of Trust Trustee, as the case may be, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other lesser amount as shall be reasonably specified by the Administrative Agent or the Deed of Trust Trustee, as the case may be) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Deed of Trust Trustee, as the case may be, in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent or the Deed of Trust Trustee, as the case may be, and (iii) if reasonably requested by the Administrative Agent or the Deed of Trust Trustee, as the case may be, deliver to the Administrative Agent or the Deed of Trust Trustee, as the case may be, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent or the Deed of Trust Trustee, as the case may be.

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(c) Subject to Sections 5.10(d) and (e), with respect to any new Domestic Subsidiary that is a Wholly Owned Subsidiary, other than (x) a Non-Recourse Subsidiary Borrower, an Excluded Subsidiary or a Subsidiary owned by an Excluded Subsidiary, (y) a Domestic Subsidiary whose assets consist solely of the Capital Stock of one or more Foreign Subsidiaries or (z) a Domestic Subsidiary owned by a Foreign Subsidiary, owning assets with a fair market value in excess of $5,000,000 (as determined in good faith by a Responsible Officer) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include (1) any existing Subsidiary that ceases to be subject to the foregoing exceptions and (2) any Unrestricted Subsidiary designated as a Subsidiary that is not an Unrestricted Subsidiary pursuant to Section 5.16, unless such Subsidiary is an Immaterial Subsidiary), by any Intrawest Group Member, or any Subsidiary that was previously an Immaterial Subsidiary but, as of the end of the most recently ended fiscal quarter of Holdings for which financial statements are required to be delivered pursuant to this Agreement, has ceased to qualify as an Immaterial Subsidiary due to the value of its consolidated assets (and is not otherwise subject to any of the foregoing exceptions), promptly (i) cause such Subsidiary (A) to become a party to a Guarantee Agreement and appropriate Security Documents (or enter into amendments to an existing Guarantee Agreement or any existing Security Document as the Administrative Agent or the Deed of Trust Trustee, as the case may be, deems necessary or advisable) to grant to the Administrative Agent or the Deed of Trust Trustee, as the case may be, for the benefit of the Secured Parties, a perfected first priority (subject to Liens permitted pursuant to Section 6.3) security interest in the Capital Stock of such Subsidiary that is owned by any Loan Party and the other Collateral described in the relevant Security Document and to cause such Subsidiary to be a Guarantor and (B) to take such actions necessary or advisable to grant to the Administrative Agent or the Deed of Trust Trustee, as the case may be, for the benefit of the Secured Parties, a perfected first priority (subject to Liens permitted pursuant to Section 6.3) security interest in the Collateral described in the relevant Security Document with respect to such Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements or other similar filings in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent or the Deed of Trust Trustee, as the case may be, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and (iii) if reasonably requested by the Administrative Agent or the Deed of Trust Trustee, as the case may be, deliver to the Administrative Agent or the Deed of Trust Trustee, as the case may be, legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent or the Deed of Trust Trustee, as the case may be.

(d) Notwithstanding anything to the contrary contained herein, in the event that the compliance by any Intrawest Group Member (including any non-Wholly-Owned Subsidiary) with any of Section 5.10(b) or (c) would require the consent of any un-Affiliated third-party, such Intrawest Group Member shall use commercially reasonable efforts to obtain such consents or other deliveries. For the avoidance of doubt, (x) the use of commercially reasonable efforts, as contemplated by this Section 5.10, to obtain any consent or delivery shall not require the applicable Intrawest Group Member to pay to such un-Affiliated third-party a fee, premium or penalty or other consideration (other than expense reimbursement) and (y) in the event following the use of commercially reasonable efforts to obtain a consent or delivery, the applicable Intrawest Group Member is unable to obtain a necessary consent or delivery of the relevant un-Affiliated third-party, the Lenders hereby waive compliance by such Intrawest Group Member with the provisions of this Section 5.10 solely to the extent such consent or delivery is not obtained.

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(e) Notwithstanding anything to the contrary contained herein, with respect to any Property of any Intrawest Group Member that would otherwise be required to be mortgaged or pledged in favor of the Secured Parties in accordance with this Section 5.10 (each such Property, an “Eligible Collateral Property”), in no event shall any Intrawest Group Member have any obligation to mortgage or pledge such Property in favor of the Secured Parties if such Property is to be used to secure any Indebtedness permitted by Section 6.2(c) or Section 6.2(f) within 90 days of the date such Property first qualifies as an Eligible Collateral Property.

(f) Notwithstanding anything to the contrary herein, the Borrower shall be permitted at any time and from time to time to add any of their respective Subsidiaries as an additional Subsidiary Guarantor in accordance with this Section.

(g) If, at any time and from time to time after the Closing Date, Immaterial Subsidiaries have in the aggregate consolidated assets with a book value in excess of $15,000,000 on the last day of any fiscal quarter of Holdings, cause, not later than 30 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, one or more of such Immaterial Subsidiaries to become additional Subsidiary Guarantors (notwithstanding that such Subsidiaries are, individually, Immaterial Subsidiaries) and to comply with the requirements of Section 5.10(c) such that the foregoing condition ceases to be true.

5.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of more fully perfecting or renewing the rights of the Administrative Agent or any Deed of Trust Trustee, as the case may be, and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which are required to become part of the Collateral pursuant to Section 5.10) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Deed of Trust Trustee, as the case may be, or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement, the other Loan Documents or any Hedge Agreement which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Holdings and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Deed of Trust Trustee, as the case may be, or such Secured Parties may be reasonably required to obtain from any Intrawest Group Member for such governmental consent, approval, recording, qualification or authorization.

5.12 Post-Closing Covenants. The Borrower shall, and shall cause its Subsidiaries to, take the actions set forth on Schedule 5.12 (the “Post-Closing Actions”) within the time periods specified therein; provided that the failure to complete any Post-Closing Action by the applicable date specified in Schedule 5.12 shall not constitute a Default or an Event of Default under this Agreement so long as the Borrower is diligently pursuing the completion of such Post-Closing Action.

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5.13 [Reserved].

5.14 [Reserved].

5.15 Maintenance of Rating. At all times, the Borrower shall use commercially reasonable efforts to maintain (i) a public corporate family rating issued by at least one nationally recognized statistical rating organization and (ii) a public credit rating from at least one nationally recognized statistical rating organization with respect to the Term Loans.

5.16 Unrestricted Subsidiaries. The Borrower may at any time designate any of its Subsidiaries as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary that is not an Unrestricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Total Secured Debt Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period shall be less than or equal to the Applicable Leverage Ratio Level and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is restricted by and subject to the covenants contained in the documents governing Indebtedness expressly subordinated to the Obligations. The designation of any Subsidiary of the Borrower as an Unrestricted Subsidiary shall constitute an Investment by the Intrawest Group Members therein at the date of designation in an amount equal to the fair market value (as determined in good faith by a Responsible Officer) of the Intrawest Group Members’ investment therein. The designation of any Unrestricted Subsidiary as a Subsidiary of the Borrower that is not an Unrestricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Notwithstanding anything in this Agreement to the contrary, any Intrawest Group Member designated as an Unrestricted Subsidiary shall not be deemed to be an Intrawest Group Member for any purposes of this Agreement, including without limitation for purposes of financial definitions and financial calculations contained herein.

Section 6. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Termination Conditions are not satisfied, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1 Financial Condition Covenant. With respect to the Revolving Facility only, permit the Total Secured Debt Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of any Test Period ending on any date set forth below to be greater than the ratio set forth below opposite such date; provided that this Section 6.1 shall not be applicable to any such Test Period if on the last day of such Test Period, the aggregate outstanding principal amount of Revolving Loans plus the aggregate outstanding principal amount of Swing Line Loans plus the Revolving Facility Letter of Credit Usage (but excluding from such amount any Revolving Facility Letters of Credit which have been Cash Collateralized in an amount not less than the Minimum Collateral Amount with respect thereto) is less than or equal to 30% of the aggregate Revolving Commitments as of such date:

Date	Total Secured Debt Leverage Ratio
March 31, 2014	7.75 to 1.00
June 30, 2014	7.75 to 1.00
September 30, 2014	7.50 to 1.00
December 31, 2014	7.50 to 1.00
March 31, 2015	6.75 to 1.00
June 30, 2015	6.75 to 1.00
September 30, 2015	6.75 to 1.00
December 31, 2015	6.75 to 1.00
March 31, 2016	6.25 to 1.00
June 30, 2016	6.25 to 1.00
September 30, 2016	6.25 to 1.00
December 31, 2016	6.25 to 1.00
March 31, 2017	5.50 to 1.00
June 30, 2017	5.50 to 1.00
September 30, 2017	5.50 to 1.00
December 31, 2017	5.25 to 1.00
March 31, 2018	4.50 to 1.00
June 30, 2018 and thereafter	4.50 to 1.00

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6.2 Limitation on Indebtedness. Create, incur or assume any Indebtedness, except:

(a) (i) Indebtedness of any Loan Party pursuant to any Loan Document (including any Extension Amendment), (ii) any Replacement Term Loans or Indebtedness under any Replacement Revolving Commitments or Replacement LC Commitments with respect thereto, (iii) any Incremental Term Loans and Incremental Equivalent Debt incurred in accordance with Section 2.27, (iv) any Refinancing Indebtedness or Credit Agreement Refinancing Indebtedness with respect to any of the foregoing Facilities or Classes of Loans;

(b) Indebtedness of any Intrawest Group Member to any other Intrawest Group Member, provided that (i) any Indebtedness (A) of Holdings, the Borrower or a Subsidiary Guarantor owing to any Non-Guarantor Subsidiary (excluding Indebtedness described in clause (B) below) shall be subject to the Intercompany Debt Subordination Agreement, (B) between Intrawest/Winter Park Holdings Corporation and its Subsidiaries shall be incurred in the ordinary course of business consistent with past practice, and (C) of a Non-Guarantor Subsidiary owing to any Subsidiary Guarantor or the Borrower (excluding Indebtedness described in clause (B) above) shall not exceed $15,000,000 in aggregate principal amount at any one time outstanding during the term of this Agreement (unless such Indebtedness is subject to a perfected first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties) and (ii) any Indebtedness of any Intrawest Group Member to any other Intrawest Group Member existing as of the Closing Date shall be permitted to be maintained, modified and/or refinanced among the same Intrawest Group Members (or their successor entities) as long as, if the obligor with respect thereto is Holdings, the Borrower or a Subsidiary Guarantor and the payee with respect thereto is a Non-Guarantor Subsidiary, the same continues to be or is made subject to the Intercompany Debt Subordination Agreement, and the outstanding principal amount thereof is not increased;

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(c) Indebtedness (including Capital Lease Obligations) secured by Liens pursuant to Section 6.3(p) incurred to finance the acquisition (including pursuant to a sale and leaseback transaction), construction, repair, replacement or improvement of Property (real or personal), equipment or other assets used or useful in the business in an aggregate principal amount not to exceed 5.0% of Total Assets, determined at the time of incurrence of such Indebtedness;

(d) Indebtedness outstanding on the Closing Date (or future advances or Indebtedness contemplated by the existing documentation evidencing such Indebtedness (including any commitment with respect thereto)) and listed on Schedule 6.2(d) (and identifying each type of Indebtedness) and any Indebtedness that is Refinancing Indebtedness with respect thereto);

(e) (i) Indebtedness assumed by the Borrower or any Subsidiary in connection with any Acquisition (provided that such Indebtedness existed at the time of such Acquisition and was not created in connection therewith or in contemplation thereof) that is either unsecured or secured only by the assets or business acquired in such Acquisition (including any acquired Capital Stock), so long as, after giving effect to the assumption of such Indebtedness, (A) the Intrawest Group Members shall be in Pro Forma Compliance with a Total Secured Debt Leverage Ratio of not greater than 5.50:1.00 (treating any unsecured Indebtedness incurred under Section 6.2(e)(i) as secured Indebtedness for purposes of calculating the Total Secured Debt Leverage Ratio) or (B) the Total Secured Debt Leverage Ratio for the Intrawest Group Members measured on a Pro Forma Basis is not increased as a result of such assumption of Indebtedness, and (ii) Indebtedness incurred to finance an Acquisition that is unsecured or secured only by the assets or business acquired in such Acquisition (including any acquired Capital Stock), and, in each case, any Refinancing Indebtedness in respect thereof so long as, before and after giving effect to such Indebtedness, (A) the Intrawest Group Members shall be in Pro Forma Compliance with a Total Secured Debt Leverage Ratio of not greater than 5.50:1.00 (treating any unsecured Indebtedness incurred under Section 6.2(e)(ii) as secured Indebtedness for purposes of calculating the Total Secured Debt Leverage Ratio) or (B) the Total Secured Debt Leverage Ratio for the Intrawest Group Members measured on a Pro Forma Basis is not increased as a result of such incurrence of Indebtedness; provided, that the aggregate amount of Indebtedness incurred by a Subsidiary other than a Subsidiary Guarantor under this clause 6.2(e)(ii) (other than any such Indebtedness that is Non-Recourse Acquisition Indebtedness) shall not exceed $10,000,000 at any one time outstanding;

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(f) Construction Related Indebtedness of a Non-Recourse Subsidiary Borrower in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding, provided that, with respect to any such Indebtedness, (x) none of the Borrower or any of its Subsidiaries (other than such Non-Recourse Subsidiary Borrower) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than for fraud, misrepresentation, misapplication of cash, waste, Environmental Claims and liabilities, prohibited transfers, violations of special purpose entity covenants, voluntary or involuntary bankruptcy and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guarantee or indemnification agreements in non-recourse or construction financing of real estate, (y) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Borrower nor any of its Subsidiaries other than the assets of such Non-Recourse Subsidiary Borrower securing such indebtedness, additions, accessions and improvements thereto and proceeds thereof and the Capital Stock of the Non-Recourse Subsidiary Borrower and, in the case of the Borrower or any Subsidiary (other than such Non-Recourse Subsidiary Borrower), recourse against such party for fraud, misrepresentation, misapplication of cash, waste, Environmental Claims and liabilities, prohibited transfers, violations of special purpose entity covenants, voluntary or involuntary bankruptcy and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guarantee or indemnification agreements in non-recourse or construction financing of real estate, and (z) to the extent that the lenders thereunder will have recourse to the Capital Stock of the borrower of such Indebtedness, such borrower shall be a Non-Recourse Subsidiary Borrower. For the purposes of this Section, pledges of Hedge Agreements and posting of letters of credit in lieu of reserves shall not constitute credit support;

(g) Guarantee Obligations of (x) Indebtedness outstanding under the Winter Park Facility or any Refinancing Indebtedness in respect thereof in an aggregate principal amount not to exceed $30,000,000 at any one time, (y) Indebtedness otherwise permitted to be incurred pursuant to this Section 6.2 and (z) Indebtedness of Unrestricted Subsidiaries and joint ventures in an aggregate principal amount not to exceed $10,000,000 at any one time; provided that the aggregate principal amount of Guarantee Obligations of Loan Parties of Indebtedness of a Non-Guarantor Subsidiary under clause (y) shall not exceed $5,000,000 at any one time outstanding during the term of this Agreement;

(h) (i) Indebtedness arising under or in respect of any surety, performance, bid or appeal bonds and performance and completion guarantees provided by the Borrower or any Subsidiary of the Borrower, or obligations in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments related thereto, in the ordinary course of its business, and (ii) Indebtedness in respect of customary agreements providing for indemnification, purchase price adjustments or similar obligations incurred in connection with any Investment, Disposition or Acquisition;

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(i) (i) letters of credit and the related guarantees thereof incurred in the ordinary course of business in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding and (ii) letters of credit to the extent backstopped by any Letter of Credit in accordance with this Agreement;

(j) additional unsecured Indebtedness (including, without limitation, Guarantee Obligations) of any Intrawest Group Member in an aggregate principal amount (for all Intrawest Group Members) not to exceed 5.0% of Total Assets, determined at the time of incurrence of such Indebtedness at any one time outstanding; provided, that the aggregate amount of Indebtedness incurred by a Subsidiary other than a Subsidiary Guarantor under this clause 6.2(j) shall not exceed $10,000,000 at any one time outstanding;

(k) [Reserved];

(l) [Reserved];

(m) unsecured Guarantee Obligations of the Indebtedness of any specified resort and projects in an amount not exceeding the amount specified for such Guarantee Obligation listed on Schedule 6.2(m); provided that any such amounts may be increased to an amount not exceeding 120% of such amount to the extent reasonably necessary for the Intrawest Group Members to comply with terms of the organizational documents of such specified resort and projects;

(n) unsecured guarantees of the obligations of the Borrower and its Subsidiaries in connection with any Disposition that is a sale and leaseback arrangement permitted by Section 6.11;

(o) [Reserved];

(p) unsecured Indebtedness that is subordinated in right of payment to the Obligations on terms that are reasonably satisfactory to the Administrative Agent and that (i) has no amortization or other mandatory payments, repurchase, repayment or similar requirements (except as a result of a change of control, merger, consolidation, amalgamation, liquidation or asset sale (collectively, a “Fundamental Change”) so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the satisfaction of the Termination Conditions) prior to the date that is 91 days after the Latest Maturity Date in effect at the time of incurrence and (ii) does not require any payment of cash interest prior to the date that the Termination Conditions are satisfied;

(q) Indebtedness consisting of promissory notes issued by Holdings, the Borrower or any Subsidiary to current or former officers, managers, consultants, directors and employees, their respective estates, or their spouses or former spouses to finance the purchase or redemption of Management Equity issued in compliance with this Agreement;

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(r) Indebtedness consisting of cash management obligations, netting services, overdraft protection and similar arrangements incurred in the ordinary course of business;

(s) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(t) Indebtedness incurred in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers’ compensation claims and health, disability, retiree or other employee benefits;

(u) Indebtedness secured by (i) all or any portion of the Helicopter Business, (ii) all or any portion of the Club Intrawest Business or (iii) all or any portion of the undeveloped land owned by the Intrawest Group Members listed on Schedule 6.2(u) (in each case, a “Replacement Secured Financing”) in an aggregate principal amount not in excess of the fair market value of the assets securing such Replacement Secured Financing, so long as the requirements of Section 2.15(c)(ii) are satisfied in connection therewith;

(v) unsecured Indebtedness of any Loan Party; provided that (i) such Indebtedness matures after, and has no amortization in excess of 1% per year or other mandatory principal payments, repurchase, repayment or similar requirements prior to the Latest Maturity Date in effect at the time of incurrence with respect to the Term Loans (except as a result of a change of control, merger, consolidation, amalgamation, liquidation or asset sale (collectively, a “Fundamental Change”) so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the satisfaction of the Termination Conditions) and (ii) before and after giving effect to such Indebtedness, (A) the Intrawest Group Members shall be in Pro Forma Compliance with a Total Debt Leverage Ratio of not greater than 5.50:1.00 or (B) the Total Debt Leverage Ratio for the Intrawest Group Members measured on a Pro Forma Basis is not increased as a result of such incurrence of Indebtedness,; and

(w) Indebtedness consisting of security deposits, earnest money deposits and advance payments made by customers, club members and property owners in the ordinary course of business.

For the avoidance of doubt, this Section 6.2 shall not prohibit, limit or otherwise restrict any completion guarantees made by the Borrower and its Subsidiaries with respect to any Construction Related Indebtedness permitted by Section 6.2(f).

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not overdue by more than 30 days, Liens for taxes not required to be discharged pursuant to Section 5.3 or Liens with respect to taxes, assessments or other governmental charges or levies that are being contested in good faith by appropriate proceedings, provided that, in the case of Liens with respect to contested taxes, assessments or other governmental charges or levies, adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP, and Liens for property taxes on property that the Borrower or any of its Subsidiaries has determined to abandon (so long as such abandonment is not prohibited by this Agreement or any of the other Loan Documents), if the sole recourse for such tax is to such property;

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(b) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(h);

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, contractor’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days, or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(d) undetermined or inchoate Liens incidental to current operations which have not at such time been filed and which do not secure Indebtedness;

(e) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, concessions, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or deposits to secure letters of credit, bank guarantees, bankers’ acceptances, cash management obligations (including credit card processing obligations) or similar instruments related thereto;

(g) restrictions, covenants, land use contracts, rent charges, building schemes, declarations of covenants, conditions and restrictions, servicing agreements in favor of any Governmental Authority, easements, rights-of-way, servitudes or other similar rights in or with respect to real property (including open space and conservation easements, restrictions or similar agreements and rights of way and servitudes for railways, water, sewer, drainage, gas and oil pipelines, electricity, light, power, telephone, telegraph, internet or cable television services and utilities) granted to or reserved by other Persons or properties, incurred in the ordinary course of business, which in the aggregate do not materially impair the use of or the operation of the business of such Person or the property subject thereto and any exception on the final title policies issued in connection with the Mortgages;

(h) the right reserved to or vested in any Governmental Authority, by the terms of any Permit acquired by such Person or by any Law, to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

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(i) the Lien resulting from the deposit of cash or securities in connection with any of the Liens permitted by Sections 6.3(a), (b) or (c), or in connection with contracts, tenders, leases or expropriation proceedings, or to secure workers’ compensation, surety or appeal bonds, costs of litigation when required by Law and public and statutory obligations, and any right of refund, set-off or charge-back, or Liens of a collection bank on items in the course of collection, available to any bank or financial institution, including under the general terms and conditions of such bank or financial institution and/or its bank account opening documents or arising as a matter of Law;

(j) any security given to a public authority or other service provider or any other Governmental Authority when required by such utility or other Governmental Authority in connection with the operations of such person in the ordinary course of its business;

(k) any agreement or option to lease, license, sub-lease or sub-license (as lessee, lessor, licensee or licensor) any Property or right of use or occupancy assumed or entered by or on behalf of any Intrawest Group Member in the ordinary course of its business (including, without limitation, the WPRA Lease);

(l) the reservations, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Authority or any similar authority;

(m) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the Property for the purposes for which it is held by the Borrower or any of its Subsidiaries;

(n) Liens granted in the ordinary course of business to partners, limited liability company members, shareholders, joint ventures or co-owners under partnership, limited liability company, shareholder’s, joint venture and co-ownership agreements and Liens contained in or arising under the constituent documents of any Person;

(o) Liens in existence on the Closing Date listed on Schedule 6.3(o), securing Indebtedness permitted by Section 6.2, and any modifications, replacements, renewals or extensions thereof, provided, that no such Lien is spread to cover any additional Property after the Closing Date (other than (i) after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted to be incurred under Section 6.2 and (ii) proceeds and products thereof) and that the principal amount of Indebtedness secured thereby is not increased (other than capitalized amounts related to fees and expenses incurred with respect thereto and unpaid accrued interest and premiums thereon);

(p) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.2(c) to finance the acquisition (including pursuant to a sale and leaseback transaction), construction, repair, replacement or improvement of Property (real or personal), equipment or other assets used or useful in the business; provided that (i) such Liens shall be created within 365 days of the acquisition (including pursuant to a sale and leaseback transaction), construction, repair, replacement or improvement, as applicable, of such Property, equipment or other assets, and (ii) such Liens do not at any time encumber any Property, equipment or other assets other than the Property, equipment or other assets financed by such Indebtedness, replacements thereof, additions and accessions to such property, proceeds and products thereof and customary security deposits (except that individual financings of Property, equipment or other assets provided by one lender may be cross-collateralized to other financings of Property, equipment or other assets provided by such lender);

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(q) (i) Liens created pursuant to the Loan Documents, (ii) Liens securing any Replacement Term Loans or Indebtedness under any Replacement Revolving Commitments or Replacement LC Commitments, (iii) Liens securing any Incremental Term Loans or Incremental Equivalent Debt incurred in accordance with Section 2.27, (iv) Liens securing any Loans or Commitments subject to an Extension and (v) Liens securing any Refinancing Indebtedness, Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt with respect to the foregoing;

(r) Liens on fee-owned property or real property leases of the Borrower and its Subsidiaries and any related Property (other than the Capital Stock of the Borrower and any Subsidiary that is not a Non-Recourse Subsidiary Borrower) customarily granted or pledged by a borrower to its lender in connection with non-recourse financing including, without limitation, any personal property located on or related to such Property, any contracts, receivables and general intangibles related to such real property and any Hedge Agreements relating to the Indebtedness (and any proceeds from any of the foregoing) which Liens secure Indebtedness permitted by Section 6.2(f); provided that, in each case, (i) such Liens shall be created substantially simultaneously with the incurrence of such Indebtedness and (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, other than, in each case, in connection with any consolidations of such Indebtedness;

(s) Liens securing Indebtedness of any Intrawest Group Member incurred pursuant to Section 6.2(e); provided that (i) such Liens do not at any time encumber any Property other than the Property (including Capital Stock of any entity acquired and any of its Subsidiaries) acquired in such Acquisition and (ii) in the case of Indebtedness incurred pursuant to Section 6.2(e)(ii), the amount of such Indebtedness initially secured thereby is not more than 100% of the aggregate consideration paid in connection with such Acquisitions plus fees and expenses incurred in connection therewith;

(t) any right of set-off, refund or charge-back available to any bank or other financial institution or any other Lien arising in connection therewith;

(u) subdivision plans, site plans, subdivision plats, maps, surveys and similar instruments registered or recorded in the ordinary course of business which do not materially impair the use of or the operation of the business or the Property subject thereto and provided the same have been complied with;

(v) Liens imposed by any metro district, special district or similar district encumbering purchased properties or assets, which would not reasonably be expected to have a Material Adverse Effect;

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(w) the rights of first refusal and options described in Schedule 6.3(w);

(x) other non-financial Liens in existence on the Closing Date which have not had, and could not reasonably be expected to have, a Material Adverse Effect;

(y) Liens on cash collateral to secure letters of credit permitted by Section 6.2(i) and to Cash Collateralize the Letters of Credit or any other Obligation;

(z) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(aa) Liens on Property subject to an agreement to Dispose of such Property in a transaction permitted under Section 6.5;

(bb) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Intrawest Group Member in the ordinary course of business;

(cc) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(dd) junior priority Liens securing Indebtedness of any Intrawest Group Member incurred pursuant to Section 6.2(v);

(ee) Liens securing any Replacement Secured Financing; and

(ff) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $7,500,000, determined at the time of incurrence of such Indebtedness.

6.4 Limitation on Fundamental Changes. Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of (other than in connection with any Lien permitted by Section 6.3) all or substantially all of its Property or business, except:

(a) that any Person (including, without limitation, any Subsidiary of the Borrower) may be merged, amalgamated or consolidated (i) with or into the Borrower (provided that (x) the Borrower shall be the continuing or surviving entity or (y) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, a “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of any state of the United States or any jurisdiction reasonably satisfactory to the Administrative Agent, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (C) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the applicable Guarantee Agreement confirmed that its guarantee thereunder shall apply to the Successor Borrower’s obligations under this Agreement; provided that, if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement); (ii) with or into any Subsidiary Guarantor (provided that, (x) such Subsidiary Guarantor shall be the continuing or surviving entity or (y) simultaneously with, or promptly after the consummation of, such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor); (iii) unless such Person is the Borrower or a Subsidiary Guarantor, with or into any Subsidiary of the Borrower (other than a Subsidiary Guarantor) (provided that after giving effect to such transaction the continuing or surviving entity shall remain a Subsidiary of the Borrower); or (iv) with or into Holdings (provided that (x) Holdings shall be the continuing or surviving entity or (y) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings (any such Person, a “Successor Holdings”), (A) Successor Holdings shall be an entity organized or existing under the laws of any state of the United States or any jurisdiction reasonably satisfactory to the Administrative Agent, and (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided that, if the foregoing are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement);

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(b) that (i) any Subsidiary Guarantor may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor (or to a Subsidiary that becomes a Subsidiary Guarantor simultaneously with, or promptly after the consummation of, such transaction) and (ii) any Subsidiary (other than a Subsidiary Guarantor) of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary;

(c) that any single purpose Non-Guarantor Subsidiary or Immaterial Subsidiary may Dispose of all or any portion of its assets in the ordinary course of business and any Non-Guarantor Subsidiary or Immaterial Subsidiary may otherwise liquidate, wind up or be dissolved;

(d) that with respect to the Helicopter Business or the US Aviation Business, as may be required to be in compliance with applicable Requirements of Law or as required by a Governmental Authority, provided that the continuing or surviving entity in any such transaction assumes all of the obligations of any entity that is liquidated, dissolved or is not a surviving entity in such transaction under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent and the Administrative Agent maintains its Lien on any Property transferred pursuant to such transaction with the same priority as prior to such transaction; and

(e) in connection with any Disposition permitted by Section 6.5.

6.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out or surplus Property or Property no longer used or useful in the business;

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(b) to the extent constituting Dispositions, transactions permitted by Sections 6.3, 6.4 (other than Section 6.4(e)), 6.6 (other than Section 6.6(f)) or 6.8;

(c) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(d) the sale or issuance of any Capital Stock of any Subsidiary of the Borrower (other than a Subsidiary Guarantor) to any other Subsidiary;

(e) any Recovery Event, provided that the requirements of Section 2.15(b), if applicable, are complied with in connection therewith;

(f) the sale, lease, exchange or disposal of specific development property in connection with the proposed development by the purchaser of such property consistent with the applicable resort master plan, to the extent that the gross proceeds from all Dispositions made pursuant to this paragraph do not exceed an aggregate amount of $30,000,000 in any fiscal year of Holdings;

(g) the sale of retail inventory and other non-real estate assets for cash or for customer credit and the lease of assets, in each case in the ordinary course of business;

(h) the sale of units in resort real estate developments to Club Intrawest for fair market value in exchange for membership, resort points and other interests in Club Intrawest and the sale by Club Intrawest directly or indirectly to the public of such memberships, resort points or other interests for cash or pursuant to seller financing;

(i) (i) the sale of receivables arising from the sale to the public of membership, resort points, and other interests in Club Intrawest or in connection with the collection or compromise of such receivables, and (ii) Dispositions of Investments received in connection with the bankruptcy or reorganization of account debtors and obligors or in settlement of delinquent obligations of, or other disputes with, account debtors and obligors;

(j) the Disposition of real estate or development rights to any Governmental Authority, homeowners association or real estate holder in connection with a resort master plan for nominal, non-cash or no consideration in the ordinary course of business of real estate development or operational activities;

(k) Dispositions of Property in the ordinary course of business to WPRA pursuant to the terms of the WPRA Lease;

(l) [Reserved];

(m) the issuance of any Management Equity;

(n) Dispositions identified on Schedule 6.5(n);

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(o) (i) leases, subleases, licenses, sublicenses or charters of Property in the ordinary course of business and (ii) Dispositions of Intellectual Property that is no longer material to the business of such Intrawest Group Member;

(p) Dispositions by any Intrawest Group Member to any other Intrawest Group Member; provided that the gross proceeds from all Dispositions made by any Loan Party to any Non-Guarantor Subsidiary pursuant to this clause (p) shall not exceed $5,000,000 during the term of this Agreement;

(q) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or other Property used or useful in the business of the Borrower and its Subsidiaries or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(r) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(s) Dispositions of cash and Cash Equivalents;

(t) Dispositions of Investments received in consideration of Dispositions permitted under this Section 6.5;

(u) Dispositions the gross proceeds of which do not exceed an aggregate amount of $5,000,000 during the term of this Agreement; and

(v) any other Disposition of Property or assets; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a binding commitment entered into at a time when no Default or Event of Default exists), no Default or Event of Default shall exist or would result from such Disposition, (ii) the consideration for such Disposition shall be at least equal to the fair market value of such Property or assets at the time of such Disposition (or at the time such binding commitment is entered into) and (iii) at least 75% of such consideration shall be in cash, Cash Equivalents or the assumption of Indebtedness and other liabilities; provided that for the purpose of this clause (iii), (A) any notes or other obligations or other securities or assets received by any Intrawest Group Member in such Disposition that are converted into cash within 180 days of the receipt thereof (to the extent of the cash received) and (B) any Designated Non-Cash Consideration received by any Intrawest Group Member in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at the time outstanding, not to exceed, at the time of receipt of such consideration, 1.0% of Total Assets as of the end of the fiscal quarter immediately prior to the date of such receipt for which financial statements have been delivered pursuant to Section 5.1 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash.

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6.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary or the Borrower may make Restricted Payments to any of Holdings, the Borrower or any Subsidiary which owns the Capital Stock of such Subsidiary (so long as, with respect to any Restricted Payment made by a non-Wholly-Owned Subsidiary, to Holdings, the Borrower or any Subsidiary and to each other owner of Capital Stock of such non-Wholly-Owned Subsidiary based on their relative ownership interests of the relevant class of Capital Stock);

(b) any Intrawest Group Member may make Restricted Payments (x) payable in the Capital Stock (other than Disqualified Capital Stock not otherwise permitted by Section 6.2) of such Person and (y) in cash in lieu of fractional shares of such Capital Stock;

(c) any Intrawest Group Member may make Restricted Payments to any other Intrawest Group Member for the purpose of facilitating the application of all or any portion of any Net Cash Proceeds in connection with a reinvestment of such Net Cash Proceeds pursuant to Section 2.15 by any Intrawest Group Member;

(d) any non-Wholly-Owned Subsidiary may make distributions to its partners or other equity holders in accordance with its partnership agreements, articles of incorporation or shareholder agreement, in each case, to the extent that such distributions are made on a pro rata basis to the Intrawest Group Members (based upon the percentage interests held) and each of the other partners or other equity holders of such Subsidiary;

(e) the issuers of Management Equity may make Restricted Payments in the form of Management Equity or to repurchase, retire or otherwise acquire Management Equity or to pay taxes and expenses incurred in connection therewith, or, if such issuer is New Cayman LP or IRH, Holdings may make Restricted Payments in an amount sufficient to fund such repurchase, retirement or acquisition and related taxes and expenses; provided that the aggregate amount of Restricted Payments made pursuant to this Section 6.6(e) to repurchase, retire or otherwise acquire Management Equity (or to fund such repurchase, retirement or acquisition and related taxes and expenses) shall not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years);

(f) to the extent constituting Restricted Payments, the Intrawest Group Members may enter into and consummate transactions (i) permitted by any provision of Section 6.4, 6.5 (other than Section 6.5(b)), 6.8 or 6.9 or (ii) consisting of Restructuring Transactions made on the Closing Date;

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(g) Holdings may make Restricted Payments:

(i) to pay the operating costs and expenses of IRH incurred in the ordinary course of business and other corporate overhead costs and expenses of IRH (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings, the Borrower and its Subsidiaries (including Unrestricted Subsidiaries) and any directors and officers liability insurance and reasonable and customary indemnification claims made by directors, managers or officers of IRH attributable to the ownership or operations of Holdings, the Borrower and its Subsidiaries (including Unrestricted Subsidiaries);

(ii) the proceeds of which shall be used by IRH to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iii) for any taxable period (A) in which Holdings, the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar tax group (a “Tax Group”) of which IRH or any other direct or indirect parent of Holdings is the common parent or (B) in which Holdings is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, to pay U.S. federal, state and local and foreign taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of Holdings, the Borrower and/or its Subsidiaries (including Unrestricted Subsidiaries); provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such taxes that Holdings, the Borrower and its Subsidiaries (including Unrestricted Subsidiaries) would have been required to pay if they were a stand-alone Tax Group with Holdings as the corporate common parent of such stand-alone Tax Group;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 6.8 if IRH were subject to such Section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) IRH shall, immediately following the closing thereof, cause (1) all property acquired (whether Property or Capital Stock) to be contributed to Holdings, the Borrower or any Subsidiary or (2) the merger (to the extent permitted in Section 6.4) of the Person formed or acquired into Holdings, the Borrower or any of its Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of IRH or any other direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and the Subsidiaries (including Unrestricted Subsidiaries); and

(vi) the proceeds of which shall be used by IRH to pay (or to make dividends or distributions to allow any direct or indirect parent thereof to pay) fees and expenses related to any unsuccessful equity or debt offering by IRH (or any direct or indirect parent thereof) that is directly attributable to the operations of Holdings, the Borrower and its Subsidiaries;

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(h) Holdings, the Borrower or any of its Subsidiaries may pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(i) after an initial public offering by IRH, any Restricted Payment by Holdings to pay listing fees and other costs and expenses attributable to IRH being a publicly traded company which are reasonable and customary;

(j) any Intrawest Group Member may make Restricted Payments so long as, before and after giving effect to such Restricted Payment, the Intrawest Group Members are in Pro Forma Compliance with a Total Debt Leverage Ratio of not more than 4.00:1.00;

(k) on any date, any Intrawest Group Member may make Restricted Payments in an aggregate amount not to exceed the Available Amount as of such date and Not Otherwise Applied; provided that at the time of, and immediately following, such Restricted Payment, no Event of Default shall exist; and

(l) after an initial public offering by IRH, other Restricted Payments by Holdings to fund a payment of dividends on the common stock of IRH in an amount not to exceed 2.5% of the Market Capitalization per annum.

6.7 [Reserved].

6.8 Limitation on Investments. Make or hold any Investment, except:

(a) extensions of trade credit (or notes receivable arising from such grant) and deposits, prepayments and other credits to suppliers made in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the bankruptcy or reorganization of suppliers or customers or in settlement of delinquent obligations of, or other disputes with, suppliers and customers, and other credits to suppliers in the ordinary course of business;

(b) Investments in assets that were Cash Equivalents at the time such Investments were made;

(c) Investments arising in connection with the incurrence of Indebtedness, Liens, fundamental changes, Dispositions, Restricted Payments and sale/leaseback transactions permitted by Sections 6.2, 6.3, 6.4, 6.5, 6.6 and 6.11, respectively;

(d) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by (i) any Intrawest Group Member in the Borrower or any Person that, at the time of, prior to or immediately following the consummation of, such Investment, is a Subsidiary Guarantor, and (ii) any Subsidiary (other than a Subsidiary Guarantor) in any other Subsidiary (other than a Subsidiary Guarantor);

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(e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by the Borrower or any Subsidiary Guarantor in any other Subsidiary (other than a Subsidiary Guarantor) not to exceed $15,000,000 outstanding at any time;

(f) Investments by any Intrawest Group Member in non-Wholly-Owned Subsidiaries or any other Person required under the governing documents for such non-Wholly-Owned Subsidiaries or such other Person or pursuant to other Contractual Obligations or to fund overhead, development, litigation or other expenses of such non-Wholly-Owned Subsidiary or such other Person, provided that, to the extent that any such Investment is not pursuant to a Contractual Obligation that is described on Schedule 6.8(f), (x) the aggregate amount of any reimbursement and indemnity agreement executed by the Intrawest Group Members in favor of a joint venture partner that has executed a full guarantee of the obligations of the Mammoth Mountain joint ventures shall not exceed the aggregate percentage of joint venture interests of such joint venture directly or indirectly controlled by the Intrawest Group Members, (y) the aggregate amount of any other such Investments shall not exceed $10,000,000 outstanding at any one time during the term of this Agreement and (z) non-cash Investments (including contributions of land to any non-Wholly-Owned Subsidiary or joint venture and Dispositions described on Schedule 6.5(n)) shall be permitted and in connection therewith, if requested by any Loan Party in accordance with Section 8.10, the Administrative Agent shall promptly release any Lien on such property being transferred in connection with such Investment;

(g) loans to any employee of the Borrower and/or its Subsidiaries, not to exceed an aggregate principal amount of $5,000,000 at any one time outstanding;

(h) [Reserved];

(i) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 6.8(i) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by any Intrawest Group Member in any Intrawest Group Member and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 6.8(i) is not increased from the amount of such Investment on the Closing Date except (A) by capitalized amounts related to unpaid accrued interest and premium, (B) pursuant to the terms of such Investment as of the Closing Date or (C) as otherwise permitted by this Section 6.8;

(j) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.5;

(k) Permitted Acquisitions;

(l) Investments held by a Subsidiary acquired after the Closing Date or of a Person merged, amalgamated or consolidated with or into the Borrower or any Subsidiary in accordance with Section 6.4 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

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(m) Guaranties by any Intrawest Group Member of leases (other than Capital Leases) or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(n) Investments consisting of Hedge Agreements not entered into for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates;

(o) Investments in Unrestricted Subsidiaries and joint ventures after the date hereof (i) pursuant to which the Borrower or any Subsidiary contributes land, improvements thereon and related Property, in an amount not to exceed $30,000,000 at any time outstanding (valued at the fair market value (as determined by a Responsible Officer in good faith) of such land, improvements and related Property at the time contributed), in exchange for Capital Stock or other interests in such joint venture and (ii) in an amount not to exceed $25,000,000 at any time outstanding;

(p) Investments in an aggregate amount not to exceed the Available Amount as of such date to the extent Not Otherwise Applied;

(q) [Reserved];

(r) Investments in WPRA for the purpose of repaying or prepaying its Indebtedness outstanding under the Winter Park Facility or any Refinancing Indebtedness thereof in an amount not to exceed $3,000,000 in any fiscal year; and

(s) other Investments in an amount not to exceed 1.0% of Total Assets, determined at the time such Investment is made, at any time outstanding.

6.9 Limitation on Optional Payments and Modifications of Subordinated Debt Instruments. (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness expressly subordinated to the Obligations, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (each a “Voluntary Prepayment”), other than (i) Voluntary Prepayments in an aggregate amount not to exceed the Available Amount as of such date to the extent Not Otherwise Applied, (ii) Voluntary Prepayments payable in Capital Stock (other than Disqualified Capital Stock), (iii) Voluntary Prepayments payable in cash in lieu of fractional shares of such Capital Stock, (iv) Voluntary Prepayments made to any Loan Party or by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary, (v) any other Voluntary Prepayment so long as, before and after giving effect to such Voluntary Prepayment, the Intrawest Group Members are in Pro Forma Compliance with a Total Secured Debt Leverage Ratio of 4.00:1.00 and (vi) any other Voluntary Prepayment permitted under the Intercompany Debt Subordination Agreement; (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any term of any agreement governing or related to Indebtedness permitted under Section 6.2(k) or (p) in a manner that is not permitted by the applicable intercreditor or subordination agreement with respect thereto for the benefit of the Administrative Agent or the Lenders with respect to the Obligations; or (c) amend its certificate of incorporation or other organizational documents in any manner that is materially adverse to the Lenders (it being understood that any amendment or modification of the independent director provisions in the organizational documents of any Loan Party shall not be deemed materially adverse to the Lenders).

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6.10 Limitation on Transactions with Affiliates. Enter into any transaction involving payments in excess of $5,000,000 (other than the issuance, repurchase, retirement or acquisition of Management Equity and other employment and severance arrangements with officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements), including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary, or any entity that becomes a Subsidiary as a result of such transaction), unless such transaction (or, if applicable, the series of related transactions to which such transaction is related) is upon terms no less favorable to Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, other than (i) the payment of customary fees and reasonably out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants (including those with respect to IRH) in the ordinary course of business, (ii) Indebtedness permitted under Section 6.2, Restricted Payments permitted under Section 6.6 and Investments permitted under Section 6.8, (iii) the Transactions and any transactions relating to the initial public offering by IRH and (iv) payments made by Holdings, the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with IRH or any other direct or indirect parent of Holdings to the extent attributable to the ownership or operation of Holdings, the Borrower and its Subsidiaries (including Unrestricted Subsidiaries).

6.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by Holdings, the Borrower or any Subsidiary of real or personal property (other than the WPRA Lease) which has been or is to be sold or transferred by Holdings, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings, the Borrower or such Subsidiary, other than any such arrangement whereupon such sale is permitted under Section 6.5 and is made for cash consideration in an amount at least equal to the fair market value of such property, and, if any Capital Lease Obligations are incurred therewith, such Indebtedness is permitted under Section 6.2.

6.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of Holdings or the Borrower to end on a day other than June 30 or change any such Person’s method of determining fiscal quarters; provided, however, that, upon written notice to the Administrative Agent, Holdings or the Borrower may change its fiscal year ending date or method of determining fiscal quarters to another date or method, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

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6.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under any Guarantee Agreement, other than this Agreement and the other Loan Documents and except to the extent that any such agreement (a) exists as of the Closing Date or is a modification, amendment, restatement, replacement, refinancing, renewal or extension thereof, (b) is assumed by Holdings, the Borrower or any of its Subsidiaries in connection with any Acquisition permitted in Section 6.8 or is binding on any Subsidiary at the time such Person becomes a Subsidiary (provided that such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary), (c) is an agreement governing Indebtedness permitted by Section 6.2 or any customary provisions in leases, subleases, licenses, sublicenses, contracts for management or development of Property, asset sale agreements, merger agreements, stock purchase agreements and other contracts restricting the same, (d) [Reserved], (e) is an agreement governing any non-Wholly-Owned Subsidiary or joint venture or a Contractual Obligation of any non-Wholly-Owned Subsidiary or joint venture, (f) relates to cash or other deposits (including escrowed funds) received by Holdings, the Borrower or any of its Subsidiaries or (g) relates to assets subject to Liens permitted by Sections 6.3(c), 6.3(d), 6.3(e), 6.3(f), 6.3(g), 6.3(h), 6.3(i), 6.3(j) or 6.3(l), provided that, (i) to the extent any such agreement is entered into after the Closing Date, such prohibition or limitation shall only be effective against the Property or Person (and its Subsidiaries) acquired in such Acquisition, securing such Indebtedness or that is the subject of such other leases, subleases, licenses, sublicenses, agreements, contracts, deposits or liens and (ii) solely with respect to any non-Wholly-Owned Subsidiary or joint venture, such prohibition or limitation shall only be effective against the Property, revenues or Capital Stock of such non-Wholly-Owned Subsidiary or joint venture.

6.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to make Restricted Payments in respect of any Capital Stock of such Subsidiary held by the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) any agreement existing as of the Closing Date (or a modification, replacement, renewal or extension thereof) or that is assumed by Holdings, the Borrower or any of its Subsidiaries in connection with any Acquisition permitted in Section 6.8 or is binding on any Subsidiary at the time such Person becomes a Subsidiary (provided that such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary), or that is an agreement governing Indebtedness permitted by Section 6.2 or any customary provisions in leases, subleases, licenses, sublicenses, contracts for management or development of Property, asset sale agreements, merger agreements, stock purchase agreements and other contracts restricting the same; provided that, (x) to the extent any such agreement is entered into after the Closing Date, such encumbrance or restriction shall only be effective against (A) the Property or Person (and its Subsidiaries) acquired in such Acquisition, securing such Indebtedness or that is the subject of such Disposition or other leases, subleases, licenses, sublicenses, agreements or contracts, and (B) the distributions of any Subsidiary of the Borrower (provided that such Subsidiary shall not have any assets other than such assets to be Disposed of or acquired or financed) and (y) solely with respect to any non-Wholly-Owned Subsidiary or joint venture, such encumbrance or restriction shall only be effective against such non-Wholly-Owned Subsidiary or joint venture.

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6.15 [Reserved].

6.16 Limitation on Activities of Holdings. In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) directly conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations other than those incidental to its ownership of interests in the Borrower, the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), the filing of tax returns and payment of taxes, and the preparation of reports to Governmental Authorities and its shareholders or partners, (ii) incur, create, assume or suffer to exist any Indebtedness or financial obligations other than in connection with the activities described in clause (i), except (w) Indebtedness permitted by Section 6.2, (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) directly own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower and Subsidiary Guarantors in accordance with Section 6.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of interests in the Borrower and in connection with the activities described in clause (i).

Section 7. EVENTS OF DEFAULT

7.1 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made and is not remedied within 30 days after notice from the Administrative Agent to the Borrower to remedy same or cause same to be remedied; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6; provided that a default with respect to Section 6.1 shall not constitute an Event of Default under any Facility other than the Revolving Facility (“Financial Covenant Event of Default”), unless the Obligations under the Revolving Facility have been declared immediately due and payable and the Revolving Commitments have been terminated pursuant to this Section 7.1; or

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(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the date on which the Borrower has received written notice of such failure from the Administrative Agent, or if such default is of a nature that it cannot with reasonable effort be completely remedied within said period of 30 days, such additional period of time as may be reasonably necessary to cure same, provided that the applicable Loan Party commences such cure within such 30 day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed 60 days; or

(e) any Intrawest Group Member shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation or Hedge Agreement, but excluding the Loans) on the scheduled due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (A) the voluntary sale or transfer of any asset securing such Indebtedness, (B) a refinancing of such Indebtedness permitted to be incurred pursuant to Section 6.2, (C) a drawing by a beneficiary under a letter of credit that gives rise to a reimbursement obligation in respect thereof in accordance with the terms of such Indebtedness, (D) an issuance of capital stock, incurrence of other Indebtedness or sale or other disposition of any assets, in each case that gives rise to mandatory prepayment with the net cash proceeds thereof, so long as such event shall not have otherwise resulted in an event of default with respect to such Indebtedness, and (E) any redemption, conversion or settlement of any such Indebtedness that is convertible into Capital Stock and/or cash pursuant to its terms unless such redemption, conversion or settlement results from a default thereunder), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that (A) a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness, with respect to any individual transaction, the outstanding principal amount of which exceeds $30,000,000 and (B) notwithstanding anything to the contrary contained herein, a default, event or condition described in clause (i) of this paragraph (e) with respect to any Indebtedness listed on Schedule 7.1(e) hereto shall not at any time constitute an Event of Default hereunder; or

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(f) (i) any Intrawest Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, except as permitted under Section 6.4(c), or (B) seeking appointment of a receiver, trustee, custodian, conservator, receiver and manager, liquidator, sequestrator, monitor, or other similar official for it or for all or any substantial part of its assets, or any Intrawest Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Intrawest Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Intrawest Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Intrawest Group Member shall consent to, approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Intrawest Group Member shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan, (ii) any failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, shall exist with respect to any Pension Plan, or any Lien in favor of the PBGC or a Pension Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Pension Plan; and in each case in clauses (i) through (vi) above, such event or condition results in or could reasonably be expected to result in a Material Adverse Effect; or

(h) [Reserved]; or

(i) one or more judgments or decrees shall be entered against any Intrawest Group Member involving for the Intrawest Group Members taken as a whole a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $30,000,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

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(j) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof or by result of acts or omissions by the Administrative Agent or any Lender), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof or by result of acts or omissions by the Administrative Agent or any Lender) to be enforceable and of the same effect and priority purported to be created thereby; or

(k) the guarantee contained in any Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof or by result of acts or omissions by the Administrative Agent or any Lender), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(l) any Change of Control shall occur.

If any Event of Default shall have occurred and be continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; provided that if such event is an Event of Default specified in paragraph (c) above arising from a default with respect to Section 6.1, then, prior to the acceleration of the Revolving Loans and the termination of the Revolving Commitments pursuant to this Section 7.1, the Administrative Agent may only take such actions with the consent of or upon the request of the Required Revolving Lenders, and in such case only with respect to the Revolving Loans and Revolving Commitments.

7.2 Application of Proceeds. All proceeds collected by the Administrative Agent upon any collection, sale, foreclosure or other realization upon any Collateral (including without limitation any distribution pursuant to a plan of reorganization), including any Collateral consisting of cash, shall be applied as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

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SECOND, to the payment in full of all Priority Lien Obligations (including, without limitation, the Cash Collateralization of any undrawn Revolving Facility Letters of Credit) (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Priority Lien Obligations owed to them on the date of any such distribution);

THIRD, to the payment in full of all Pari Passu Lien Obligations (including, without limitation, the Cash Collateralization of any undrawn LC Facility Letters of Credit) (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Pari Passu Lien Obligations owed to them on the date of any such distribution);

FOURTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In addition, in the event that the Administrative Agent receives any non-cash distribution upon any collection, sale, foreclosure or other realization upon any Collateral, such non-cash distribution shall be allocated in the manner described above, with the value of such non-cash distribution being reasonably determined by the Administrative Agent; provided that the Administrative Agent shall apply any cash distribution in accordance with this Section 7.2 prior to application of any such non-cash distribution. The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

7.3 Cure Right. (a) Notwithstanding anything to the contrary contained in Section 7.1(c), in the event that Holdings and the Borrower fail or may fail to comply with the covenant set forth in Section 6.1 for any Test Period, at any time on or before the tenth Business Day after the date that the financial statements with respect to the fiscal quarter or fiscal year, as applicable, ending on the last day of such Test Period are required to be delivered pursuant to Section 5.1, the Fortress/Grove Funds shall have the right (the “Cure Right”), exercisable no more than five times during the term of this Agreement (and in each Test Period for which a Cure Right is exercised, there shall be at least two fiscal quarters in which no Cure Right has been exercised), to make, or cause one or more Affiliates of the Fortress/Grove Funds to make, cash contributions to, or purchase common equity or other equity interests not constituting Disqualified Capital Stock of, of Holdings (with such cash or proceeds of equity to be contributed to the Borrower) in an amount equal to the amount required to cause Holdings and the Borrower to be in compliance with the financial covenant set forth in Section 6.1 for such Test Period (the “Cure Amount”), upon which the covenants set forth in Section 6.1 shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA of the Intrawest Group Members in accordance with the definition thereof for the fiscal quarter with respect to which such Cure Right was exercised in an amount equal to such Cure Amount (and such increase shall be included in each period that includes such fiscal quarter); provided, however, that such pro forma adjustment to Consolidated EBITDA of the Intrawest Group Members shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenants set forth in Section 6.1 with respect to any period that includes the fiscal quarter with respect to which such Cure Right was exercised and not for any other purpose under any Loan Document.

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(b) If, after the exercise of the Cure Right and the recalculations pursuant to Section 7.3(a) above, the Borrower shall then be in compliance with the requirements of the covenants set forth in Section 6.1 for such Test Period, the Borrower shall be deemed to have satisfied the requirements of the covenants set forth in Section 6.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 7.1(c) that had occurred shall be deemed cured; provided, however, that (i) the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with Section 6.1 and (ii) to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the covenants in Section 6.1 for the period with respect to which such Cure Amount applies.

(c) If on a pro forma basis after giving effect to the investment of cash in equity of Holdings pursuant to the preceding clause (a), the Borrower would have been in compliance with the covenants set forth in Section 6.1 as of the date of the relevant Compliance Certificate, the Event of Default under Section 6.1 shall be deemed to have not occurred. During the pendency of any cure right afforded to the Intrawest Group Members pursuant to Section 7.3(a), the Administrative Agent shall not exercise any remedies described under Section 7.1 or otherwise for failure to satisfy the financial covenant set forth in Section 6.1.

Section 8. THE ADMINISTRATIVE AGENT

8.1 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Goldman Sachs to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and none of the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except as provided in Section 8.6 below).

(b) [Reserved].

(c) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as collateral agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.5(b), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.

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8.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.1) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender;

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(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (vii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (viii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral or (ix) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(f) shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Agent; and

(g) shall not be required to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers, or (ii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or powers, except for such expense, indemnity or liability, if any, arising out of the Administrative Agent’s gross negligence, bad faith or willful misconduct in the performance of its duties hereunder or under any other Loan Document, as determined by a judgment of a court of competent jurisdiction.

No requirement in any Loan Document for a Loan Party to provide evidence, opinion, information, documentation or other material requested or required by the Administrative Agent shall be construed to mean that the Administrative Agent has any responsibility to request or require such evidence, opinion, information, documentation or other material. No Lender shall assert, and each Lender hereby waives, any claim against the Administrative Agent, including any predecessor agent, its sub-agents and their respective Affiliates in respect of any action taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender), independent accountants and other experts, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a) or (f) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Issuing Bank and the Lenders, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a) or (f) is continuing, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower, the Issuing Bank and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

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8.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

8.8 No Other Duties, Etc.. Anything herein to the contrary notwithstanding, the Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacities, as applicable, as the Administrative Agent or a Lender hereunder.

8.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.12 and 9.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.5.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

8.10 Collateral and Guaranty Matters; Rights Under Hedge Agreements. (a) Each of the Lenders irrevocably authorizes the Administrative Agent to release or evidence the release of any Lien on any property granted to or held by the Administrative Agent under any Loan Document, to release any Guarantor from its obligations under a Guarantee Agreement or any Loan Document or to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, in each case as provided in Section 9.22.

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under the Loan Documents pursuant to Section 9.22.

(c) No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights to manage or release any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 9.1(xi). By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (c).

8.11 Withholding Taxes. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax except to the extent that such Lender has established an exemption from or reduction of such withholding tax by complying with the requirements of paragraph (d) or (e) of Section 2.21 or that such tax has been withheld by a Loan Party. Without limiting or expanding the provisions of Section 2.21, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

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8.12 Intercreditor and Subordination Agreements. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to enter into any Intercreditor Agreement or any other intercreditor or subordination agreement pertaining to any subordinated debt or other debt secured by the Collateral or any portion thereof on its behalf and to take such action on its behalf under the provisions of any such agreement.

Section 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding or removing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that the Administrative Agent may, with the consent of Holdings and the Borrower only and without the need to obtain the consent of any Lender, amend, supplement or modify this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, supplement or modification does not adversely affect the rights of any Lender or the Issuing Bank or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment; provided further, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit, extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), and (y) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any Installment payment, extend the time for payment of any interest, fees or premium, increase the amount or extend the expiration date of any Commitment of any Lender, or, unless Cash Collateralized in an amount equal to the Minimum Collateral Amount with respect thereto, extend the stated expiration date of any Revolving Facility Letter of Credit beyond the Revolving Commitment Termination Date or any LC Facility Letter of Credit beyond the LC Facility Commitment Termination Date, in each case without the consent of each Lender directly affected thereby;

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(ii) amend, modify or waive any provision of this Section without the consent of each Lender, or, except as contemplated by the last paragraph of this Section 9.1, reduce any percentage specified in the definition of Required Lenders or reduce the consent required under any provision pursuant to which the consent of Required Lenders is necessary, in each case without the consent of each Lender directly affected thereby;

(iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender, other than to a Successor Borrower;

(iv) amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;

(v) amend, modify or waive any provision of Section 2.18 without the consent of each Lender directly affected thereby;

(vi) (A) amend, modify or waive any provision of Section 2.4, 2.5, 2.23(d) or this clause (vi)(A) or any other provision of this Agreement relating to Letters of Credit, or any definitions used in such provisions to the extent the modification thereof would have the effect of modifying or changing the meaning of Section 2.4, 2.5 or 2.23(d), or any other provision affecting the rights, duties or obligations of any Issuing Bank, without the consent of the Issuing Bank, (B) amend, modify or waive any provision of Section 2.4(j), amend or modify Section 6.1, the proviso to the second sentence of Section 7.1, or Section 7.3 (including, in each case, related definitions to the extent the modification thereof would have the effect of modifying Section 6.1 or Section 7.3) or waive or consent to any waiver of a Financial Covenant Event of Default without the consent of the Required Revolving Lenders or (C) amend, modify or waive any provision of Section 2.5(h) without the consent of the Required LC Facility Lenders;

(vii) except upon satisfaction of the Termination Conditions, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(viii) release all or substantially all of the value of the Guarantee Agreements, without the written consent of each Lender, except (i) to the extent the release of any Subsidiary from a Guarantee Agreement is permitted pursuant to Section 9.22 (in which case such release may be made without the consent of any Lender) or (ii) upon satisfaction of the Termination Conditions;

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(ix) amend or modify Section 2.14(b)(iii) without the consent of each Lender holding LC Facility Commitments;

(x) amend or modify the definition of “Priority Lien Obligations” or amend, modify or waive any other provision of this Agreement or the Security Agreement in a manner that would adversely affect the priority Lien status of the Priority Lien Obligations without the consent of the Issuing Bank and each Lender holding Revolving Loans and/or Revolving Commitments; or

(xi) amend, modify or waive any provision of this Agreement or the Security Agreement so as to alter the ratable treatment of Pari Passu Lien Obligations arising under the Loan Documents and Pari Passu Lien Obligations arising under Hedge Agreements or the definitions of “Lender Counterparty,” “Hedge Agreement” or “Obligations” (with respect to the treatment of obligations under Hedge Agreements owed to Lender Counterparties) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

provided, further, that any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Administrative Agent (without the consent of any Lender) solely to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, Guarantee Agreements, Security Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent, Holdings and the Borrower only and without the need to obtain the consent of any Lender if such amendment or waiver is delivered solely to the extent necessary to (i) comply with local Law or advice of local counsel or (ii) cause such Guarantee Agreement, Security Document or related document to be consistent with this Agreement and the other Loan Documents.

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Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) (a) through an Extension Amendment on terms consistent with Section 2.25; (b) in connection with any Incremental Term Loan or Incremental Equivalent Debt on terms consistent with Section 2.27; (c) in connection with any Replacement Revolving Commitments, Replacement LC Commitments, Replacement Term Loans or Credit Agreement Refinancing Indebtedness on terms consistent with Section 2.28, and (d) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and Commitments hereunder and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and provide for class voting to the extent appropriate.

Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of Required Lenders, Lenders that are Affiliated Loan Funds shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts actually included in determining whether the threshold in the definition of Required Lenders has been satisfied. The voting power of each Lender that is an Affiliated Loan Fund shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

9.2 Notices. Except as otherwise provided in Section 4.2(b), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telefacsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telefacsimile notice, when received, addressed (a) in the case of Holdings, the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, at its primary address set forth below its name on Appendix A or otherwise indicated to Administrative Agent in writing or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Holdings and	c/o Intrawest U.S. Holdings Inc.
and the Borrower:	1621 18th Street, Suite 300
Denver, CO 80202
Attention: Chief Financial Officer
Facsimile: (303) 749-8201
Telephone: (303) 749-8355

and

Attention: Chief Legal Officer
Facsimile: (303) 749-8201
Telephone: (303) 749-8355

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with a copy to:	Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: R. Nardone
Facsimile: (212) 798-6120
Telephone: (212) 798-6110

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606-1720
Attention: Seth E. Jacobson
Facsimile: (312) 407-8511
Telephone: (312) 407-0889

The Administrative
Agent and Swingline Lender:

Goldman Sachs Lending Partners LLC,
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com with a copy to:

Goldman Sachs Lending Partners LLC
200 West Street
New York, New York 10282-2198
Attention: Anna Ashurov

Issuing Bank:

Goldman Sachs Bank USA
c/o Archon Group LP
6011 Connection Drive
Irving, Texas 75039
Attn: Loan Operations/ Servicing — Letter of Credit Department Manager

provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Bank or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent, the applicable Issuing Bank and the applicable Lender. The Administrative Agent, any Issuing Bank or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (“BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower hereunder through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

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9.5 Payment of Expenses.

(a) The Borrower agrees (a) to pay or reimburse each of the Agents and each Arranger for all its reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of a single law firm as counsel to the Agents and the Arrangers and one local counsel to the Agents in any relevant jurisdiction and the charges of IntraLinks, (b) to pay all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse each Lender, the Issuing Bank and the Agents for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents, any Letter of Credit issued hereunder and any other documents prepared in connection herewith or therewith, including, without limitation, all costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws, the reasonable and documented fees and disbursements of a single law firm as counsel to the Lenders, the Issuing Bank and the Agents taken as a whole and one local counsel to the Lenders, the Issuing Bank and the Agents taken as a whole in any relevant material jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction, (d) to pay, indemnify, or reimburse each Lender, the Issuing Bank and the Agents for, and hold each Lender, the Issuing Bank and the Agents harmless from, any and all reasonable recording and filing fees and any and all reasonable liabilities with respect to, or resulting from any delay in paying Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents, any Letter of Credit issued hereunder and any such other documents, and (e) to pay, indemnify or reimburse each Lender, the Issuing Bank, the Agents, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (limited to, in the case of counsel, the reasonable and documented fees and disbursements of a single law firm as counsel to the Indemnitees taken as a whole and one local counsel to the Indemnitees taken as a whole in any relevant material jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction) whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), but excluding, in each case, taxes which shall be governed by Section 2.21; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or (y) resulted from any dispute that does not involve an act or omission by the Borrower or any of their respective affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee against another Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, Deed of Trust Trustee, the Issuing Bank, the Swing Line Lender or an Arranger under the Facilities. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facility. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to R. Nardone (Telephone No. (212) 798-6110) (Fax No. (212) 798-6120), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive the termination of the Commitments and the repayment of the Loans and all other amounts payable hereunder.

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(b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any Issuing Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an Issuing Bank in connection with such capacity.

9.6 Successors and Assigns; Participations and Assignments. (a)  This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights or obligations under this Agreement except in a transaction permitted pursuant to Section 6.4(a)(x)(i) without the prior written consent of the Administrative Agent and each Lender.

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(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, no Lender shall be permitted to sell any such participating interest to (i) any of the Fortress/Grove Funds, any of their respective Affiliates (other than any Affiliated Loan Fund) or any of their respective associated investment funds, (ii) a natural person or (iii) any Disqualified Assignee. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled through the Lender granting the participation to the benefits of Sections 2.19, 2.20 or 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.21, such Participant shall have complied with the requirements of said Section; and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.

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(c) Any Lender (an “Assignor”) may, in accordance with applicable law and the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed, and which consent shall not be required in connection with an assignment made by or to an Arranger), the Issuing Bank (with respect to assignments of Revolving Commitments or LC Facility Commitments) (which shall not be unreasonably withheld or delayed, and which consent shall not be required in connection with an assignment made by or to an Arranger) and, so long as no Event of Default under Section 7.1(a) or (f) has occurred and is continuing, the Borrower (which shall not be unreasonably withheld or delayed, and which consent shall not be required in connection with an assignment made to or, in connection with the primary syndication of the Facilities (other than assignments to any Disqualified Assignee), by an Arranger) (provided that the Borrower shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof), at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof, to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that assignments made to any Lender, an affiliate of a Lender or a Related Fund will not be subject to the above described consents; provided, further, that (i) no assignment to an Assignee (other than any Lender or any affiliate thereof) of Term Loans shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests in the Term Loan Facility under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Term Loans) shall have Term Loans aggregating at least $1,000,000, (ii) no such assignment to an Assignee (other than any Lender or any affiliate thereof) of Revolving Loans and Revolving Commitments shall be in an aggregate principal amount of less than $2,500,000 (other than in the case of an assignment of all of a Lender’s interests in the Revolving Facility under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Revolving Loans and Revolving Commitments) shall have Revolving Loans and Revolving Commitments aggregating at least $2,500,000, and (iii) no such assignment to an Assignee (other than any Lender or any affiliate thereof) of LC Facility Commitments shall be in an aggregate principal amount of less than $2,500,000 (other than in the case of an assignment of all of a Lender’s interests in the LC Facility under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any LC Facility Commitments) shall have LC Facility Commitments aggregating at least $2,500,000, in each case unless otherwise agreed by the Administrative Agent and the Borrower; provided, however, no Lender shall be permitted to assign all or any part of its rights and obligations under this Agreement to (i) any of the Fortress/Grove Funds, any of their respective Affiliates or any of their respective associated investment funds (other than Holdings, the Borrower or any of their respective Subsidiaries), unless the additional limitations set forth in Section 9.6(d) are satisfied, (ii) Holdings, the Borrower or any of their respective Subsidiaries, except pursuant to Borrower Loan Purchase made in accordance with Section 9.6(i), (iii) any natural person or (iv) any Disqualified Assignee. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.20, 2.21 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated. Any assignment or participation to a Disqualified Assignee is void ab initio unless such assignment or participation, as the case may be, has been approved by the Borrower, in which case such assignee or participant shall not be considered a Disqualified Assignee solely for such particular assignment or participation, as the case may be. In the case of an assignment not approved by the Borrower, such Disqualified Assignee shall be deleted from the Register upon written notification from the Borrower. Except for providing the list of Disqualified Assignees to each Lender, the Administrative Agent shall have no responsibility or liability to monitor or enforce such list of Disqualified Assignees.

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(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any Lender may assign all or a portion of its Term Loans to any of the Fortress/Grove Funds or any of their respective Affiliates or any of their respective associated investment funds, other than Holdings, the Borrower or any of their respective Subsidiaries (an “Affiliated Lender”), pursuant to an Affiliated Lender Assignment and Assumption in accordance with this Section 9.6(d) (which assignment will not constitute a prepayment of Term Loans for any purposes of this Agreement and the other Loan Documents); provided that:

(i) Affiliated Lenders (other than Affiliated Loan Funds) will not have the right to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to, and will not, attend or participate in meetings or conference calls attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to the Lenders;

(ii) notwithstanding anything in Section 9.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the “Required Lenders” have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any other Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under this Agreement or any other Loan Document, all Term Loans held by any Affiliated Lender (other than Affiliated Loan Funds) shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any actions, and each Affiliated Lender (other than Affiliated Loan Funds) hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (ii). Affiliated Loan Funds shall not be subject to the limitations set forth in this clause (ii), and shall be entitled to vote as any other Lender;

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(iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders (other than Affiliated Loan Funds) may not exceed 20% of the then outstanding principal amount of all Term Loans, and any assignments that cause the Affiliated Lenders (other than Affiliated Loan Funds) in the aggregate to exceed such percentages, as applicable, shall be deemed void ab initio and the Register shall be modified to reflect a reversal of such assignment;

(iv) each of the parties hereto and any Lender participating in any assignment to an Affiliated Lender acknowledge and agree that in connection with such assignment, (A) the assignee then may have, and later may come into possession of Excluded Information, (B) such Lender has, independently and without reliance on such Affiliated Lender, any of its Subsidiaries, the Administrative Agent or any of its affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (C) none of the Affiliated Lenders or any of its Subsidiaries, the Administrative Agent or any of its affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against such Affiliated Lender, any of its Subsidiaries, the Administrative Agent and any of its affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (D) the Excluded Information may not be available to the Administrative Agent or the other Lenders;

(v) no Event of Default has occurred and is continuing at the time of such assignment to an Affiliated Lender (other than an Affiliated Loan Fund) or would result from such assignment; and

(vi) each Affiliated Lender, solely in its capacity as a Lender, hereby further agrees that if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law, each such Affiliated Lender shall be deemed to have voted in such proceeding in the same proportion as the allocation of voting with respect to such proceeding by those Lenders who are not Affiliated Lenders, except to the extent that any matter under such proceeding proposes to treat the Obligations of the Loan Parties under the Loan Documents held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations of the Loan Parties under the Loan Documents held by other Lenders. Each Affiliated Lender agrees and acknowledges that the foregoing constitutes an irrevocable proxy in favor of the Administrative Agent to vote or consent on behalf of such Affiliated Lender in any proceeding in the manner set forth above; provided that any Affiliated Lender that qualifies as an Affiliated Loan Fund shall not be subject to the limits set forth in this Section 9.6(d)(v).

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(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided, however, that (i) Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no such fee shall be required to be paid (A) in connection with an assignment by or to any Arranger or any Affiliate thereof or (B) in the case of an Assignee which is already a Lender or any affiliate, Related Fund or Control Investment Affiliate thereof), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Loans, upon request, a new Note to the order of the Assignor in an amount equal to the Loans retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. Each party hereto also agrees that each SPC shall be entitled to the benefits of Sections 2.19, 2.20 or 2.21 through its Granting Lender with respect to its granted interest in the Commitments and the Loans outstanding from time to time as if such SPC were a Lender; provided that, in the case of Section 2.21, such SPC shall have complied with the requirements of said Section; and provided, further, that no SPC shall be entitled to receive any greater amount pursuant to any such Section than the Granting Lender would have been entitled to receive in respect of the amount of the interest granted by such Granting Lender to such SPC had no such grant occurred unless such grant was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed). In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This Section 9.6(g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment. To the extent an SPC provides a Loan, the applicable Lender may maintain a register on behalf of the Borrower and the SPC’s interest must be entered in the register.

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(h) [Reserved].

(i) Purchases of Term Loans by the Borrower.

(i) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall have the right to voluntarily purchase Term Loans from one or more Lenders and simultaneously cancel or retire such Term Loans and the Lenders shall be permitted to sell or assign such Term Loans to the Borrower (in each case, a “Borrower Loan Purchase”) subject to all the other requirements of this Section 9.6(i).

(ii) The Borrower may conduct one or more modified “Dutch auctions” (each, an “Auction”) to repurchase all or any portion of the Term Loans; provided that (A) notice of the Auction shall be made to all Lenders having or holding Term Loans and (B) the Auction shall be conducted pursuant to customary procedures as the Auction Manager may establish which are consistent with this Section 9.6(i) and are otherwise reasonably acceptable to the Auction Manager and the Administrative Agent.

(iii) The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer stating that no Default or Event of Default exists at the time of such purchase and assignment or would result from such purchase and assignment.

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(iv) The Borrower shall not use the proceeds of any Revolving Loans to acquire such Term Loans.

(v) On and after the effective date of such Borrower Loan Purchase (the “Borrower Loan Purchase Effective Date”), (i) the Term Loans purchased by the Borrower shall be deemed cancelled or retired for all purposes and shall no longer be deemed outstanding (and may not be resold by the Borrower) for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to, (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Loan Document, (D) the determination of the Required Lenders and (E) the calculation of the amount of Indebtedness hereunder, and (ii) no interest or fees of any type shall accrue from and after a Borrower Loan Purchase Effective Date on any Term Loans purchased by the Borrower on such Borrower Loan Purchase Effective Date. For clarification purposes, the Borrower shall never be deemed to be a Lender hereunder.

(vi) The Lenders hereby consent to the transactions described in this Section 9.6(i) and waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.17(c), 2.18 and 9.6) and any other Loan Document that might otherwise result in a breach of this Agreement or create an Event of Default as a result of or in connection with the consummation of any Borrower Loan Purchase. The Lenders acknowledge that purchases made by the Borrower pursuant to this Section 9.6(i) may result in the retirement of Term Loans on a non-pro rata basis among the Lenders. The Lenders further acknowledge that any payment made to a Lender in connection with a Borrower Loan Purchase is solely for the account of such Lender and no ratable sharing of such proceeds is required under this Agreement or any other Loan Document.

(vii) All Borrower Loan Purchases and subsequent cancellation or retirement of such Term Loans by the Borrower pursuant to this Section 9.6(i) shall be used to prepay the Term Loans in direct order of maturity of the scheduled remaining Installments of principal of the Term Loans.

(viii) Each of the parties hereto and any Lender participating in any Borrower Loan Purchase pursuant to this Section 9.6(i) acknowledge and agree that in connection with any such Borrower Loan Purchase, (A) the Borrower then may have, and later may come into possession of Excluded Information, (B) such Lender has, independently and without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective affiliates, made its own analysis and determination to participate in such Borrower Loan Purchase notwithstanding such Lender’s lack of knowledge of the Excluded Information, (C) none of the Borrower, its Subsidiaries, the Administrative Agent nor any Affiliate of the foregoing shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agents and any Affiliate of the foregoing, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (D) the Excluded Information may not be available to the Administrative Agents or the other Lenders.

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9.7 Adjustments; Set-off. (a)   If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuation of any Event of Default, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that the Administrative Agent and the Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;

(e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

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9.13 Acknowledgments. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings, and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between Holdings, the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of Holdings and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Holdings, and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings, the Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to Holdings, the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to Holdings, the Borrower or any of their respective Affiliates. To the fullest extent permitted by law, each of Holdings, and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.14 Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential (“Information”); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its or its affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section or substantially equivalent provisions), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) to the extent required in response to any order of any court or other Governmental Authority or to the extent otherwise required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any other party hereto, (k) with the consent of the Borrower or (l) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and to afford the Loan Parties an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties may deem reasonable. Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

170

9.15 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, and either the Borrower or the Required Lenders shall so request, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered in accordance with Section 9.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, any other generally accepted accounting authority which provides regulation standard or, if applicable, the SEC.

9.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

171

9.18 [Reserved].

9.19 [Reserved].

9.20 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

9.21 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

9.22 Releases of Collateral and Guarantees. Each of the Lenders (including in its capacity as a potential Lender Counterparty) and the Issuing Bank irrevocably authorizes the Administrative Agent to be the agent for the representative of the Lenders with respect to the Guarantee Agreements, the Collateral and the Security Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreements, and the Administrative Agent agrees that:

(a) The Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically and fully released (A) upon satisfaction of the Termination Conditions, (B) at the time the Property subject to such Lien is sold (other than to any other Loan Party or other Person that would be required pursuant to any Security Document to grant a Lien on such Collateral to the Administrative Agent for the benefit of the Secured Parties after giving effect to such Disposition) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (C) if the Property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its obligations under a Guarantee Agreement pursuant to clause (b) below, (D) with respect to the property of any Unrestricted Subsidiary upon the designation of such Person as an Unrestricted Subsidiary in accordance with Section 5.16, or (E) if approved, authorized or ratified in writing in accordance with Section 9.1.

172

(b) Any Guarantor shall be released from its obligations under a Guarantee Agreement or any other Loan Document (i) in connection with a Replacement Secured Financing described in Section 6.2(u), (ii) with respect to any Guarantor that is designated as an Unrestricted Subsidiary upon such designation in accordance with Section 5.16, or (iii) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, to the extent necessary to permit consummation of such transaction as permitted by the Loan Documents; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any other Indebtedness expressly subordinated to the Obligations.

(c) At the request of the Borrower, it will subordinate or release its Lien on any property granted to or held by the Administrative Agent under any Loan Document in connection with the incurrence of any Indebtedness that is permitted by Section 6.2(c), (f) or (u) (including, in the case of Indebtedness permitted by Section 6.2(u), the Capital Stock of the owner of the assets subject to such Replacement Secured Financing so long as arrangements reasonably satisfactory to the Administrative Agent are made to ensure the Administrative Agent maintains an interest in the residual value of the assets subject to such Replacement Secured Financing through a Lien on an indirect parent of the owner of such assets).

(d) At the request of the Borrower, it will subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.3(e), (f), (g), (i), (j), (s) or (y), or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.1) have otherwise consented.

(e) On the date that the Termination Conditions are satisfied, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without the need to deliver any instrument or performance of any act by any Person.

(f) It will promptly execute, authorize or file such documentation as may be reasonably requested by any Grantor to release or subordinate, or evidence the release or subordination (in registrable form, if applicable), its Liens with respect to any Collateral or the guarantee obligations of any Guarantor as set forth in this Section 9.22; provided that the foregoing shall be at the Borrower’s expense.

9.23 Time. Time is of the essence in all respects hereof.

173

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTRAWEST OPERATIONS GROUP HOLDINGS, LLC

By:	/s/ Joshua B. Goldstein
Name: Joshua B. Goldstein
Title: Chief General Counsel, Senior Vice President and Secretary

INTRAWEST OPERATIONS GROUP, LLC

By:	/s/ Joshua B. Goldstein
Name: Joshua B. Goldstein
Title: Chief General Counsel, Senior Vice President and Secretary

Signature Page to Credit Agreement

GOLDMAN SACHS LENDING PARTNERS
LLC,
as Administrative Agent, Lender and Swing
Line Lender

By:	/s/ Robert Ehudin
Authorized Signatory

Robert Ehudin
Authorized Signatory

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA,
as Issuing Bank

By:	/s/ Robert Ehudin
Authorized Signatory

Robert Ehudin
Authorized Signatory

Signature Page to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as a Lender

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Authorized Signatory

By:	/s/ Michael D’Onofrio
Name: Michael D’Onofrio
Titla: Authorized Signatory

Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK
BRANCH, as a Lender

By:	/s/ Mary Kay Coyle
Name: Mary Kay Coyle
Title: Managing Director

By:	/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Christopher Joseph
Name: Christopher Joseph
Title: Vice President

Signature Page to Credit Agreement

SCHEDULE 1.1A

COMMITMENTS

Lender	Term Loan Commitment	Revolver Commitment	LC Facility Commitment
Goldman Sachs Lending Partners LLC	$540,000,000	$8,750,000	$19,250,000
Credit Suisse AG	$0	$6,250,000	$13,750,000
Deutsche Bank AG New York Branch	$0	$6,250,000	$13,750,000
Bank of America, N.A.	$0	$3,750,000	$8,250,000
Total	$540,000,000	$25,000,000	$55,000,000

SCHEDULE 1.1B

EXISTING STANDBY LETTERS OF CREDIT

Tab	Beneficiary	Issuance	Final Expiry	CCY	Current Outstanding	USD Equivalent Outstanding

1	Union Bank	02/04/13	11/27/17	USD	414,700.36	414,700.36
2	Wells Fargo Bank	01/18/13	11/27/17	USD	2,772,600.00	2,772,600.00
3	Safety National	02/19/13	11/27/17	USD	250,000.00	250,000.00
4	Royal Bank of Canada	05/29/13	11/27/17	CAD	38,207,700.00	36,004,240.48
5	Liberty Mutual	04/15/13	11/27/17	USD	2,769,488.65	2,769,488.65
6	Alaska Airlines	08/27/13	06/30/14	USD	350,000.00	350,000.00
7	Royal Bank of Canada	09/03/13	11/27/17	USD	7,500,000.00	7,500,000.00

SCHEDULE 1.1C

MORTGAGED PROPERTIES

property owner	property
Intrawest Retail Group, Inc.	Zephyr Mountain Lodge Winter Park
Snowshoe Mountain, Inc.	Snowshoe Mountain Ski Resort
The Stratton Corporation	Stratton Mountain Resort
Steamboat Ski & Resort Corporation	Steamboat Ski Resort
Intrawest Retail Group, Inc.	Condo Units at Steamboat Ski Resort

SCHEDULE 1.1D

PLEDGED EQUITY

Issuer	Grantor	Class of Stock/Units/ Partnership Interests	Stock/Unit Certificate No.	No. of Shares/Units
22 Station Development Corporation	Intrawest California Holdings, Inc.	Common	2	100
Big Island Country Club Estates Limited Partnership	Copper/Union Creek Development Company, LLC	98% Limited Partner interest	N/A	N/A
Big Island Country Club Estates Limited Partnership	Intrawest Hawaii, Inc.	2% General Partner interest	N/A	N/A
Cheat Mountain Water Company, Inc. (f/k/a Snowshoe Water & Sewer, Inc.)	Snowshoe Mountain Inc. (f/k/a Snowshoe Resort Inc.)	Common	3	100
Club Intrawest Management SRL de CV	Intrawest Resort Ownership U.S. Corporation	Series A	N/A	49,999
Club Intrawest Management SRL de CV	Intrawest Ventures, Inc.	Series A	N/A	1
Club Intrawest Mexico Food and Beverage SRL de CV	Intrawest Resort Ownership U.S. Corporation	Series A	N/A	49,999
Club Intrawest Mexico Food and Beverage SRL de CV	Intrawest Ventures, Inc.	Series A	N/A	1
Copper Mountain, Inc.	Intrawest U.S. Holdings Inc.	Common	3	100
Copper/Union Creek Development Company, LLC	ICRE, Inc. (f/k/a Intrawest Resorts, Inc.)	100% membership interest	N/A	N/A
DPA, LLC	ICRE, Inc. (f/k/a Intrawest Resorts, Inc.)	100% membership interest	N/A	N/A
Eight Rivers Development Company, LLC	Snowshoe Mountain, Inc.	100% membership interest	N/A	N/A

Issuer	Grantor	Class of Stock/Units/ Partnership Interests	Stock/Unit Certificate No.	No. of Shares/Units
Extraordinary Escapes Corporation	Intrawest U.S. Holdings Inc.	Common	1	100
First Ascent Development Corporation	Intrawest California Holdings, Inc.	Common	2	100
Founders Lodge Two Development Company, LLC	The Stratton Corporation	100% membership interest	N/A	N/A
ICRE, Inc. (f/k/a Intrawest Resorts, Inc.)	Intrawest U.S. Holdings Inc.	Common	7	1,003
Intrawest California Holdings, Inc.	ICRE, Inc. (f/k/a Intrawest Resorts, Inc.)	Common	7	100
Intrawest Colorado Events Marketing Inc. (f/k/a. Copper Mountain Events Marketing Inc.)	Intrawest U.S. Holdings Inc.	Common	2	1,000
Intrawest/Eagle’s Nest, Inc.	Intrawest U.S. Holdings Inc.	Common	2	1,000
Intrawest Golf Holdings, Inc.	Intrawest U.S. Holdings Inc.	Common	3	1,000
Intrawest Hawaii Partners	Intrawest Hawaii, Inc.	60% partnership interest	N/A	N/A
Intrawest Hawaii Partners	Intrawest Waikoloa, Inc.	40% partnership interest	N/A	N/A
Intrawest Hawaii, Inc.	ICRE, Inc. (f/k/a Intrawest Resorts, Inc.)	Common	2	1,000
Intrawest Honua Kai Hospitality Management, LLC	Intrawest Hospitality Management, Inc.	100% membership interest	N/A	N/A
Intrawest Hospitality Management, Inc.	Intrawest U.S. Holdings Inc.	Common	2	1,000
Intrawest Imagine Hospitality Management, LLC	Intrawest Hospitality Management, Inc.	100% membership interest	N/A	N/A
Intrawest/Lake Las Vegas Development Corporation	ICRE, Inc. (f/k/a Intrawest Resorts, Inc.)	Common	3	1,000
Intrawest Marketing, Inc.	Intrawest U.S. Holdings Inc.	Common	1	100

Issuer	Grantor	Class of Stock/Units/ Partnership Interests	Stock/Unit Certificate No.	No. of Shares/Units
Intrawest Mexico Holdings, LLC	Intrawest U.S. Holdings Inc.	100% membership interest	N/A	N/A
Intrawest Mountain Adventures, Inc.	Intrawest Shared Services, Inc.	Common	1	100
Intrawest Napa Development Company, LLC	Intrawest California Holdings, Inc.	100% membership interest	N/A	N/A
Intrawest Napa Riverbend Hospitality Management, LLC	Intrawest Hospitality Management, Inc.	100% membership interest	N/A	N/A
Intrawest Operations Group, LLC	Intrawest Operations Group Holdings, LLC	100% membership interest	N/A	N/A
Intrawest Resort Ownership U.S. Corporation	Intrawest U.S. Holdings Inc.	Common	4	100
Intrawest Restaurants California, LLC	Intrawest Hospitality Management, Inc.	100% membership interest	N/A	N/A
Intrawest Restaurants Hawaii Holdings, Inc.	Intrawest Hospitality Management, Inc.	Common	1	100
Intrawest Retail Group, Inc.	Intrawest U.S. Holdings Inc.	Common	6	600
Intrawest Sandestin Company, L.L.C.	Intrawest U.S. Holdings Inc.	Class A	A-2	3,459,720
Intrawest Sandestin Company, L.L.C.	Intrawest U.S. Holdings Inc.	Class B	B-5	182,090
Intrawest Sandestin Company, L.L.C.	Intrawest U.S. Holdings Inc.	Class C	C-2	1,250,000
Intrawest Shared Services, Inc.	Intrawest U.S. Holdings Inc.	Common	2	1,000
Intrawest Snowshoe Development, Inc.	Snowshoe Mountain, Inc.	Common	002	100
Intrawest Stratton Development Corporation	The Stratton Corporation	Common	2	100
Intrawest Trading Company Inc.	Intrawest U.S. Holdings Inc.	Common	1	100
Intrawest U.S. Commercial Property Management, Inc.	Intrawest U.S. Holdings Inc.	Common	1	1,000

Issuer	Grantor	Class of Stock/Units/ Partnership Interests	Stock/Unit Certificate No.	No. of Shares/Units
Intrawest U.S. Holdings Inc.	Intrawest Operations Group, LLC	Common	12	174
Intrawest ULC	Intrawest Operations Group, LLC	Common	C-6	58,924,370.05
Intrawest ULC	Intrawest Operations Group, LLC	First Preferred	FP-6	338,250,101
Intrawest ULC	Intrawest Operations Group, LLC	Class 1 Preferred	C1P-1	42,315,000
Intrawest ULC	Intrawest Operations Group, LLC	Class 2 Preferred	C2P-1	105,159,221.1
Intrawest Ventures, Inc.	Intrawest U.S. Holdings Inc.	Common	1	100
Intrawest Waikoloa, Inc.	ICRE, Inc. (f/k/a Intrawest Resorts, Inc.)	Common	2	1,000
Intrawest/Lodestar Development Company (also known as Intrawest Lodestar Development Company)	Intrawest U.S. Holdings Inc.	Common	2	100
Intrawest/Lodestar Limited Partnership	Intrawest California Holdings, Inc.	4.25% General Partner interest	N/A	N/A
Intrawest/Lodestar Limited Partnership	Intrawest California Holdings, Inc.	20.75% Limited Partner interest	N/A	N/A
Intrawest/Lodestar Limited Partnership	Intrawest/Lodestar Development Company	75% General Partner interests	N/A	N/A
Intrawest/Winter Park Holdings Corporation	Intrawest U.S. Holdings Inc.	Common	2	1,000
IW Mammoth Holdings, LLC	Intrawest U.S. Holdings Inc.	100% membership interest	N/A	N/A
Juniper Properties, Inc.	Intrawest California Holdings, Inc.	Common	2	100
MBGC Limited Partnership	Intrawest Hawaii Partners	99% Limited Partnership Interest	N/A	N/A
Mountain Community Management, LLC	The Stratton Corporation	100% membership interest	N/A	N/A

Issuer	Grantor	Class of Stock/Units/ Partnership Interests	Stock/Unit Certificate No.	No. of Shares/Units
Northwest Maui Corporation	Intrawest Hawaii, Inc.	Common	6	17,220
Playground Advisory Services, LLC	Intrawest U.S. Holdings Inc.	100% membership interest	N/A	N/A
Playground Destination Properties Inc.	Intrawest U.S. Holdings Inc.	Common	3	1,000
Playground Services Inc.	Playground Destination Properties Inc.	Common	1	1,000
Project Sierra Housing Two Development Company, LLC	Intrawest California Holdings, Inc.	100% membership interest	N/A	N/A
Resort Reservations Network, Inc.	Intrawest U.S. Holdings Inc.	Common	4	1,000
Resort Ventures, L.P.	Intrawest Resort Ownership U.S. Corporation	50% Limited Partnership Interest	N/A	N/A
Resort Ventures, L.P.	Intrawest Ventures, Inc.	50% General Partnership Interest	N/A	N/A
Sierra Star Four-Five Development Company, LLC	Intrawest California Holdings, Inc.	100% membership interest	N/A	N/A
Snowshoe Mountain, Inc.	Intrawest U.S. Holdings Inc.	Common	5	100
Snowshoe Mountain, Inc.	Intrawest U.S. Holdings Inc.	Common	6	100
Snowshoe Mountain Homes, LLC	Snowshoe Mountain, Inc.	100% membership interest	N/A	N/A
South Minaret Development Company, LLC	Intrawest California Holdings, Inc.	100% membership interest	N/A	N/A
SP Montelago Development Company, LLC	Intrawest California Holdings, Inc.	100% membership interest	N/A	N/A
Steamboat Acquisition LLC	Intrawest U.S. Holdings Inc.	100% membership interest	N/A	N/A
Steamboat Ski & Resort Corporation	Steamboat Acquisition LLC	Common	4	18

Issuer	Grantor	Class of Stock/Units/ Partnership Interests	Stock/Unit Certificate No.	No. of Shares/Units
Stratton Three Development Company, LLC	The Stratton Corporation	100% membership interest	N/A	N/A
The Stratton Corporation	Intrawest U.S. Holdings Inc.	Common	1405	10
Upper Bench Development Corporation	Intrawest California Holdings, Inc.	Common	3	100
Walton Pond Apartments, Inc.	Steamboat Ski & Resort Corporation	Common	8	314.26

SCHEDULE 1.1E

GROVE FUNDS

CGI.D IW - Cayman, L.P.

CGI.E IW - Cayman, L.P.

CGI.D IW - Committed, L.P.

CGI.D IW-Opt In Cayman, L.P.

CGI.E lW-Opt In Cayman, L.P.

RGI IW-Cayman, L.P.

SCHEDULE 1.1F

FORTRESS FUNDS

Fortress Investment Fund IV (Fund A) L.P.

Fortress Investment Fund IV (Fund B) L.P.

Fortress Investment Fund IV (Fund C) L.P.

Fortress Investment Fund IV (Fund D) L.P.

Fortress Investment Fund IV (Fund E) L.P.

Fortress Investment Fund IV (Fund F) L.P.

Fortress Investment Fund IV (Fund G) L.P.

Fortress Investment Fund IV (Coinvestment Fund A) L.P.

Fortress Investment Fund IV (Coinvestment Fund B) L.P.

Fortress Investment Fund IV (Coinvestment Fund C) L.P.

Fortress Investment Fund IV (Coinvestment Fund D), L.P.

Fortress Investment Fund IV (Coinvestment Fund F) L.P.

Fortress Investment Fund IV (Coinvestment Fund G) L.P.

Fortress IW Coinvestment Fund (Fund A) L.P.

Fortress IW Coinvestment Fund (Fund B) L.P.

Fortress IW Coinvestment Fund (Fund C) L.P.

Fortress IW Coinvestment Fund (Fund D) L.P.

Fortress IW Coinvestment Fund (Fund G) L.P.

SCHEDULE 1.1G

[RESERVED]

SCHEDULE 1.1h

DISQUALIFIED ASSIGNEES

1.	Vail Resorts
2.	Squaw Valley Ski Holdings, LLC
3.	JMA Ventures
4.	KSL Capital Partners & Affiliates
5.	Whistler Blackcomb Holdings
6.	CNL & Affiliates
7.	Peak Resorts
8.	Entertainment Properties Trust
9.	Boyne Resorts
10.	Kircher Family & Affiliates
11.	Booth Creek Resorts
12.	George N. Gillett, Jr. Family & Affiliates
13.	Jeffrey J. Joyce Family & Affiliates
14.	Brian Pope Family & Affiliates
15.	Aspen Skiing Company
16.	Crown Family & Affiliates
17.	Powdr Corp
18.	Cummings Family & Affiliates
19.	Telluride
20.	Chuck Horning Family & Affiliates
21.	Joe Morita Family & Affiliates
22.	Compagnie des Alpes
23.	Ski Star (Sweeden)
24.	Lone Star
25.	Terra Firma
26.	Apollo Group
27.	Cerberus
28.	Oaktree
29.	Icahn
30.	Expedia
31.	Barry Diller
32.	Starwood

SCHEDULE 3.15

SUBSIDIARIES

U.S. SUBSIDIARIES
Name of Company	Jurisdiction of Formation/Organization	Name of Parent	Percentage of each Class of Capital Stock / Equity Interest Owned
22 Station Development Corporation	California	Intrawest California Holdings, Inc.	Intrawest California Holdings, Inc. – 100%
Alpine Helicopter Management, Inc.	Idaho	Intrawest ULC	Intrawest ULC – 100%
Big Island Country Club Estates Limited Partnership	Hawaii	Intrawest Hawaii, Inc. (GP) Copper/Union Creek Development Company, LLC (LP)	Intrawest Hawaii, Inc. – 2% GP interest Copper/Union Creek Development Company, LLC – 98% LP interest
Cheat Mountain Water Company, Inc	West Virginia	Snowshoe Mountain, Inc.	Snowshoe Mountain, Inc. – 100%
Copper Mountain, Inc.	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Copper/Union Creek Development Company, LLC	Delaware	ICRE, Inc.	ICRE, Inc. – 100%
DPA, LLC	Colorado	ICRE, Inc.	ICRE, Inc – 100%
Eight Rivers Development Company, LLC	Delaware	Snowshoe Mountain, Inc.	Snowshoe Mountain, Inc. – 100%
Extraordinary Escapes Corporation	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
First Ascent Development Corporation	California	Intrawest California Holdings, Inc.	Intrawest California Holdings, Inc. – 100%
Founders Lodge Two Development Company, LLC	Vermont	The Stratton Corporation	The Stratton Corporation – 100%

U.S. SUBSIDIARIES
Name of Company	Jurisdiction of Formation/Organization	Name of Parent	Percentage of each Class of Capital Stock / Equity Interest Owned
Gateway/Le Jardin Development Company, L.L.C.	Delaware	Intrawest Sandestin Company, L.L.C.	Intrawest Sandestin Company, L.L.C. – 100%
Grand Sandestin Development Company, L.L.C.	Delaware	Intrawest Sandestin Company, L.L.C.	Intrawest Sandestin Company, L.L.C. – 100%
ICRE, Inc.	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest California Holdings, Inc.	California	ICRE, Inc.	ICRE, Inc. – 100%
Intrawest Colorado Events Marketing Inc.	Colorado	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest Golf Holdings, Inc.	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest Hawaii Partners	California	Intrawest Hawaii, Inc. Intrawest Waikoloa, Inc.	Intrawest Hawaii, Inc. – 60% GP interest Intrawest Waikoloa, Inc. – 40% GP interest
Intrawest Hawaii, Inc.	Delaware	ICRE, Inc.	ICRE, Inc. – 100%
Intrawest Honua Kai Hospitality Management, LLC	Delaware	Intrawest Hospitality Management, Inc.	Intrawest Hospitality Management, Inc. – 100%
Intrawest Hospitality Management, Inc.	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest Imagine Hospitality Management, LLC	Delaware	Intrawest Hospitality Management, Inc.	Intrawest Hospitality Management, Inc. – 100%
Intrawest Marketing, Inc.	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest Mexico Holdings, LLC	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%

U.S. SUBSIDIARIES
Name of Company	Jurisdiction of Formation/Organization	Name of Parent	Percentage of each Class of Capital Stock / Equity Interest Owned
Intrawest Mountain Adventures, Inc.	Virginia	Intrawest Shared Services, Inc.	Intrawest Shared Services, Inc. – 100%
Intrawest Napa Development Company, LLC	Delaware	Intrawest California Holdings, Inc.	Intrawest California Holdings, Inc. – 100%
Intrawest Napa Riverbend Hospitality Management, LLC	Delaware	Intrawest Hospitality Management, Inc.	Intrawest Hospitality Management, Inc. – 100%
Intrawest Operations Group, LLC	Delaware	Intrawest Operations Group Holdings, LLC	Intrawest Operations Group Holdings, LLC – 100%
Intrawest Resort Ownership U.S. Corporation	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest Restaurants California, LLC	Delaware	Intrawest Hospitality Management, Inc.	Intrawest Hospitality Management, Inc. – 100%
Intrawest Restaurants Hawaii, Inc.	Delaware	Intrawest Restaurants Hawaii Holdings, Inc.	Intrawest Restaurants Hawaii Holdings, Inc. – 100%
Intrawest Restaurants Hawaii Holdings, Inc.	Delaware	Intrawest Hospitality Management, Inc.	Intrawest Hospitality Management, Inc. – 100%
Intrawest Retail Group, Inc.	Colorado	Intrawest U.S. Holding Inc.	Intrawest U.S. Holding Inc. – 100%
Intrawest Sandestin Company, L.L.C.	Delaware	Intrawest U.S. Holdings Inc. (Class A, B, and C shares)	Intrawest U.S. Holdings Inc. – 100% Class A, B, and C shares
Intrawest Shared Services, Inc.	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest Snowshoe Development, Inc.	West Virginia	Snowshoe Mountain, Inc.	Snowshoe Mountain, Inc. – 100%
Intrawest Stratton Development Corporation	Vermont	The Stratton Corporation	The Stratton Corporation – 100%
Intrawest Trading Company Inc.	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%

U.S. SUBSIDIARIES
Name of Company	Jurisdiction of Formation/Organization	Name of Parent	Percentage of each Class of Capital Stock / Equity Interest Owned
Intrawest U.S. Commercial Property Management, Inc.	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest U.S. Holdings Inc.	Delaware	Intrawest Operations Group, LLC	Intrawest Operations Group, LLC – 100%
Intrawest Ventures, Inc.	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest Waikoloa, Inc.	Delaware	ICRE, Inc.	ICRE, Inc. – 100%
Intrawest/Eagle’s Nest, Inc.	Colorado	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest/Lake Las Vegas Development Corporation	Delaware	ICRE, Inc.	ICRE, Inc. – 100%
Intrawest/Lodestar Development Company	California	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest/Lodestar Limited Partnership	California	Intrawest/Lodestar Development Company (GP) Intrawest California Holdings, Inc. (GP) Intrawest California Holdings, Inc. (LP)	Intrawest/Lodestar Development Company – 75% GP interest Intrawest California Holdings, Inc. – 4.25% GP interest Intrawest California Holdings, Inc. – 20.75% LP interest
Intrawest/Winter Park Development Corporation	Delaware	Intrawest/Winter Park Holdings Corporation	Intrawest/Winter Park Holdings Corporation – 100%
Intrawest/Winter Park Holdings Corporation	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Intrawest/Winter Park Operations Corporation	Delaware	Intrawest/Winter Park Holdings Corporation	Intrawest/Winter Park Holdings Corporation – 100%
Intrawest/Winter Park Restaurant Corporation	Delaware	Intrawest/Winter Park Operations Corporation	Intrawest/Winter Park Operations Corporation – 100%
IRG Restaurant Company	Delaware	Intrawest/Winter Park Holdings Corporation	Intrawest/Winter Park Holdings Corporation – 100%

U.S. SUBSIDIARIES
Name of Company	Jurisdiction of Formation/Organization	Name of Parent	Percentage of each Class of Capital Stock / Equity Interest Owned
IROC US Receivables Finance Corporation 2004-A	Delaware	Intrawest Resort Ownership U.S. Corporation	Intrawest Resort Ownership U.S. Corporation – 100%
IW Mammoth Holdings, LLC	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
IW/WP Building Six-Vintage Development Company, LLC	Delaware	Winter Park Development Company, LLC	Winter Park Development Company, LLC – 100%
IW/WP Four-Five Development Company, LLC	Delaware	Intrawest/Winter Park Development Corporation	Intrawest/Winter Park Development Corporation – 100%
IW/WP Village Core Development Company, LLC	Delaware	Intrawest/Winter Park Development Corporation	Intrawest/Winter Park Development Corporation – 100%
Juniper Properties Inc.	California	Intrawest California Holdings, Inc.	Intrawest California Holdings, Inc. – 100%
LPIHGC, LLC	Delaware	MBGC Limited Partnership	MBGC Limited Partnership – 100%
MBGC Limited Partnership	Delaware	Intrawest Hawaii Partners (LP) Northwest Maui Corporation (GP)	Intrawest Hawaii Partners – 99% LP interest Northwest Maui Corporation – 1% GP interest
Mountain Community Management, LLC	Delaware	The Stratton Corporation	The Stratton Corporation – 100%
Northwest Maui Corporation	Delaware	Intrawest Hawaii, Inc.	Intrawest Hawaii, Inc. – 100%
Playground Advisory Services, LLC	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Playground Destination Properties Inc.	Washington	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Playground Services, Inc.	Delaware	Playground Destination Properties Inc.	Playground Destination Properties Inc. – 100%

U.S. SUBSIDIARIES
Name of Company	Jurisdiction of Formation/Organization	Name of Parent	Percentage of each Class of Capital Stock / Equity Interest Owned
Project Sierra Housing Two Development Company, LLC	Delaware	Intrawest California Holdings, Inc.	Intrawest California Holdings, Inc. – 100%
Resort Ventures, L.P.	California	Intrawest Ventures, Inc. (GP) Intrawest Resort Ownership U.S. Corporation (LP)	Intrawest Ventures, Inc. – 50% GP interest Intrawest Resort Ownership U.S. Corporation – 50% LP Interest
Resort Reservations Network, Inc.	Delaware	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
Sandestin Resort & Club, Inc.	Florida	Intrawest Sandestin Company, L.L.C.	Intrawest Sandestin Company, L.L.C. – 100%
Sierra Star Four-Five Development Company, LLC	Delaware	Intrawest California Holdings, Inc.	Intrawest California Holdings, Inc. – 100%
Snowshoe Mountain Homes, LLC	Delaware	Snowshoe Mountain, Inc.	Snowshoe Mountain, Inc. – 100%
Snowshoe Mountain, Inc.	West Virginia	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%
South Minaret Development Company, LLC	Delaware	Intrawest California Holdings, Inc.	Intrawest California Holdings, Inc. – 100%
SP MonteLago Development Company, LLC	Delaware	Intrawest California Holdings, Inc.	Intrawest California Holdings, Inc. – 100%
Steamboat Acquisition LLC	Delaware	Intrawest U.S. Holdings, Inc.	Intrawest U.S. Holdings, Inc. – 100%
Steamboat Ski & Resort Corporation	Delaware	Steamboat Acquisition LLC	Steamboat Acquisition LLC – 100%
Stratton Three Development Company, LLC	Vermont	The Stratton Corporation	The Stratton Corporation – 100%
The Stratton Corporation	Vermont	Intrawest U.S. Holdings Inc.	Intrawest U.S. Holdings Inc. – 100%

U.S. SUBSIDIARIES
Name of Company	Jurisdiction of Formation/Organization	Name of Parent	Percentage of each Class of Capital Stock / Equity Interest Owned
Upper Bench Development Corporation	California	Intrawest California Holdings, Inc.	Intrawest California Holdings, Inc. – 100%
Walton Pond Apartments, Inc.	Delaware	Steamboat Ski & Resort, Inc.	Steamboat Ski & Resort, Inc. – 100%
Winter Park Developoment Company, LLC	Delaware	Intrawest/Winter Park Holdings Corporation	Intrawest/Winter Park Holdings Corporation – 100%

CANADIAN SUBSIDIARIES
Name of Company	Home Jurisdiction	Name of Parent	Percentage of each Class of Capital Stock / Equity Interest Owned
0827965 B.C. Ltd.	B.C.	Intrawest ULC	Intrawest ULC – 100%
1584041 Alberta ULC	Alberta	Intrawest ULC	Intrawest ULC – 100%
2910942 Canada Inc.	Canada (Federal)	Mont Tremblant Resorts and Company, Limited Partnership	Mont Tremblant Resorts and Company, Limited Partnership – 100%
379192 British Columbia Ltd.	British Columbia	Intrawest ULC	Intrawest ULC – 100%
4023480 Canada Inc.	Canada (Federal)	Intrawest ULC	Intrawest ULC – 100%
6068057 Canada Inc.	Canada (Federal)	Intrawest ULC	Intrawest ULC – 100%
682523 Alberta Ltd.	Alberta	Canadian Mountain Holidays Limited Partnership	Canadian Mountain Holidays Limited Partnership – 100%
Alpine Aerotech GP Ltd.	British Columbia	Intrawest ULC	Intrawest ULC – 100%
Alpine Aerotech Limited Partnership	British Columbia	Alpine Aerotech GP Ltd. (GP) Intrawest ULC (LP)	Alpine Aerotech GP Ltd. – 0.01% GP interest Intrawest ULC – 99.99% LP interest
Bugaboo Helicopter Skiing 1992 Inc.	Alberta	Intrawest ULC	Intrawest ULC – 100%
Canadian Mountain Holidays GP Inc.	British Columbia	Intrawest ULC	Intrawest ULC – 100%
Canadian Mountain Holidays Limited Partnership	British Columbia	Canadian Mountain Holidays GP Inc. (GP) Intrawest ULC (LP)	Canadian Mountain Holidays GP Inc. – 0.01% GP interest Intrawest ULC – 99.99% LP interest
Canmore Heli Service Ltd.	Alberta	Intrawest ULC	Intrawest ULC – 100%

CANADIAN SUBSIDIARIES
Name of Company	Home Jurisdiction	Name of Parent	Percentage of each Class of Capital Stock / Equity Interest Owned
CDAE Acquisitions Corporation / Corporation d’Acquisitions CDAE (f/k/a Intrawest Tremblant Development Inc. / Développement Intrawest Tremblant Inc.	Canada (Federal)	Mont Tremblant Resorts and Company, Limited Partnership	Mont Tremblant Resorts and Company, Limited Partnership – 100%
CDAE Acquisitions, Limited Partnership / Acquisitions CDAE, Société en Commandite (f/k/a Intrawest Tremblant Developments, Limited Partnership / Developpements Intrawest Tremblant Société en Commandite)	Quebec	CDAE Acquisitions Corporation / Corporation d’Acquisitions CDAE (GP) Mont Tremblant Resorts and Company, Limited Partnership (LP)	CDAE Acquisitions Corporation / Corporation d’Acquisitions CDAE – .01% GP interest Mont Tremblant Resorts and Company, Limited Partnership – 99.99% LP interest
Gestion des Immeubles Le Sommet/Le Sommet Property Management Inc.	Canada (Federal)	Intrawest ULC	Intrawest ULC – 100%
Intrawest ULC	Alberta	Intrawest Operations Group, LLC	Intrawest Operations Group, LLC – 100%
IROC 2004-A Receivables Finance Corporation	Canada (Federal)	Intrawest ULC	Intrawest ULC – 100%
IW Resorts Limited Partnership	British Columbia	Intrawest ULC (GP) 379192 British Columbia Ltd. (LP)	Intrawest ULC – 90% GP Interest 379192 British Columbia Ltd. – 10% LP Interest
Johannsen-Deslauriers Limited Partnership/Société en commandite Johannsen-Deslauriers	Quebec	2910942 Canada Inc. (GP) Mont Tremblent Resorts and Company, Limited Partnership (LP)	2910942 Canada Inc. – .01% GP Interest Mont Tremblent Resorts and Company, Limited Partnership – 99.99% LP Interest
Mont Tremblant Resort Inc./Station Mont Tremblant Inc.	Canada (Federal)	Intrawest ULC	Intrawest ULC – 100%
Mont Tremblant Resorts and Company, Limited Partnership/Station Mont Tremblant Société en Commandite	Quebec	Mont Tremblant Resort Inc. 4023480 Canada Inc. Intrawest ULC	Mont Tremblant Resort Inc. – 13.2324% of entire interest 4023480 Canada Inc. – 0.0001% of entire interest Intrawest ULC – 86.7675% of entire interest

CANADIAN SUBSIDIARIES
Name of Company	Home Jurisdiction	Name of Parent	Percentage of each Class of Capital Stock / Equity Interest Owned
Playground Limited Partnership	British Columbia	Playground Real Estate GP Ltd. (GP) Intrawest ULC	Playground Real Estate GP Ltd. – .01% GP Interest Intrawest ULC – 99.99% LP Interest
Playground Real Estate GP Ltd.	British Columbia	Intrawest ULC	Intrawest ULC – 100%
Playground Real Estate Inc.	British Columbia	Playground Limited Partnership	Playground Limited Partnership – 100%
Playground Real Estate Ltd.	Ontario	Playground Limited Partnership	Playground Limited Partnership – 100%
Silvertip Lodge Inc.	British Columbia	Intrawest ULC	Intrawest ULC – 100%
St-Bernard and Company, Limited Partnership/Société en commandite St-Bernard	Quebec	2910942 Canada Inc. (GP) Mont Tremblent Resorts and Company, Limited Partnership (LP)	2910942 Canada Inc. – .01% GP Interest Mont Tremblent Resorts and Company, Limited Partnership – 99.99% LP Interest
Tower Ranch Development Partnership	British Columbia	Intrawest ULC	Intrawest ULC – 62.45%
Tower Ranch Holding Corporation	British Columbia	Tower Ranch Development Partnership	Tower Ranch Development Partnership – 100%
Westbrook Development Corporation	Ontario	Intrawest ULC	Intrawest ULC – 100%

SUBSIDIARIES OUTSIDE U.S. AND CANADA
Name of Company	Home Jurisdiction	Name of Parent	Percentage of each Class of Capital Stock Owned
Club Intrawest Management SRL de CV	Mexico	Intrawest Ventures Inc. Intrawest Resort Ownership U.S. Corporation	Intrawest Ventures Inc. – 50% Intrawest Resort Ownership U.S. Corporation – 50%
Club Intrawest Mexico Food and Beverage SRL de CV	Mexico	Intrawest Resort Ownership U.S. Corporation Intrawest Ventures Inc.	Intrawest Resort Ownership U.S. Corporation – 50% Intrawest Ventures Inc. – 50%
Playground Mexico, S. de R.L. de C.V.	Mexico	Playground Destination Properties Inc. Intrawest Mexico Holdings, LLC	Playground Destination Properties Inc. – 99.999% Intrawest Mexico Holdings, LLC – .001%

SCHEDULE 3.19(A)

UCC Filing Jurisdictions

ENTITY NAME	JURISDICTION	OFFICE
Cheat Mountain Water Company, Inc.	West Virginia	Secretary of State
Copper Mountain, Inc.	Delaware	Secretary of State
Copper/Union Creek Development Company, LLC	Delaware	Secretary of State
Eight Rivers Development Company, LLC	Delaware	Secretary of State
Founders Lodge Two Development Company, LLC	Vermont	Secretary of State
ICRE, Inc.	Delaware	Secretary of State
Intrawest California Holdings, Inc.	California	Secretary of State
Intrawest Colorado Events Marketing Inc.	Colorado	Secretary of State
Intrawest Golf Holdings, Inc.	Delaware	Secretary of State
Intrawest Hawaii Partners	California	Secretary of State
Intrawest Hawaii, Inc.	Delaware	Secretary of State
Intrawest Honua Kai Hospitality Management, LLC	Delaware	Secretary of State
Intrawest Hospitality Management, Inc.	Delaware	Secretary of State
Intrawest Marketing, Inc.	Delaware	Secretary of State
Intrawest Mountain Adventures, Inc.	Virginia	State Corporation Commission
Intrawest Napa Riverbend Hospitality Management, LLC	Delaware	Secretary of State
Intrawest Operations Group, LLC	Delaware	Secretary of State
Intrawest Operations Group Holdings, LLC	Delaware	Secretary of State
Intrawest Resort Ownership U.S. Corporation	Delaware	Secretary of State
Intrawest Restaurants California, LLC	Delaware	Secretary of State
Intrawest Retail Group, Inc.	Colorado	Secretary of State

Intrawest Shared Services, Inc.	Delaware	Secretary of State
Intrawest Snowshoe Development, Inc.	West Virginia	Secretary of State
Intrawest Stratton Development Corporation	Vermont	Secretary of State
Intrawest Trading Company Inc.	Delaware	Secretary of State
Intrawest U.S. Commercial Property Management, Inc.	Delaware	Secretary of State
Intrawest U.S. Holdings Inc.	Delaware	Secretary of State
Intrawest Ventures, Inc.	Delaware	Secretary of State
Intrawest Waikoloa, Inc.	Delaware	Secretary of State
Intrawest/Lodestar Development Company	California	Secretary of State
Intrawest/Lodestar Limited Partnership	California	Secretary of State
IW Mammoth Holdings, LLC	Delaware	Secretary of State
Mountain Community Management, LLC	Delaware	Secretary of State
Playground Destination Properties Inc.	Washington	Department of Licensing
Resort Reservations Network, Inc.	Delaware	Secretary of State
Resort Ventures, L.P.	California	Secretary of State
Sandestin Resort & Club, Inc.	Florida	Secured Transaction Registry
Snowshoe Mountain Homes, LLC	Delaware	Secretary of State
Snowshoe Mountain, Inc.	West Virginia	Secretary of State
South Minaret Development Company, LLC	Delaware	Secretary of State
SP MonteLago Development Company, LLC	Delaware	Secretary of State
Steamboat Acquisition LLC	Delaware	Secretary of State
Steamboat Ski & Resort Corporation	Delaware	Secretary of State
Stratton Three Development Company, LLC	Vermont	Secretary of State
The Stratton Corporation	Vermont	Secretary of State

SCHEDULE 3.19(B)

MORTGAGE FILING JURISDICTIONS

cOLORADO – COUNTY OF GRAND, COUNTY OF ROUTT

VERMONT – town of stratton, WINDHAM COUNTY, and town of winhall, BENNINGTON COUnTY

WEST VIRGINIA – POCAHONTAS COUNTY

SCHEDULE 3.22

IMMATERIAL SUBSIDIARIES; EXCLUDED SUBSIDIARIES

PART I

IMMATERIAL SUBSIDIARIES

Name of Company	Jurisdiction of Incorporation	Percentage of Each Class of Capital Stock Owned
22 Station Development Corporation	California	Intrawest California Holdings, Inc. – 100%
Big Island Country Club Estates Limted Partnership	Hawaii	Copper/Union Creek Development Company, LLC – 98% Intrawest Hawaii, Inc. – 2%
DPA, LLC	Colorado	ICRE, Inc. – 100%
First Ascent Development Corporation	California	Intrawest California Holdings, Inc. – 100%
Gateway/Le Jardin Development Company, L.L.C.	Delaware	Intrawest Sandestin Company, L.L.C. – 100%
Grand Sandestin Development Company, L.L.C.	Delaware	Intrawest Sandestin Company, L.L.C. – 100%
Intrawest Imagine Hospitality Management, LLC	Delaware	Intrawest Hospitality Management, Inc.
Intrawest Mexico Holdings, LLC	Delaware	Intrawest U.S. Holdings Inc. – 100%
Intrawest Sandestin Company, L.L.C.	Delaware	Intrawest U.S. Holdings Inc. – 100%
Intrawest/Eagle’s Nest, Inc.	Colorado	Intrawest U.S. Holdings Inc. – 100%
Intrawest/Lake Las Vegas Development Corporation	Delaware	ICRE, Inc. – 100%
Intrawest Napa Development Company, LLC	Delaware	Intrawest California Holdings, Inc. – 100%
Intrawest Restaurants Hawaii, Inc.	Delaware	Intrawest Restaurants Hawaii Holdings, Inc. – 100%
Intrawest Restaurants Hawaii Holdings, Inc.	Delaware	Intrawest Hospitality Management, Inc. – 100%
Juniper Properties Inc.	California	Intrawest California Holdings, Inc. – 100%
Playground Advisory Services, LLC	Delaware	Intrawest U.S. Holdings Inc. – 100%
Playground Services, Inc.	Delaware	Playground Destination Properties Inc. – 100%
Project Sierra Housing Two Development Company, LLC	Delaware	Intrawest California Holdings, Inc. – 100%

Name of Company	Jurisdiction of Incorporation	Percentage of Each Class of Capital Stock Owned
Sierra Star Four-Five Development Company, LLC	Delaware	Intrawest California Holdings, Inc. – 100%
Upper Bench Development Corporation	California	Intrawest California Holdings, Inc. – 100%

SCHEDULE 3.22

IMMATERIAL SUBSIDIARIES; EXCLUDED SUBSIDIARIES

PART II

EXCLUDED SUBSIDIARIES

Name of Company	Jurisdiction of Incorporation	Percentage of Each Class of Capital Stock Owned
Extraordinary Escapes Corporation	Delaware	Intrawest U.S. Holdings Inc. – 100%
Intrawest/Winter Park Development Corporation	Delaware	Intrawest/Winter Park Holdings Corporation – 100%
Intrawest/Winter Park Operations Corporation	Delaware	Intrawest/Winter Park Holdings Corporation – 100%
Intrawest/Winter Park Restaurant Corporation	Delaware	Intrawest/Winter Park Operations Corporation – 100%
IRG Restaurant Company	Delaware	Intrawest/Winter Park Holdings Corporation – 100%
IW/WP Building Six-Vintage Development Company, LLC	Delaware	Winter Park Development Company, LLC – 100%
IW/WP Four-Five Development Company, LLC	Delaware	Intrawest/Winter Park Development Corporation – 100%
IW/WP Village Core Development Company, LLC	Delaware	Intrawest/Winter Park Development Corporation – 100%
IROC US Receivables Finance Corporation 2004-A	Delaware	Intrawest Resort Ownership U.S. Corporation – 100%
LPIHGC, LLC	Delaware	MBGC Limited Partnership – 100%

Name of Company	Jurisdiction of Incorporation	Percentage of Each Class of Capital Stock Owned
MBGC Limited Partnership	Delaware	Northwest Maui Corporation (1%) Intrawest Hawaii Partners (99%)
Northwest Maui Corporation	Delaware	Intrawest Hawaii, Inc. – 100%
Winter Park Development Company, LLC	Delaware	Intrawest/Winter Park Holdings Corporation – 100%

SCHEDULE 4.1(F)

CLOSING DATE LIEN SEARCHES

ENTITY NAME	JURISDICTION
Cheat Mountain Water Company, Inc	West Virginia
Copper Mountain, Inc.	Delaware
Copper/Union Creek Development Company, LLC	Delaware
Eight Rivers Development Company, LLC	Delaware
Founders Lodge Two Development Company, LLC	Vermont
ICRE, Inc. (f/k/a Intrawest Resorts, Inc.)	Delaware
Intrawest California Holdings, Inc.	California
Intrawest Colorado Events Marketing Inc.	Colorado
Intrawest Golf Holdings, Inc.	Delaware
Intrawest Hawaii Partners	California
Intrawest Hawaii, Inc.	Delaware
Intrawest Honua Kai Hospitality Management, LLC	Delaware
Intrawest Hospitality Management, Inc.	Delaware
Intrawest Marketing, Inc.	Delaware
Intrawest Mountain Adventures, Inc.	Virginia
Intrawest Napa Riverbend Hospitality Management, LLC	Delaware
Intrawest Operations Group, LLC	Delaware
Intrawest Operations Group Holdings, LLC	Delaware
Intrawest Resort Ownership U.S. Corporation	Delaware
Intrawest Restaurants California, LLC	Delaware
Intrawest Retail Group, Inc.	Colorado
Intrawest Shared Services, Inc.	Delaware
Intrawest Snowshoe Development, Inc.	West Virginia
Intrawest Stratton Development Corporation	Vermont

Intrawest Trading Company Inc.	Delaware
Intrawest U.S. Commercial Property Management, Inc.	Delaware
Intrawest U.S. Holdings Inc.	Delaware
Intrawest Ventures, Inc.	Delaware
Intrawest Waikoloa, Inc.	Delaware
Intrawest/Lodestar Development Company	California
Intrawest/Lodestar Limited Partnership	California
IW Mammoth Holdings, LLC	Delaware
Mountain Community Management, LLC	Delaware
Playground Destination Properties Inc.	Washington
Resort Reservations Network, Inc.	Delaware
Resort Ventures, L.P.	California
Sandestin Resort & Club, Inc.	Florida
Snowshoe Mountain Homes, LLC	Delaware
Snowshoe Mountain, Inc.	West Virginia
South Minaret Development Company, LLC	Delaware
SP MonteLago Development Company, LLC	Delaware
Steamboat Acquisition LLC	Delaware
Steamboat Ski & Resort Corporation	Delaware
Stratton Three Development Company, LLC	Vermont
The Stratton Corporation	Vermont

SCHEDULE 4.1(K)

CLOSING DATE MORTGAGED PROPERTIES

property owner	property
Intrawest Retail Group, Inc.	Zephyr Mountain Lodge Winter Park
Snowshoe Mountain, Inc.	Snowshoe Mountain Ski Resort
The Stratton Corporation	Stratton Mountain Resort
Steamboat Ski & Resort Corporation	Steamboat Ski Resort
Intrawest Retail Group, Inc.	Condo Units at Steamboat Ski Resort

SCHEDULE 5.12

POST-CLOSING MATTERS

1. The Borrower shall deliver or cause to be delivered to the Administrative Agent an undated stock power for the Intrawest ULC first preferred stock certificate within five (5) days after the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion).

2. The Borrower shall deliver or cause to be delivered to the Administrative Agent an undated allonge with respect to the intercompany note made by Intrawest ULC in favor of Intrawest Europe Holdings S.a r.l.within five (5) days after the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion).

SCHEDULE 6.2(D)

EXISTING INDEBTEDNESS

1.	05-0613674-0001 (National Bank): charged property is all sums that are credited to the account number 559020398501 or replacement account, up to an amount of $10,000. This is a bank guarantee in favour of the city of Mont-Tremblant relating to the erection of a tent on the Versant Nord.

2.	Irrevocable Letter of Credit dated October 19, 2005 made by Station Mont-Tremblant Société En Nom Collectif in favor of the Municipality of Mont-Tremblant in the amount of CAD $10,000 and an expiration date fo October 30, 2015.

3.	Loan by London Life Insurance Company to co-owners of Lease F70569 held by a nominee, Cedar Projects Ltd., of which Intrawest ULC has a co-ownership interest of 4.5%. The current amount of the outstanding indebtedness as of November 30, 2013 is $1,885,006.

4.	Obligations under the Funded Debt and Bonds set forth below:

Funded Debt
Project/Resort	Type	Borrower	Currency	Amount O/S	Date
WPRA Lease/Rentals payments; WPRA Debt Principal; WPRA Debt Interest	Construction / Land debt	Winter Park Recrational Assocation; Intrawest/Winter Park Operations Corporation	USD	22,607,074.30; all obligations under the WPRA Lease	11/30/2013
Tremblant Infrastructure	Non-construction / Land debt	Mont Tremblant Resorts and Company, LP	CAD	163,119	11/30/2013
SIDQ Loans	Non-construction / Land debt	Mont Tremblant Resorts and Company, LP	CAD	3,458,347	11/30/2013
Steamboat - Walton Pond Apartments	Non-construction / Land debt	Walton Pond Apartments, Inc.	USD	1,277,005	9/30/2013
Mont St. Marie	Non-construction / Land debt	Mont Ste Marie	CAD	18,375	9/30/2013
Steamboat	Capital Lease	Steamboat Ski & Resort Corporation	USD	582,442	9/30/2013
Snowshoe	Capital Lease	Snowshoe Mountain, Inc.	USD	157,629	9/30/2013

Bonds
Project/Facility	Type	Borrower	Currency	Amount O/S	Date
Canada - Travelers	Surety Bond	Various	CAD	325,000	11/30/2013
US - C.N.A.	Surety Bond	Various	USD	5,000	11/30/2013
US - Zurich	Surety Bond	Various	USD	350,000	11/30/2013
US - HCC	Surety Bond	Various	USD	84,450	11/30/2013
US - Great American Alliance	Surety Bond	Various	USD	50,000	11/30/2013

SCHEDULE 6.2(M)

INDEBTEDNESS GUARANTEE OBLIGATIONS

Guarantee Obligations
Project/Resort	Guarantor	Currency	Commitment
Winter Park Resort	Intrawest U.S. Holdings Inc. Intrawest Holdings S.a r.l.	USA	22,607,074.30 and all obligations to the WPRA

SCHEDULE 6.2(U)

UNDEVELOPED LAND

Core Real Estate Holdings

Resort	Property Description	Acreage	Entitled Units
Steamboat	Five resort development parcels	27 acres	640
Winter Park	21 development parcels	95 acres	962
Tremblant	Versant Soleil – five developable lots Versant Nord – one developable lot Versant Sud – 10 developable lots	165 acres 181 acres 170 acres	548 1,500 244
Stratton	Four parcels of entitled land Three parcels of raw land	95 acres 66 acres	186 14
Snowshoe	Vacant land	359 acres	1,464
Intrawest Resort Club Group	Development parcels adjacent to Club Intrawest sites at Blue Mountain, Sandestin, Palm Desert and Tremblant	Blue Mountain: 0.72 acres Sandestin: 1.18 acres Palm Desert: 2.92 acres Tremblant: no land owned; option to purchase	Blue Mountain: 16 units Sandestin: 45 units Palm Desert: 42 units Tremblant: no land owned; option to purchase

Non-Core Real Estate Holdings

Sandestin undeveloped raw land

Tamarack Heights – two high-end undeveloped single family lots

SCHEDULE 6.3(O)

EXISTING LIENS

PART I

1.	Liens securing any Indebtedness referred to in Schedule 6.2(d).
2.	(a) Lease and Operating Agreement dated as of December 23, 2002 (and related Security Agreement) by and between Intrawest/Winter Park Operations Corporation and Winter Park Recreational Association

(b) First Amendment to Lease and Operating Agreement By and Between Winter Park Recreational Association and Intrawest/Winter Park Operations Corporation dated June 2004

(c) Second Amendment to Lease and Operating Agreement dated May 4, 2009 by and between Intrawest/Winter Park Operations Corporation and Winter Park Recreational Association

(d) Third Amendment to Lease and Operating Agreement dated May 4, 2009 by and between Intrawest/Winter Park Operations Corporation and Winter Park Recreational Association

(e) Fourth Amendment to the Lease and Operating Agreement dated January 30, 2013 by and between Intrawest/Winter Park Operations Corporation and Winter Park Recreational Association

(f) Fifth Amendment to the Lease and Operating Agreement dated April 10, 2013 by and between Intrawest/Winter Park Operations Corporation and Winter Park Recreational Association

(g) Sixth Amendment to the Lease and Operating Agreement dated September 30, 2013 by and between Intrawest/Winter Park Operations Corporation and Winter Park Recreational Association

3.	Amended and Restated Option Agreement between Winter Park Recreational Association and Intrawest/Winter Park Development Corporation dated January 15, 2008 and all amendments thereto

(a) First Amendment to Amended and Restated Option Agreement dated as of January 15, 2008 by and between Intrawest/Winter Park Development Corporation and Winter Park Recreational Association

(b) Second Amendment to Amended and Restated Option Agreement dated as of May 4, 2009 by and between Intrawest/Winter Park Development Corporation and Winter Park Recreational Association

(c) Third Amendment to Amended and Restated Option Agreement dated as of May 4, 2009 by and between Intrawest/Winter Park Development Corporation and Winter Park Recreational Association

(d) Correction to Third Amendment to Amended and Restated Option Agreement dated as of May 4, 2009 by and between Intrawest/Winter Park Development Corporation and Winter Park Recreational Association

(e) Fourth Amendment to Amended and Restated Option Agreement dated as of May 26, 2009 by and between Intrawest/Winter Park Development Corporation and Winter Park Recreational Association

(f) Fifth Amendment to Amended and Restated Option Agreement dated as of April 29, 2011 by and between Intrawest/Winter Park Development Corporation and Winter Park Recreational Association

(g) Sixth Amendment to Amended and Restated Option Agreement dated as of November 30, 2011 by and between Intrawest/Winter Park Development Corporation and Winter Park Recreational Association

(h) Seventh Amendment to Amended and Restated Option Agreement dated as of December 17, 2012 by and between Intrawest/Winter Park Development Corporation and Winter Park Recreational Association

(i) Eighth Amendment to Amended and Restated Option Agreement dated as of January 30, 2013 by and between Intrawest/Winter Park Development Corporation and Winter Park Recreational Association

4.	Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated December 23, 2002, as modified given by Intrawest/Winter Park Operations Corporation for the benefit of Wells Fargo Bank, National Association.
5.	Option Deed of Trust and Security Agreement dated December 23, 2002, as modified given by Intrawest/Winter Park Development Corporation for the benefit of Wells Fargo Bank, National Association.
6.	Statutory Special Warranty Deed with Reservation of Right to Repurchase and Covenant for Payment of Sales Price Balance (Building Six and Vintage Minor Subdivision) dated November 1, 2010 from Winter Park Recreational Association to IW/WP Building Six-Vintage Development Company, LLC containing the provisions that are in the Option Agreement referenced in Item 3 above.

7.	Statutory Special Warranty Deed with Reservation of Right to Repurchase and Covenant for Payment of Sales Price Balance (Building Seven/Lot 2A Minor Subdivision) dated November 28, 2011 from Winter Park Recreational Association to IW/WP Building Six-Vintage Development Company, LLC containing the provisions that are in the Option Agreement referenced in Item 3 above.

8.	Pledge and Security Agreement dated March 13, 2006 between VII IntraStar Partners, L.L.C. and Intrawest California Holdings, Inc. as to Intrawest California Holdings, Inc.’s limited liability company interest in IntraStar Mammoth, LLC.
9.	Deed of Trust from Walton Pond Apartments, Inc. to the Public Trustee of the County of Routt for the use of Norwest Bank Colorado National Association (n/k/a Wells Fargo Bank, NA) to secure $2,500,000.00, dated March 15, 1998 and recorded June 22, 1998 at Reception No. 494605 in Book 747 at Page 868, Assignment of Leases and Rents recorded June 22, 1998 at Reception No. 494606 in Book 747 at Page 869, Disbursers Notice recorded June 22, 1998 at Reception No. 494607 in Book 747 at Page 870, Amendment of Deed of Trust recorded March 1, 2000 at Reception No. 524252, Modification of Deed of Trust recorded April 20, 2005 at Reception No. 617399, Modification of Deed of Trust recorded April 16, 2010 at Reception No. 697974 and Modification of Deed of Trust recorded May 19, 2011 at Reception No. 71254, all given in connection with the above Deed of Trust, and any assignments, modifications, or renewals thereof.**
10.	Liens published in a public registry for real or immovable properties against Station Mont-Tremblant.
11.	The liens, encumbrances and other exceptions to title listed on those title reports or policies with respect to the Mortgaged Properties.
12.	Conventional Hypothec without delivery granted by Mont Tremblant Resorts and Company, Limited Partnership (“MTRLP”) in favour of Banque Nationale du Canada pursuant a Memorandum of Understanding dated November 3, 1994 (“MOU”) and registered at the Register of Personal and Movable Real Rights (“RPMRR”) under number 04-611734-0001.
13.	Conventional Hypothec without delivery granted by Mont Tremblant Resorts and Company, Limited Partnership in favour of Banque Nationale du Canada dated October 27, 2005 and registered at the Register of Personal and Movable Real Rights under number 05-613674-0001.
14.	With respect to the airframe bearing U.S. registration number N28HJ, Aircraft Lease dated May 23, 1969 between Commercial Credit Industrial Corporation, as lessor, and The Cosmodyne Corporation, as lessee, which was recorded by the Federal Aviation Administration on July 16, 1969 and assigned Conveyance No. L046694.
15.	With respect to the airframe bearing U.S. registration number N28HJ, Sublease Agreement dated May 23, 1969 between The Cosmodyne Corporation, as sublessor, and Anchorage Helicopter Service, Inc., as sublessee, which was recorded by the Federal Aviation Administration on July 16, 1969 and assigned Conveyance No. L046695.
16.	With respect to the airframe bearing U.S. registration number N58HJ, Agreement for Lease of Helicopter dated May 1, 1980 between Birger Sterner, Britt Sterner and Linda Kvamme, as lessors, and Heli-Jet Corp., as lessee, which was recorded by the Federal Aviation Administration on March 3, 1981 and assigned Conveyance No. J00982.

**Existing lien securing indebtedness in connection with and outstanding after the consummation of the Steamboat Acquisition. Loan was renewed and extended in the principal amount of $1,398,000 as of April 21, 2011.

SCHEDULE 6.3(W)

RIGHTS OF FIRST REFUSAL AND OPTIONS

1.	Right of First Refusal and Right of First Offer Agreement Between Intrawest California Holdings, Inc. and IntraStar Mammoth, LLC effective as of March 15, 2006 as to certain real property located in June Lake, California.
2.	Amended and Restated Agreement dated as of January 31, 2011 by and among The Stratton Corporation, Intrawest Stratton Development Corporation, and Pond Road, LLC, Coastal Funding Corporation and Newcastle Development Company, LLC, John W. Fiore, Barbara Fiore and Lauren Fiore containing certain purchase rights with respect to Stratton in favor of John Fiore and his related entities.
3.	Option to purchase properties and/or businesses granted by Intrawest in favor of Winter Park Recreational Association as set forth in that certain Second Amended Lease and Operating Agreement dated January 15, 2008.
4.	Option for the transfer of a lot allowing for the construction of a fire station on Versant Soleil pursuant to the Agreement relating to the municipal works for Versant Soleil (Entente relative aux travaux municipaux Versant Soleil) by and between Mont Tremblant Resorts and Company, LP and the Municipality of Mont-Tremblant dated April 7, 2003.
5.	Option for the purchase of certain lots for the expansion of the casino on Versant Soleil pursuant to an agreement by and between Mont Tremblant Resorts and Company, LP and Loto-Québec effective as of June 21, 2011.
6.	Option for the purchase of those lots known as Upper Academy pursuant to a Purchase Agreement to be entered into by and between Mont Tremblant Resorts and Company, LP and Les Cours Valois Inc. (pending execution).
7.	Option for the purchase of a lot for the purpose of an administrative building pursuant to an agreement by and between Mont Tremblant Resorts and Company, LP and the Tremblant Resort Association effective as of May 28, 2007.
8.	Option for the purchase of Unit C-316, OSP Condominium at Apres Ski Way as filed by plat at File No. 13959 of the Routt County Records, pursuant to Lease Agreement dated as of November 11, 2009 between SV Timbers Steamboat, LLC and Steamboat Ski & Resort Corporation for such unit, Memorandum of Agreement (Purchase Option) recorded at Reception No. 693292 of the Routt County, CO real property records.
9.	Option for the purchase of approximately 10.96 acres of land located in Routt County, CO as described on Exhibit A to that certain Option to Purchase Real Estate and Agreement dated as of December 31, 2008 between the Steamboat Grand Resort Hotel Condominium Association, Inc. and Steamboat Ski & Resort Corporation, Memorandum of Option recorded at Reception No. 682026 of the Routt County, CO real property records.

10.	Memorandum of Agreement (SS&RC Facilities) between Kenneth S. Rotner and Steamboat Ski & Resort Corporation (SS&RC) dated as of March 10, 2000 concerning right of SS&RC to require that development of the property described in Exhibit A include commercial space suitable for certain uses by SS&RC, not to exceed 3,500 square feet, to be conveyed or leased to SS&RC at pricing determined as specified in the agreement, recorded at Reception No. 524548 of the Routt County CO real property records.
11.	Right of first refusal with respect to Unit C-2, Gondola Square Condominiums, Steamboat Springs, CO, pursuant to Agreement Regarding Right of First Refusal dated as of July 30, 1999 between Steamboat Ski and Resort Corporation and Colorado Retail Management, LLC referencing Purchase and Sale Agreement dated as of July 8, 1999, recorded at Reception No. 514164, Book 761, Page 43 of the Routt County CO real property records.
12.	The liens, encumbrances and other exceptions to title listed on those title reports or policies with respect to the Mortgaged Properties.
13.	Right of first refusal with respect to transfer of shareholder’s interest in Blue Mountain Resort pursuant to Article 5 of the Shareholders’ Agreement amongst Blue Mountain Resorts Holdings Inc., Intrawest Corporation (now Intrawest ULC) and Blue Mountain Resorts Limited dated January 28, 1999 and as amended by the letter agreement amongst Blue Mountain Resorts Limited, Blue Mountain Holdings Inc. and Le Sommet Property Management Inc. dated July 30 July 2007 whereby Intrawest ULC transfers its interest in Blue Mountain Resorts Limited to Le Sommet Property Management Inc.
14.	Put Option held by Blue Mountain Resorts Holdings Inc. with respect to Le Sommet Property Management Inc. shares in Blue Mountain Resorts Limited pursuant to Article 8 of the Shareholders’ Agreement amongst Blue Mountain Resorts Holdings Inc., Intrawest Corporation (now Intrawest ULC) and Blue Mountain Resorts Limited dated January 28, 1999 and as amended by the letter agreement amongst Blue Mountain Resorts Limited, Blue Mountain Holdings Inc. and Le Sommet Property Management Inc. dated July 30 July 2007 whereby Intrawest ULC transfers its interest in Blue Mountain Resorts Limited to Le Sommet Property Management Inc.
15.	Call Option held by Le Sommet Property Management Inc. with respect to common shares held by Blue Mountain Resorts Holdings Inc. in Blue Mountain Resorts Limited pursuant to Article 9 of the Shareholders’ Agreement amongst Blue Mountain Resorts Holdings Inc., Intrawest Corporation (now Intrawest ULC) and Blue Mountain Resorts Limited dated January 28, 1999 and as amended by the letter agreement amongst Blue Mountain Resorts Limited, Blue Mountain Holdings Inc. and Le Sommet Property Management Inc. dated July 30 July 2007 whereby Intrawest ULC transfers its interest in Blue Mountain Resorts Limited to Le Sommet Property Management Inc.
16.	Options granted to third parties in the ordinary course of business allowing for the extension or renewal of agreements and leases.

SCHEDULE 6.5(N)

DISPOSITIONS

Fractional interest in The Snowmass Club held by A Storied Place at Snowmass LLC listed at US$159,900.

Lower Academy (undeveloped lot on the Diable golf course) at Tremblant. Listed at CAN$1,500,000. Under contract for sale and scheduled to close by December 31, 2013.

Data center facility assets located in Vancouver, BC currently leased to Intrawest ULC to be transferred and assumed by TeraGo Networks Inc. by December 31, 2013.

Schedule 6.8(F)

Non-Wholly-Owned Subsidiary Contractual Obligations

1.	Limited Liability Company Agreement of Leisura Developments LLC dated May 7, 2003 by and among Intrawest Resorts Inc. (now ICRE, Inc.), Leisura Acquisition LLC, and LPI Investment Inc.

2.	Limited Liability Company Agreement of Leisura II Developments LLC dated June 7, 2004 by and among Intrawest Resorts Inc. (now ICRE, Inc.), Leisura II Acquisition LLC, and LPI Investments Inc.

3.	Limited Liability Company Agreement of Leisura III Developments LLC dated May 23, 2005 by and among Intrawest Resorts Inc. (now ICRE, Inc.), Leisura III Acquisition LLC, and Halcyon Leisura LLC.

4.	Agreement of Limited Partnership of Leisura Developments Limited Partnership dated February 25, 2003 between 656540 B.C. Ltd., Manulife International Capital Corporation Limited and 379192 British Columbia Ltd, as amended by an Amending Agreement dated July 20, 2003 between 656540 B.C. Ltd., Manulife International Capital Corporation Limited and 379192 British Columbia Ltd, as amended by the Second Amending Agreement dated April 26, 2007 between 656540 B.C. Ltd., The Manufacturers Life Insurance Company and 379192 British Columbia Ltd., as further amended by the Third Amending Agreement dated April 28, 2009 between 656540 B.C. Ltd., The Manufacturers Life Insurance Company and 379192 British Columbia Ltd.

5.	Agreement of Limited Partnership of Leisura Developments II Limited Partnership dated June 23, 2004 between 656540 B.C. Ltd., The Manufacturers Life Insurance Company, and 379192 British Columbia Ltd., as amended by an Amending Agreement dated February 26. 2008 between 656540 B.C. Ltd., The Manufacturers Life Insurance Company and 379192 British Columbia Ltd.

6.	Second Amended Partnership Agreement of Tower Ranch Development Partnership dated November 30, 1995 between Intrawest Corporation (now Intrawest ULC) and Tower Ranches and Tower Ranch Development Ltd.

7.	Limited Liability Company Agreement of Futura I Developments LLC among Intrawest Resorts, Inc. (now ICRE, Inc.), Futura I Acquisition LLC and New York State Teacher’s Retirement System dated as of June 30, 2005.

8.	Limited Liability Company Agreement of A Storied Place at Snowmass LLC between Intrawest Resorts, Inc. (now ICRE, Inc.) and Snowmass Club Associates, LLC dated July 30, 2002.

9.	Limited Liability Company Agreement of Intrawest/Brush Creek Development Company LLC between Intrawest Resorts, Inc. (now ICRE, Inc.) and Brush Creek Land Company, LLC datred February 7, 2002, as amended by the First Amendment to the Limited Liability Company Agreement between Intrawest Resorts, Inc. (now ICRE, Inc.) and Brush Creek Land Company, LLC dated February 8, 2002, as further amended by the Second Amendment to the Limited Liability Company Agreement between Intrawest Resorts, Inc. (now ICRE, Inc.) and Brush Creek Land Company, LLC dated June 30, 2003.

10.	Amended and Restated Limited Liability Company Agreement of Keystone/Intrawest L.L.C. dated December 15, 2003 between Intrawest Resorts, Inc. (now ICRE, Inc.) and Vail Summit Resorts, Inc.

11.	Amended and Restated Limited Partnership Agreement of CNL Village Retail Partnership, LP dated December 3, 2004 among CNL Village Retail GP, LLC, CNL Income Partners, LP and Intrawest Resorts, Inc. (now ICRE, Inc.).

12.	Unanimous Shareholders Agreement of 3105725 Canada Inc. (now Chateau M.T. Inc.) among Mont Tremblant Resorts and Company, Limited Partnership, Fonds de Solidarité des Travailleurs du Québec, Canadian Pacific Hotels Corporation, 3105725 Canada Inc., 3116808 Canada Inc., Intrawest Corporation and Mont Tremblant Resorts (1991) Inc. dated August 1, 1995.

13.	Limited Partnership Agreement of Intrawest/Lodestar Limited Partnership dated September 17, 1996 among Intrawest/Lodestar Development Company, Lodestar Company, Acuff Properties LLC, Allen V.C. Davis as trustee and on behalf of the Davis Trust No. 1 U/D/T, as amended by the First Amendment to the Limited Partnership Agreement dated March 31, 1998 among Intrawest/Lodestar Development Company, Lodestar Company, Acuff Properties LLC and Allen V.C. Davis as trustee and on behalf of the Davis Trust No. 1 U/D/T and Lodestar Mammoth LLC, as amended by the Second Amendment to the Limited Partnership Agreement dated August 31, 1999 between Intrawest/Lodestar Development Company and Lodestar Mammoth LLC, as amended by the Third Amendment to the Limited Partnership Agreement dated November 8, 1999 between Intrawest/Lodestar Development Company, Intrawest California Holdings, Inc. and Lodestar Mammoth LLC, as further amended by the Fourth Amendment to the Limited Partnership Agreement dated January 1, 2001 between Intrawest/Lodestar Development Company and Intrawest California Holdings, Inc.

14.	Amended and Restated Limited Partnership Agreement of Intrawest/Lodestar Golf Limited Partnership dated September 30, 2000 amond Intrawest/Lodestar Development Company and Mammoth Golf Management, Inc, as amended by the First Amendment to the Limited Partnership Agreement between Intrawest/Lodestar Development Company and Mammoth Golf Management, Inc. dated February 27, 2006.

15.	Amended and Restated Operating Agreement of MMSA Investors, L.L.C. dated as of December 20, 2005 among VII/D2 Mammoth Holdings, L.L.C., IW Mammoth Holdings, LLC and Alan Scott Gregory.

16.	Limited Liability Company Operating Agreement of Mammoth Hospitality Management, L.L.C. dated as of August 31, 2000 between Intrawest Hospitality Management, Inc. and Mammoth Mountain Ski Area, as amended by the Amendment to the Limited Liability Company Operating Agreement dated as of December 20, 2005 between Intrawest Hospitality Management, Inc. and Mammoth Mountain Ski Area, as further amended by the Second Amendment ot the Limited Liability Company Operating Agreement dated as February 27, 2006 between Intrawest Hospitality Management, Inc. and Mammoth Mountain Ski Area.

17.	Operating Agreement of Blue River Land Company, LLC dated as of October [no day specified], 1997 between EWRD Summit, LLC and Eagle’s Nest Land Company, LLC

18.	Limited Liability Company Agreement of Pine Ridge Villas, LLC dated as of August 23, 2001 between Intrawest Sandestin Company, L.L.C. and The Becnel Company.

19.	Limited Liability Company Agreement of Intrastar Mammoth, LLC dated as of March 13, 2006 among VII Intrastar Partners, L.L.C., Intrawest California Holdings, Inc. and Intrastar Mammoth, LLC.

20.	Shareholders Agreement of Blue Mountain Resorts Holdings Inc. dated January 28, 1999 between Intrawest Corporation and Blue Mountain Resorts Limited.

21.	Co-Owners Agreement for Cedar Village dated Ocotber 3, 1970 among W.P. Wallace, T.J. Wiiliams, R.W. McCloy, W.R. Sexsmith, H.E. Kelly, C.K. Forster, R.S. Smith, D.W. Smallbone, L.C. Schmidt, H. Fahy, G.E. Elvins, Intrawest Properties Ltd. (now Intrawest ULC), M. Faris, J. Houssian, and Gandour Industries of Canada Ltd.

Schedule 6.8(I)

investments

1.	Investment by 379192 British Columbia Ltd. in Leisura Developments Limited Partnership by virtue of which 379192 British Columbia Ltd. holds a 29.97% limited partnership interest

2.	Investment by 379192 British Columbia Ltd. in Leisura Developments II Limited Partnership by virtue of which 379192 British Columbia Ltd. holds a 29.97% limited partnership interest

3.	Investment by Intrawest ULC in 656540 B.C. Ltd. by virtue of which Intrawest ULC holds a 30% interest; 656540 B.C. Ltd., in turn, holds a 0.1% general partnership interest in Leisura Developments II Limited Partnership.

4.	Investment by Intrawest ULC in 656540 B.C. Ltd. by virtue of which Intrawest ULC holds a 30% interest; 656540 B.C. Ltd., in turn, holds a 0.1% general partnership interest in Leisura Developments Limited Partnership.

5.	Investment by Intrawest Resorts, Inc. (now ICRE, Inc.) in Leisura Developments LLC by virtue of which Intrawest Resorts, Inc. (now ICRE, Inc.) holds a 35% equity interest.

6.	Investment by Intrawest Resorts, Inc. (now ICRE, Inc.) in Leisura II Developments LLC by virtue of which Intrawest Resorts, Inc. (now ICRE, Inc.) holds a 35% equity interest.

7.	Investment by Intrawest Resorts, Inc. (now ICRE, Inc.) in Leisura III Developments LLC by virtue of which Intrawest Resorts, Inc. (now ICRE, Inc.) holds a 35% equity interest.

8.	Investment by Intrawest Resorts, Inc. (now ICRE, Inc.) in Futura I Developments LLC by virtue of which Intrawest Resorts, Inc. (now ICRE, Inc.) holds a 15% equity interest.

9.	Investment by Intrawest Resorts, Inc. (now ICRE, Inc.) in A Storied Place at Snowmass LLC by virtue of which Intrawest Resorts, Inc. (now ICRE, Inc.) holds a 50% equity interest.

10.	Investment by Intrawest Resorts, Inc. (now ICRE, Inc.) in Intrawest/Brush Creek Development Company LLC by virtue of which Intrawest Resorts, Inc. (now ICRE, Inc.) holds a 50% equity interest.

11.	Investment by Intrawest Resorts, Inc. (now ICRE, Inc.) in CNL Village Retail Partnership, LP by virtue of which Intrawest Resorts, Inc. (now ICRE, Inc.) holds a 20% limited partnership interest.

12.	Investment by Intrawest Resorts, Inc. (now ICRE, Inc.) in Keystone/Intrawest, L.L.C. by virtue of which Intrawest Resorts, Inc. (now ICRE, Inc.) holds a 50% equity interest.

13.	Investment by Mont Tremblant Resorts and Company, Limited Partnership in Chateau M.T. Inc. by virtue of which Mont Tremblant Resorts and Company, Limited Partnership holds a 49.6% interest

14.	Investment by Intrawest ULC in Tower Ranch Development Ltd. by virtue of which Intrawest ULC holds a 50% interest.

15.	Investment by Intrawest ULC in Tower Ranch Development Partnership by virtue of which Intrawest ULC holds a 62.45% interest.

16.	Investment by Intrawest Resort Ownership U.S. Corporation in Club Intrawest Mexico Food and Beverage SRL de CV by virtue of which Intrawest Resort Ownership U.S. Corporation holds a .002% equity interest.

17.	Investment by Intrawest Ventures, Inc. in Club Intrawest Mexico Food and Beverage SRL de CV by virtue of which Intrawest Ventures, Inc. holds a 99.998% equity interest.

18.	Investment by Intrawest Resort Ownership U.S. Corporation in Club Intrawest Management SRL de CV by virtue of which Intrawest Resort Ownership U.S. Corporation holds a .002% equity interest.

19.	Investment by Intrawest Ventures, Inc. in Club Intrawest Management SRL de CV by virtue of which Intrawest Ventures, Inc. holds a 99.998% equity interest.

20.	Investment by Playground Destination Properties Inc. in Playground Mexico S. de R.L. de C.V. by virtue of which Playground Destination Properties Inc. holds a 99.9% interest.

21.	Investment by Intrawest Mexico Holdings, LLC in Playground Mexico S. de R.L. de C.V. by virtue of which Intrawest Mexico Holdings, LLC holds a .001% interest.

22.	Investment by Intrawest/Lodestar Development Company in Intrawest/Lodestar Limited Partnership by virtue of which Intrawest/Lodestar Development Company holds a 75% general partnership interest.

23.	Investment by Intrawest California Holdings, Inc. in Intrawest/Lodestar Limited Partnership by virtue of which Intrawest California Holdings, Inc. holds a 4.25% general partnership interest and a 20.75% limited partnership interest.

24.	Investment by Intrawest/Lodestar Development Company in Intrawest/Lodestar Golf Limited Partnership by virtue of which Intrawest/Lodestar Development Company holds a 35% general partnership interest.

25.	Investment by IW Mammoth Holdings, LLC in MMSA Investors, L.L.C. by virtue of which IW Mammoth Holdings, LLC holds a 15% equity interest.

26.	Investment by Intrawest Hospitality Management, Inc. in Mammoth Hospitality Management, LLC by virtue of which Intrawest Hospitality Management, Inc. holds a 50% equity interest.

27.	Investment by Intrawest ULC in Eagle Helicopters, Inc. by virtue of which Intrawest ULC holds a 9.9% interest.

28.	Investment by Intrawest ULC in Alpine Helicopters Inc. by virtue of which Intrawest ULC holds a 20% interest.

29.	Investment by Intrawest/Eagle’s Nest, Inc. in Blue River Land Company, LLC by virtue of which Intrawest/Eagle’s Nest, Inc. holds a 50% equity interest.

30.	Investment by Intrawest Sandestin Company, LLC in Pine Ridge Villas, LLC by virtue of which Intrawest Sandestin Company, LLC holds a 50% equity interest.

31.	Investment by Intrawest California Holdings, Inc. in MMSA Development, LLC by virtue of which Intrawest California Holdings, Inc. holds a 15% equity interest.

32.	Investment by Le Sommet Property Management Inc. in Blue Mountain Resorts Limited by virtue of which Le Sommet Property Management Inc. holds a 50% interest

33.	Investment by Intrawest Properties Ltd. (now Intrawest ULC) in Cedar Projects Ltd. by virtue of which Intrawest ULC holds a 4.5% interest.

34.	Contemplated investment by Intrawest U.S. Holdings Inc. for 5% equity stake in Inntopia.

Schedule 7.1(E)

NON-CROSS DEFAULTED LOANS

Property/Loan Facility (Description purposes)	Borrowing Entity	Ownership	Lender	Guarantee	Balance	Maturity	Guarantor
Chateau Tremblant (Tremblant)	Chateau M.T. Inc.	50%	Business Development Bank	None	18,393,823.68 CAD	04/30/2017	N/A
Chateau Tremblant (Tremblant)	Chateau M.T. Inc.	50%	ROI Capital	None	3,914,983.41 CAD	04/30/2017	N/A
WPRA Lease/Rental Payments; WPRA Debt Principal/ WPRA Debt Interest (and any indebtedness obligations under Schedule 6.3(O)2	Winter Park Recreational Association; Intrawest/Winter Park Operations Corporation	100% - Intrawest/Winter Park Operations Corporation 0% - Winter Park Recreational Association	Wells Fargo	Performance	22,607,074.30 USD	4/29/2016	Intrawest/Winter Park Operations Corporation; Intrawest Holdings S.a r.l.

EXHIBIT A TO
CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.	I, _____________________, am the ___________________ of Intrawest Operations Group, LLC. I am making the certifications below solely in my capacity as _________________ and not in any individual capacity.

2.	I have reviewed the terms of that certain Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Intrawest Operations Group, LLC, a Delaware limited liability company, as the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings, the Borrower and their respective Subsidiaries during the accounting period covered by the attached financial statements.

3.	The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, and the action which the Borrower has taken, is taking or proposes to take with respect to each such condition or event.

4.	Attached hereto as Annex A is a list of each Immaterial Subsidiary. Each Subsidiary listed on Annex A individually qualifies as an Immaterial Subsidiary and, in the aggregate, all such Immaterial Subsidiaries had consolidated assets with a book value of less than $15,000,000 on the last day of the fiscal quarter or fiscal year, as applicable, covered by the financial statements being delivered with this Compliance Certificate.

The foregoing certifications, together with (i) the computations set forth in Annex B hereto, (ii) the financial statements delivered with this Compliance Certificate in support hereof, (iii) a summary management consolidated EBITDA presentation by business segment consistent with the EBITDA presentation provided to Lenders during the primary syndication of the Facilities and (iv) if this Compliance Certificate is being delivered with the financial statements required to be delivered pursuant to Section 5.1(a) of the Credit Agreement, a listing of any material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered

EXHIBIT A-1

pursuant to Section 5.2(a)(iii) of the Credit Agreement or the Closing Date, as applicable, are made and delivered on [mm/dd/yy] pursuant to Section 5.2(a) of the Credit Agreement.

INTRAWEST OPERATIONS GROUP, LLC

By:
Name:
Title:

EXHIBIT A-2

ANNEX A TO
COMPLIANCE CERTIFICATE

IMMATERIAL SUBSIDIARIES

EXHIBIT A-3

ANNEX B TO
COMPLIANCE CERTIFICATE

1.	Consolidated EBITDA: (i) + (ii) – (iii) + (iv)			$[___,___,___]

	(i)	Consolidated Net Income		$[___,___,___]

	(ii)	(a)	provision for taxes based on income, profits or capital gains, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations)	$[___,___,___]

		(b)	interest expense, amortization or write off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, plus all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Capital Stock	$[___,___,___]

		(c)	depreciation and amortization expense	$[___,___,___]

		(d)	[reserved]	$[___,___,___]

		(e)	any extraordinary, unusual or non recurring losses or non cash expenses (including, for the avoidance of doubt, losses on sales of assets or investments outside of the ordinary course of business), and non-cash impairments of goodwill, intangibles, fixed assets, land and land held for development	$[___,___,___]

		(f)	expenses associated with legacy real estate activities, including litigation expenses, in an aggregate amount not to exceed $10,000,000 for any Test Period, plus losses on sales of real property for such period and settlements and judgments relating to such development business for such period	$[___,___,___]

		(g)	any other non-cash charges (including, for the avoidance of doubt, equity incentive plans to the extent not paid in cash and unrealized foreign exchange losses attributable to currency translation)	$[___,___,___]

		(h)	any charges or expenses associated with administering or selling Property no longer used or useful in the business subject to a Disposition in an aggregate amount not to exceed $1,500,000 for any Test Period	$[___,___,___]

		(i)	any fees, expenses or charges incurred with respect to the Transaction or any Indebtedness permitted to be incurred hereunder	$[___,___,___]

		(j)	the amount of any restructuring charges, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project, division or new line of business or other business optimization expenses, including, without limitation, costs associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs and costs related to the closure and/or consolidation of facilities and operations including, without limitation, any severance costs and related expenses incurred or accrued with respect to workforce reduction efforts and other terminations of employment, in each case, to the extent management believes such charges, expenses or costs are not representative of the underlying performance of the ongoing operations; provided that (A) the aggregate amount of all Restructuring/Cost Savings Adjustments added back pursuant to this clause (j), when added to the aggregate amount of all Restructuring/Cost Savings Adjustments added back pursuant to clause (b) of the definition of “Pro Forma Basis” for any Test Period, shall not exceed 15% of Consolidated EBITDA of the Intrawest Group Members for such Test Period (calculated prior to giving effect to any Restructuring/ Cost Savings Adjustments in such Test Period) and (B) with respect to any Test Period, no adjustments shall be added pursuant to this clause (j) to the extent duplicative of any other Restructuring/Cost Savings Adjustments	$[___,___,___]

EXHIBIT A-4

	(k)	any payments under the WPRA Lease that are considered operating expenses under GAAP in an aggregate amount not to exceed $4,000,000 for any Test Period	$[___,___,___]

	(l)	any fees, expenses or charges related to any equity offering (including any equity offering by IRH), Investment, Acquisition (including Permitted Acquisitions) or Disposition, in each case whether or not successful or consummated	$[___,___,___]

	(m)	any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement (in each case, including with respect to IRH)	$[___,___,___]

	(n)	any net loss from disposed, abandoned or discontinued operations	$[___,___,___]

	(o)	the amount of any directors’ fees or reimbursements (including fees and reimbursements of directors of IRH)	$[___,___,___]

		Sum of (a) through (o)	$[___,___,___]

(iii)	(a)	interest income on a consolidated basis, except income arising from (1) receivables attributable to the sale to the public of membership, resort points and other interests in Club Intrawest and (2) the direct or indirect sale of such receivables in connection with the financing thereof	$[___,___,___]

	(b)	any extraordinary, unusual or non recurring income or gains (including, for the avoidance of doubt, any cash or non-cash income or gains from the sales of assets or investments outside of the ordinary course of business)	$[___,___,___]

	(c)	real estate development business income or gains (including, without limitation, gains from litigation settlements relating to such development business) and income or gains on sales of real property for such period (excluding, in each case, revenue from the real estate brokerage business of the Intrawest Group Members)	$[___,___,___]

	(d)	any other non-cash income or gains (including, for the avoidance of doubt, unrealized foreign exchange gains attributable to currency translation)	$[___,___,___]

EXHIBIT A-5

		(e)	any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis	$[___,___,___]

		(f)	any net income from disposed, abandoned or discontinued operations, all as determined on a consolidated basis	$[___,___,___]

			Sum of (a) through (f)	$[___,___,___]

	(iv)	(a)	Pro rata share of Consolidated EBITDA of Blue Mountain	$[___,___,___]

		(b)	Pro rata share of Consolidated EBITDA of Chateau M.T. Inc.	$[___,___,___]

		(c)	Pro rata share of Consolidated EBITDA of MHM	$[___,___,___]

		(d)	Pro rata share of Consolidated EBITDA of any other Person designated by management that is accounted for by the equity method of accounting	$[___,___,___]

		(e)	Pro rata share of Consolidated EBITDA of Alpine	$[___,___,___]

			Sum of (a) through (e)	$[___,___,___]

2.	Consolidated Net Income: (i) – (ii)			$[___,___,___]

	(i)	the consolidated net income (or loss) of the Intrawest Group Member(s) for such period, determined on a consolidated basis in accordance with GAAP		$[___,___,___]

	(ii)	(a)	the income (or deficit) of any Person that was not a Subsidiary of an Intrawest Group Member that accrued prior to the date it becomes a Subsidiary of an Intrawest Group Member or is merged into or consolidated with any Intrawest Group Member	$[___,___,___]

		(b)	the income (or deficit) of any Person (other than a Subsidiary of an Intrawest Group Member) in which any Intrawest Group Member has an ownership interest, except to the extent that any such income is actually received by an Intrawest Group Member in the form of dividends or similar distributions	$[___,___,___]

		(c)	the undistributed earnings of any non-Wholly-Owned Subsidiary of any Intrawest Group Member (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such non-Wholly-Owned Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such non-Wholly-Owned Subsidiary	$[___,___,___]

			Sum of (a) through (c)	$[___,___,___]

EXHIBIT A-6

3.	Total Secured Debt Leverage Ratio: (i) / (ii)		[____]:1.00

	(i)	(a) Total Secured Debt as of such date minus (b) the aggregate amount of Unrestricted Cash in excess of $40,000,000 included on the consolidated balance sheet of Holdings and its Subsidiaries as of such date	$[___,___,___]

	(ii)	Consolidated EBITDA of the Intrawest Group Members	$[___,___,___]

EXHIBIT A-7

EXHIBIT B TO
CREDIT AGREEMENT

CLOSING CERTIFICATE

December [   ], 2013

This Closing Certificate is delivered pursuant to Section 4.1(g) of the Credit Agreement, dated as of December [   ], 2013, as amended, restated, supplemented or modified from time to time (the “Credit Agreement”), among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Intrawest Operations Group, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank. Terms defined in the Credit Agreement are used herein as therein defined.

The undersigned [_______________] of [_______________], which is a direct or indirect parent of each other Person listed on Schedule A attached hereto (collectively, the “Subsidiaries”; the Subsidiaries, together with [_______________], the “Certificate Parties”), hereby certifies, as [_______________] of [_______________], on behalf of each Certificate Party, to the Administrative Agent and the Lenders as follows:

1.                   Each person listed on Schedule B is a duly elected and qualified officer of each Certificate Party, or its general partner or sole member, listed opposite such person’s name on Schedule A holding the office listed opposite such person’s name, and the signature appearing opposite such officer’s name on Schedule B is the true and genuine signature of such officer, and such officer is duly authorized to execute and deliver on behalf of such Certificate Party listed opposite such officer’s name each of the Loan Documents to which such Certificate Party is a party and any certificate or other document to be delivered by such Certificate Party pursuant to the Loan Documents to which it is a party.

The undersigned [_______________] of [_______________] hereby certifies, as [_______________] of [_______________], on behalf of [_______________], to the Administrative Agent and the Lenders as follows:

1.                   The representations and warranties set forth in each of the Loan Documents are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

2.                   No event has occurred and is continuing or will result from the consummation of the Credit Extension that would constitute an Event of Default or a Default as of the date hereof.

EXHIBIT B-1

3.                   The conditions precedent set forth in Section 4.1 of the Credit Agreement are satisfied as of the date hereof.

The undersigned [_______________] of [_______________] certifies, on behalf of each Certificate Party, as follows:

1.                   There are no liquidation or dissolution proceedings pending or to my knowledge threatened against any Certificate Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of any Certificate Party.

2.                   Each Certificate Party is the type of entity set forth opposite its name on Schedule A, duly formed or incorporated, as the case may be, is validly existing and is in good standing under the laws of the jurisdiction of its organization which is set forth opposite its name on Schedule A.

3.                   Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the applicable sole member, board of directors, board of managers, managing partner or equivalent governing body of each Certificate Party, such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption and including the date hereof and are now in full force and effect and are the only proceedings of such Certificate Party now in force relating to or affecting the matters referred to therein.

4.                   Attached hereto as Annex 2 is a true and complete copy of the By Laws or Operating Agreement of each Certificate Party as in effect on the date hereof.

5.                   Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation, Articles of Incorporation, Articles of Association or Certificate of Formation of each Certificate Party as in effect on the date hereof.

6.                   Each person listed on Schedule B is a duly elected and qualified officer of each Certificate Party, or its general partner or sole member, listed opposite such person’s name on Schedule A holding the office listed opposite such person’s name, and the signature appearing opposite such officer’s name on Schedule B is the true and genuine signature of such officer, and such officer is duly authorized to execute and deliver on behalf of such Certificate Party listed opposite such officer’s name each of the Loan Documents to which such Certificate Party is a party and any certificate or other document to be delivered by such Certificate Party pursuant to the Loan Documents to which it is a party.

EXHIBIT B-2

IN WITNESS WHEREOF, the undersigned have executed this Closing Certificate as of the date first mentioned above.

[_______________],
a [_______________]

By:
Name:
Title:

[_______________],
a [_______________]

By:
Name:
Title:

EXHIBIT B-3

SCHEDULE A

CERTIFICATE PARTY	TYPE OF ENTITY	JURISDICTION OF ORGANIZATION	NAME OF OFFICER	OFFICE

EXHIBIT B-4

SCHEDULE B

Name	Signature

EXHIBIT B-5

ANNEX 1

[Resolutions of each Certificate Party]

EXHIBIT B-6

ANNEX 2

[By Laws/Operating Agreement of each Certificate Party]

EXHIBIT B-7

ANNEX 3

[Certificate of Incorporation/Formation of each Certificate Party]

EXHIBIT B-8

EXHIBIT C-1 TO
CREDIT AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________[1] [and is a Related Fund/an Affiliated Loan Fund]

Market Entity Identifier (if any): ______________________
3.	Borrower:	Intrawest Operations Group, LLC, a Delaware limited liability company

4.	Administrative Agent:	GOLDMAN SACHS LENDING PARTNERS LLC

5.	Credit Agreement:	The Credit Agreement, dated as of December 9, 2013, by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank

6.	Assigned Interest[s]:

1 Assignee shall not be a Disqualified Assignee unless such assignment has been approved by the Borrower.

EXHIBIT C-1-1

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
____________[3]	$______________	$______________	____________%
____________	$______________	$______________	____________%
____________	$______________	$______________	____________%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

2     Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3     Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “LC Facility Commitment”, “Term Loans”, etc.)

EXHIBIT C-1-2

By:
Title:

Consented to and Accepted:

GOLDMAN SACHS LENDING PARTNERS LLC, as
Administrative Agent

By:
Title:

[Consented to:]4

[INTRAWEST OPERATIONS GROUP, LLC], as

Borrower

By:
Title:

[Consented to:]5

[GOLDMAN SACHS BANK USA], as

Issuing Bank

By:
Title:

4     To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

5     To be added only if the consent of Issuing Bank is required by the terms of the Credit Agreement.

EXHIBIT C-1-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1	From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

EXHIBIT C-1-4

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

EXHIBIT C-1-5

EXHIBIT C-2 TO
CREDIT AGREEMENT

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Affiliated Lender Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________[1] and is a [Related Fund/an Affiliated Lender/an Affiliated Loan Fund] Market Entity Identifier (if any): ______________________
3.	Borrower:	Intrawest Operations Group, LLC, a Delaware limited liability company

4.	Administrative Agent:	GOLDMAN SACHS LENDING PARTNERS LLC

5.	Credit Agreement:	The Credit Agreement, dated as of December 9, 2013, by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank

1 Assignee shall not be a Disqualified Assignee unless such assignment has been approved by the Borrower.

EXHIBIT C-2-1

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
___________[3]	$______________	$______________	____________%
___________	$______________	$______________	____________%
___________	$______________	$______________	____________%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

2     Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3     Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “LC Facility Commitment”, “Term Loans”, etc.)

EXHIBIT C-2-2

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

GOLDMAN SACHS LENDING PARTNERS LLC, as
Administrative Agent

By:
Title:

[Consented to:]4

[INTRAWEST OPERATIONS GROUP, LLC], as

Borrower

By:
Title:

[Consented to:]5

[GOLDMAN SACHS BANK USA], as

Issuing Bank

By:
Title:

4     To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

5     To be added only if the consent of Issuing Bank is required by the terms of the Credit Agreement.

EXHIBIT C-2-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR AFFILIATED LENDER ASSIGNMENT
AND ASSUMPTION AGREEMENT

4.	Representations and Warranties.

4.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

4.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

5.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

5.1	From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

EXHIBIT C-2-4

6.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

7.	Acknowledgment. Each of the parties hereto acknowledge and agree that in connection with this Assignment, (A) the Assignee may have, and later may come into possession of, Excluded Information, (B) the Assignor has, independently and without reliance on Assignee, any of its Subsidiaries, the Administrative Agent or any of its affiliates, made its own analysis and determination to participate in this Assignment notwithstanding Assignor’s lack of knowledge of the Excluded Information, (C) none of the Assignee, any other Affiliated Lenders or any of their Subsidiaries, the Administrative Agent or any of its affiliates shall have any liability to Assignor, and Assignor hereby waives and releases, to the extent permitted by law, any claims Assignor may have against Assignee, any other Affiliated Lender, any of their Subsidiaries, the Administrative Agent and any of its affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (D) the Excluded Information may not be available to the Administrative Agent or the other Lenders. “Excluded Information” means information regarding the Term Loans or the applicable Loan Parties that is not known to a Lender participating in an assignment to an Affiliated Lender pursuant to Section 9.6(d) of the Credit Agreement that may be material to a decision by such Lender to participate in such assignment to such Affiliated Lender or such assignment by an Affiliated Lender, as applicable.

[Remainder of page intentionally left blank]

EXHIBIT C-2-5

EXHIBIT D-1 TO
CREDIT AGREEMENT

TERM LOAN NOTE

$[1][___,___,___]

[2][mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, Intrawest Operations Group, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [____________] DOLLARS ($[___,___,___]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

Borrower shall make scheduled principal payments on this Note as set forth in Section 2.13 of the Credit Agreement.

This Note is one of the “Term Loan Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all

1     Lender’s Term Loan amount

2     Closing Date (or, if written notice of Lender’s request for Note is delivered after the Closing Date, a date that is promptly after the Borrower’s receipt of such notice)

EXHIBIT D-2-1

principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower hereby promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT D-2-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

INTRAWEST OPERATIONS GROUP, LLC

By:
Name:
Title:
EXHIBIT D-2-3

EXHIBIT D-2 TO
CREDIT AGREEMENT

REVOLVING LOAN NOTE

$[3][___,___,___]

[4][mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, Intrawest Operations Group, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the lesser of (a) [___________] DOLLARS ($[___,___,___]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

This Note is one of the “Revolving Loan Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

3     Lender’s Revolving Commitment

4     Closing Date (or, if written notice of Lender’s request for Note is delivered after the Closing Date, a date that is promptly after the Borrower’s receipt of such notice)

EXHIBIT D-2-4

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower hereby promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT D-2-5

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

INTRAWEST OPERATIONS GROUP, LLC

By:
Name:
Title:
EXHIBIT D-2-6

TRANSACTIONS ON
REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D-2-7

EXHIBIT D-3 TO
CREDIT AGREEMENT

SWING LINE NOTE

$[1][___,___,___]

[2][mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, Intrawest Operations Group, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay GOLDMAN SACHS LENDING PARTNERS LLC, as Swing Line Lender (“Payee”), the lesser of (a) [__________] DOLLARS ($[___,___,___]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Swing Line Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

This Note is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

1     Swing Line Sublimit

2     Closing Date (or, if written notice of Lender’s request for Note is delivered after the Closing Date, a date that is promptly after the Borrower’s receipt of such notice)

EXHIBIT D-3-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower hereby promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT D-3-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

INTRAWEST OPERATIONS GROUP, LLC

By:
Name:
Title:
EXHIBIT D-3-3

TRANSACTIONS ON
SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D-3-4

EXHIBIT E-1 TO
CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.	Reference is made to that certain Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Intrawest Operations Group, LLC, a Delaware limited liability company, as the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

2.	Pursuant to the provisions of Section 2.21(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

3.	The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT E-1-1

[LENDER]

By:
Name:
Title:

Address:

Dated: __________________, 20__

EXHIBIT E-1-2

EXHIBIT E-2 TO
CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.	Reference is made to that certain Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Intrawest Operations Group, LLC, a Delaware limited liability company, as the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

2.	Pursuant to the provisions of Section 2.21(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business.

3.	The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exception. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
EXHIBIT E-2-1

[LENDER]

By:
Name:
Title:

Address:

Dated: __________________, 20__

EXHIBIT E-2-2

EXHIBIT E-3 TO
CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.	Reference is made to that certain Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Intrawest Operations Group, LLC, a Delaware limited liability company, as the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

2.	Pursuant to the provisions of Section 2.21(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

3.	The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT E-3-1

[PARTICIPANT]

By:
Name:
Title:

Address:

Dated:	, 20__
EXHIBIT E-3-2

EXHIBIT E-4 TO
CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.	Reference is made to that certain Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Intrawest Operations Group, LLC, a Delaware limited liability company, as the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

2.	Pursuant to the provisions of Section 2.21(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business.

3.	The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exception. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT E-4-1

[PARTICIPANT]

By:
Name:
Title:

Address:

Dated:	, 20__
EXHIBIT E-4-2

EXHIBIT F TO
CREDIT AGREEMENT

SOLVENCY CERTIFICATE

December [   ], 2013

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.	I, _____________________, am the ___________________ of Intrawest Operations Group Holdings, LLC, a Delaware limited liability company (“Holdings”). I am making the certifications below solely in my capacity as _________________ and not in any individual capacity.

2.	Reference is made to that certain Credit Agreement, dated as of December [ ], 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Holdings, Intrawest Operations Group, LLC, a Delaware limited liability company, as the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

3.	I have reviewed the terms of Section 3.20 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.	Based upon my review and examination described in paragraph 3 above, I certify, on behalf of Holdings, that as of the date hereof, after giving effect to the Transactions, the Intrawest Group Members, on a consolidated basis, are Solvent.

The foregoing certifications are made and delivered as of December [   ], 2013.

EXHIBIT F-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first mentioned above.

INTRAWEST OPERATIONS GROUP HOLDINGS, LLC

By:
Name:
Title:
EXHIBIT F-2

EXHIBIT G-1 TO
CREDIT AGREEMENT

FUNDING NOTICE

Reference is made to the Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Intrawest Operations Group, LLC, a Delaware limited liability company, as the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

Pursuant to Section 2.1(b), 2.2(b) or 2.3(b), as applicable, of the Credit Agreement, the Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

Term Loans

☐	Base Rate Loans:	$[___,___,___]

☐	Eurodollar Rate Loans, with an initial Interest Period of ________ month(s):	$[___,___,___]

Revolving Loans

☐	Base Rate Loans:	$[___,___,___]

☐	Eurodollar Rate Loans, with an initial Interest Period of ________ month(s):	$[___,___,___]

Swing Line Loans:		$[___,___,___]

Borrower hereby certifies that:

(i) after making any Revolving Loans requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii) as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

EXHIBIT G-1-1

(iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

The account of Borrower to which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to such Borrower is as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:
EXHIBIT G-1-2

Date: [mm/dd/yy]	INTRAWEST OPERATIONS GROUP, LLC, as
Borrower

By:
Name:
Title:
EXHIBIT G-1-3

EXHIBIT G-2 TO
CREDIT AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Intrawest Operations Group, LLC, a Delaware limited liability company, as the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

Pursuant to Section 2.10 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1. Term Loans:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [____] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [____] month(s)

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

2. Revolving Loans:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [____] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of ____ month(s)

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans
EXHIBIT G-2-1

Date: [mm/dd/yy]	INTRAWEST OPERATIONS GROUP, LLC, as
Borrower

By:
Name:
Title:
EXHIBIT G-2-2

EXHIBIT G-3 TO
CREDIT AGREEMENT

ISSUANCE NOTICE

Reference is made to the Credit Agreement, dated as of December 9, 2013 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Intrawest Operations Group Holdings, LLC, a Delaware limited liability company, as Holdings, Intrawest Operations Group, LLC, a Delaware limited liability company, as the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and as Swing Line Lender, and GOLDMAN SACHS BANK USA, as Issuing Bank.

Pursuant to Section [2.4] [2.5] of the Credit Agreement, Borrower, desires a [Revolving Facility] [LC Facility], Letter of Credit to be issued for the account of the Borrower in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”) in an aggregate stated amount of [Cdn.] $[___,___,___].1

For such Letter of Credit:

(a) The name and address of the beneficiary is as follows:

(b) The initial expiration date shall be _______________, ____; provided that such Letter of Credit shall not be extended beyond _______________, ____, which will be considered the final expiration date; any reference to a final expiration date does not imply that Goldman Sachs Bank USA is obligated to extend such Letter of Credit beyond the initial expiration date or any intended date thereof.

(c) Attached hereto is either (i) the verbatim text of such proposed Letter of Credit, provided that such proposed text shall be subject to the approval of the Issuing Bank, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a proposed exhibit to such Letter of Credit, which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

(d) Attached hereto is the Issuing Bank’s standard letter of credit application.

1 The stated amount of each Revolving Facility Letter of Credit or LC Facility Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to Issuing Bank.

EXHIBIT G-3-1

Borrower hereby certifies that:

(i) [after issuing such Revolving Facility Letter of Credit requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;]2

    [after issuing such LC Facility Letter of Credit requested on the Credit Date, the Letter of Credit Usage shall not exceed the LC Facility Commitments then in effect;]3

(ii) as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iii) as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

2 To be inserted in connection with an Issuance Notice for a Revolving Facility Letter of Credit.

3 To be inserted in connection with an Issuance Notice for an LC Facility Letter of Credit.

EXHIBIT G-3-2

Date: [mm/dd/yy]	INTRAWEST OPERATIONS GROUP, LLC, as
Borrower

By:
Name:
Title:
EXHIBIT G-3-3